UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant  [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]	Preliminary Proxy Statement
[_]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]	Definitive Proxy Statement
[_]	Definitive Additional Materials
[_]	Soliciting Material Pursuant to § 240.14a-12

Concorde Career Colleges, Inc.
(Name of Registrant as Specified In Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

[_]	No fee required.
[x]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
Common Stock of Registrant

	(2)	Aggregate number of securities to which transaction applies:
5,516,259 shares of Common Stock and 481,768 in-the-money options to purchase shares of Common Stock

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Proposed cash payment of $19.80 per share of Common Stock

	(4)	Proposed maximum aggregate value of transaction:
$114,516,842.80

	(5)	Total fee paid:
$22,903.37

[_]	Fee paid previously with preliminary materials.

[x]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:	$21,840.71

(2) Form, Schedule or Registration Statement No.:	Form PRE 14A

(3) Filing Party:	Concorde Career Colleges, Inc.

(4) Date Filed:	July 5, 2006

CONCORDE CAREER COLLEGES, INC.

5800 Foxridge Drive, Suite 500
Mission, Kansas 66212
_____________________

Dear Fellow Stockholder:

     We invite you to attend a special meeting of the stockholders of Concorde Career Colleges, Inc., a Delaware corporation (the “Company” or “Concorde”) , which will be held at 10:00 a.m., Central Time, August 24, 2006, at the principal office of Concorde located at 5800 Foxridge Drive, Suite 500, Mission, Kansas 66202.

     At the special meeting, stockholders will be asked to approve and adopt the Agreement and Plan of Merger dated as of June 21, 2006 (the “merger agreement”), by and among the Company, Liberty Partners Holdings 28, LLC (“Liberty”), and Teach Acquisition Corporation, a wholly-owned subsidiary of Liberty. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. Liberty is a Delaware limited liability company organized as a holding company sponsored by Liberty Partners, L.P., a New York-based private equity investment firm. Under the merger agreement, you will receive $19.80 cash, without interest, for each share of the Company’s common stock that you own. Additionally, certain employees and directors of the Company who hold options to purchase Company common stock will receive an amount per share equal to the excess, if any, of $19.80 over the exercise price of the options.

     It is important that your shares be represented at the special meeting. AN ABSTENTION OR A FAILURE TO VOTE HAS THE SAME EFFECT AS A VOTE AGAINST THE MERGER. Accordingly, whether or not you plan to attend the special meeting, please vote by telephone, by the Internet or by marking, signing, dating, and returning the enclosed proxy promptly in the postage-paid envelope that has been provided for your convenience. If you wish to vote in accordance with the recommendation of your board of directors, it is not necessary to specify your choice; you may merely sign, date and return the enclosed proxy. YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF CONCORDE AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     The proxy statement attached to this letter provides you with information about the merger agreement and the special meeting of the Company’s stockholders. We encourage you to carefully read the entire proxy statement. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.

Sincerely yours,

/s/ JACK L. BROZMAN
JACK L. BROZMAN
Chairman, President and Chief Executive Officer

THIS PROXY STATEMENT IS DATED JULY 21, 2006
AND IS FIRST BEING MAILED TO CONCORDE STOCKHOLDERS ON OR ABOUT JULY 24, 2006.

CONCORDE CAREER COLLEGES, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held August 24, 2006

Dear Stockholder:

     Notice is hereby given that a special meeting of stockholders of Concorde Career Colleges, Inc., a Delaware corporation (the “Company” or “Concorde”), will be held on August 24, 2006 at 10:00 a.m., Central Time, at the Company’s executive offices located at 5800 Foxridge Drive, Suite 500, Mission, Kansas 66202, for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 21, 2006 (the “merger agreement”), by and among the Company, Liberty Partners Holdings 28, LLC, a Delaware limited liability company (“Liberty”), and Teach Acquisition Corporation, a Delaware corporation (“Merger Sub”), a wholly-owned subsidiary of Liberty, as it may be amended from time to time. Under the merger agreement, each outstanding share of common stock, par value $.10 per share, of the Company (other than shares held in treasury of the Company or owned by Liberty or any subsidiary of Liberty or the Company) will be converted into the right to receive $19.80 in cash, without interest. Additionally, certain employees and directors of the Company who hold options to purchase Company common stock will receive an amount per share equal to the excess, if any, of $19.80 over the exercise price of the options.

2.	To act upon the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve and adopt the merger agreement.

3.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

     A copy of the merger agreement is set forth as Annex A to the accompanying proxy statement.

     Only stockholders of record at the close of business on July 21, 2006 are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. A list of those stockholders will be available at the special meeting and will also be available for inspection by stockholders of record during normal business hours at our corporate headquarters for 10 days prior to the special meeting. Approval and adoption of the merger agreement requires the affirmative vote of a majority of the Company’s common stock outstanding as of the record date.

     Whether or not you plan to attend, please take the time to vote by telephone, the Internet or completing and mailing the enclosed proxy card to us. Submitting your proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

By order of the board of directors,

/s/ LISA M. HENAK
LISA M. HENAK
Secretary

Mission, Kansas
July 21, 2006

Employee Benefits		34
2003 Restated Employee Stock Purchase Plan		34
Agreement to Take Further Action to Obtain Regulatory and Other Consents and to Use
Commercially Reasonable Efforts to Complete the Merger		34
Financing Commitments		35
Conditions to the Merger		35
Indemnification and Insurance		37
Termination		37
Payment of Fees and Expenses		39
Payable by the Company		39
Payable by Merger Sub		39
Amendment and Waiver		39
MARKET PRICE OF THE COMPANY'S COMMON STOCK		40
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT		40
FUTURE STOCKHOLDER PROPOSALS		41
OTHER MATTERS		42
WHERE YOU CAN FIND ADDITIONAL INFORMATION		42
LIST OF ANNEXES:
Annex A	Agreement and Plan of Merger
Annex B	Opinion of Stifel, Nicolaus & Company, Incorporated
Annex C	Section 262 of Delaware General Corporation Law, Appraisal Rights

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

     The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement, and the documents referred to in this proxy statement. In this proxy statement, the terms “Company,” “Concorde,” “we,” “our,” “ours,” and “us” refer to Concorde Career Colleges, Inc., the term “Liberty” refers to Liberty Partners Holdings 28, LLC, and the term “Merger Sub” refers to Teach Acquisition Corporation, a wholly-owned subsidiary of Liberty.

Q1:	Why am I receiving this proxy statement?

A1:	You are receiving these materials in connection with the Company’s solicitation of proxies for its special meeting of stockholders to be held on August 24, 2006. At the special meeting, you will be asked to vote to approve and adopt the merger agreement.

Q2:	What is the proposed transaction?

A2:	The proposed transaction is the acquisition of the Company by an entity currently owned by Liberty. Once the merger agreement has been approved and adopted by the Company’s stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into Concorde (the “merger”). Concorde will be the surviving corporation in the merger (the “surviving corporation”), but the shares of its common stock will not be publicly traded after the merger.

Q3:	What will I receive in the merger?

A3:	Upon completion of the merger, you will receive $19.80 in cash, without interest and less any required withholding taxes, for each share of Concorde common stock that you own. For example if you own 100 shares of Concorde common stock, you will receive $1,980.00 in cash in exchange for your Concorde shares, less any required withholding taxes. You will not own any shares in the surviving corporation.

In addition, if you hold options to purchase Company common stock, you will be entitled to receive, in exchange for the cancellation of your stock options, an amount per share equal to the excess, if any, of $19.80 over the exercise price of the options. To receive payment for canceled options, you must agree in writing to fully release the Company from any and all claims against it with respect to your options.

Q4:	How will I obtain payment for my shares if my common stock certificate is lost, stolen or destroyed?

A4:	In the event any common stock certificate is lost, stolen or destroyed, the paying agent, UMB Bank, n.a., will make payment to the person claiming the lost, stolen or destroyed stock certificate only upon (i) the making by such person of an affidavit that such common stock certificate was lost, stolen or destroyed, and (ii) the posting by such person of a bond in such amount as the surviving corporation may require as indemnity against any claim that may be made against it with respect to the lost, stolen or destroyed stock certificate.

Q5:	When do you expect to complete the merger?

A5:	We are working toward completing the merger as quickly as possible after the special meeting and, therefore, hope to complete the merger during the third quarter of 2006. However, in addition to obtaining Concorde stockholder approval, we must also obtain regulatory approvals and satisfy other conditions before we can complete the merger. Therefore, we cannot predict exactly when we will complete the merger.

i

Q6:	Will I have appraisal rights in connection with the merger?

A6:	Yes. Concorde stockholders are entitled to dissenters’ appraisal rights under Delaware law if they comply with the requirements specified in Section 262 of the Delaware General Corporation Law, or DGCL. We have attached a copy of Section 262 of the DGCL to this proxy statement as Annex C. Generally, you will be required to take the following steps to enforce your dissenters’ appraisal rights:

  You must make a written demand for appraisal of your shares to the Company before the vote on the merger agreement is taken at the special meeting. A proxy or vote against the approval and adoption of the merger agreement shall not constitute such demand.
  You must not vote your shares of Concorde common stock for the approval and adoption of the merger agreement proposal.
  You must continuously hold your shares of Concorde common stock from the date you make the demand for appraisal through the effective time of the merger.
  If you and Concorde cannot agree on the fair cash value of your dissenting shares, then within 120 days after the effective time of the merger, but not after, either the surviving corporation in the merger or any stockholder who has complied with the required conditions of Section 262 of the DGCL and who is otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery demanding that the court determine the value of the shares of Concorde common stock held by all of the stockholders who are entitled to appraisal rights.
For a more detailed summary, see “The Merger—Dissenters’ Rights,” beginning on page 25.

Q7:	What vote of our stockholders is required to adopt the merger agreement?

A7:	For us to complete the merger, stockholders holding at least a majority of the Company’s common stock outstanding as of the record date must vote “FOR” the approval and adoption of the merger agreement. Liberty has entered into voting agreements with Jack L. Brozman, the Chairman, President, Chief Executive Officer and Treasurer of the Company, David L. Warnock, a director of the Company, and entities affiliated with Mr. Warnock, pursuant to which they have agreed to vote shares of the Company’s common stock beneficially owned by them, which represent approximately 35.6% of the outstanding shares entitled to vote at the special meeting “FOR” the approval and adoption of the merger agreement.

Q8:	How does the Company’s board of directors recommend that I vote?

A8:	Our board of directors unanimously recommends that stockholders vote “FOR” the approval and adoption of the merger agreement.

Q9:	What should I do now?

A9:	We urge you to carefully read this proxy statement, including its annexes, and to consider how the merger affects you. You can ensure that your shares are voted at the special meeting by submitting your proxy via:

(1) telephone, using the toll–free number listed on each proxy card (if you are a registered stockholder, that is if you hold your stock in your name) or vote instruction card (if your shares are held in “street name,” that is if your shares are held in the name of a broker, bank or other nominee, and your bank, broker or nominee makes telephone voting available);

(2) the Internet, at the address provided on each proxy card (if you are a registered stockholder) or vote instruction card (if your shares are held in “street name” and your bank, broker or nominee makes Internet voting available); or

(3) mail, by completing, signing, dating and mailing each proxy card (if you are a registered stockholder, that is if you hold your stock in your name) or vote instruction card (if your shares are held in “street name,” that is if your shares are held in the name of a broker, bank or other nominee) and returning it in the envelope provided.

The deadline for voting by telephone or the Internet is 11:59 p.m., Eastern Time, on August 23, 2006.

Q10:	If my Concorde shares are held in “street name” by my broker, will my broker vote my shares for me?

A10:	If you do not provide your broker with instructions on how to vote your shares, your shares will not be voted by your broker, which will have the same effect as voting against the proposed merger. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q11:	Can I change my vote?

A11:	If you are a stockholder of record, you can change your vote in one of the following ways at any time before your proxy is voted at the special meeting:
  by written notice to the corporate secretary of Concorde, stating that you would like to revoke your proxy;
  by submitting a new proxy by telephone, the Internet or by mail, dated after the date of the proxy that you would like to revoke; or
  by attending the special meeting and voting in person.
If your shares are held in the name of a broker, bank or other nominee and you have directed that person to vote your shares, you must instruct that person if you want to change your vote.

Q12:	Should I send in my Concorde stock certificates now?

A12:	You should not send in your Concorde stock certificates now. After we complete the merger, the paying agent, UMB Bank, n.a., will send you written instructions for exchanging your Concorde stock certificates for cash.

Q13:	What if I receive more than one proxy card?

A13:	This may mean that your Concorde shares are registered in different ways or are in more than one account. Please provide voting instructions for all proxy cards you receive to ensure that all of your Concorde shares are voted at the special meeting.

Q14:	What are the financial interests of Concorde’s directors, officers and employees in the merger?

A14:	The Company’s directors and executive officers also hold shares of the Company’s common stock and options to purchase shares of the Company’s common stock which will be converted in the same manner as other stockholders and option holders of the Company. For more information on the holdings of stock and options by directors and executive officers, see “The Special Meeting – Share Ownership of Directors and Executive Officers,” beginning on page 10. Jack L. Brozman, the Company’s Chairman, President, Chief Executive Officer and Treasurer, Paul R. Gardner, the Company’s Vice President and Chief Financial Officer, and Patrick J. Debold, the Company’s Vice President of Academic Affairs, have each entered into employment agreements with the Company which become effective upon the closing of the merger agreement. For more information, see “The Merger – Interests of the Company’s Directors and Executive Officers in the Merger,” beginning on page 22.

Q15:	What if I have additional questions?

A15:	If you have questions about the merger agreement, the special meeting or where to send your proxy, or if you would like additional copies of this proxy statement, you should contact the following:
Concorde Career Colleges, Inc.
5800 Foxridge Drive, Suite 500
Mission, Kansas 66202
Attention: Paul Gardner
Telephone Number: 913-831-9977

or, alternatively, you can contact the firm assisting us with the solicitation of proxies: Innisfree M&A Incorporated Telephone Number: 888-750-5834
Q16:	Will I owe taxes as a result of the merger?

A16:	The receipt of cash in exchange for shares of Concorde common stock or options to purchase Company common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of Concorde common stock or options to purchase Company common stock. See the Section entitled “The Merger – Certain Material United States Federal Income Tax Consequences” on pages 23 through 25 of this proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

SUMMARY

     This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, we encourage you to read carefully this entire proxy statement, the documents attached as annexes, and the documents referred to in this proxy statement. We have included page references parenthetically to direct you to more complete descriptions of the topics presented in this summary.

The Parties (Page 8)

     Concorde Career Colleges, Inc.
     5800 Foxridge Drive, Suite 500
     Mission, Kansas 66202
     (913) 831-9977

     The Company was formed in 1988 as a Delaware corporation, and owns and operates proprietary, postsecondary institutions that offer career vocational training programs in the allied health field. It serves the segment of population seeking to acquire a career-oriented education and currently owns and operates 12 schools in seven states. As of June 30, 2006, the Company’s student population was approximately 5,791.

     Liberty Partners Holdings 28, LLC
     c/o Liberty Partners, L.P.
     1370 Avenue of the Americas, 34th Floor
     New York, New York 10019
     (212) 541-7676

     Teach Acquisition Corporation
     c/o Liberty Partners, L.P.
     1370 Avenue of the Americas, 34th Floor
     New York, New York 10019
      (212) 541-7676

     Merger Sub is a Delaware corporation and was organized solely for the purpose of effecting the proposed transaction. Merger Sub has not conducted any activities to date other than activities incidental to its formation and in connection with the proposed transaction. Merger Sub is wholly-owned by Liberty, a Delaware limited liability company organized as a holding company and sponsored by Liberty Partners, L.P., a New York-based private equity investment firm. If the transaction is consummated, Merger Sub would cease to exist after it merges with the Company.

The Special Meeting (Page 9)

Place, Date and Time of the Special Meeting (Page 9)

     The special meeting will be held at the Company’s executive offices located at 5800 Foxridge Drive, Suite 500, Mission, Kansas 66202, on August 24, 2006 starting at 10:00 a.m., Central Time.

Purpose (Page 9)

     At the special meeting, the Company’s stockholders will be asked to approve and adopt the merger agreement.

Record Date and Quorum (Page 9)

     You are entitled to vote at the special meeting if you owned the Company’s shares as of the close of business on the record date of July 21, 2006. On the record date, there were 5,516,259 shares of the Company’s common stock outstanding and entitled to vote at the special meeting. The holders of a majority of the outstanding shares of the Company’s common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. For purposes of determining whether a quorum exists, broker non-votes and abstentions will be counted. Stockholders will have one vote at the special meeting for each share of the Company’s common stock they owned on the record date.

Required Vote; Abstentions and Broker Non-Votes (Page 10)

     The affirmative vote of a majority of the shares of the Company’s common stock outstanding as of the record date is required to approve and adopt the merger agreement. If you withhold a vote or abstain from voting on the proposal to approve and adopt the merger agreement or if you do not vote at all at the special meeting, it will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement. If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and they can give you directions on how to vote your shares. Your broker will not vote your shares without instruction from you. Broker non-votes will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement.

Share Ownership of Directors and Executive Officers (Page 10)

     As of the record date, the directors and current executive officers of the Company beneficially owned in the aggregate (excluding options) approximately 40.6% of the shares of the Company’s common stock entitled to vote at the special meeting.

Voting Agreements (Page 10)

     At Liberty’s request, Jack L. Brozman, the Chairman, President, Chief Executive Officer and Treasurer of the Company, David L. Warnock, a director of the Company, and entities affiliated with Mr. Warnock have entered into voting agreements with Liberty, pursuant to which they have agreed to vote the shares of the Company’s common stock owned by them, which represent approximately 35.6% of the outstanding shares entitled to vote at the special meeting, “FOR” the approval and adoption of the merger agreement.

Proxies; Revocation (Page 10)

     If you submit a proxy by telephone, by the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method. You may revoke your proxy at any time before the vote is taken at the special meeting by either advising our corporate secretary in writing, submitting a proxy by telephone, by the Internet or by mail dated after the date of the proxy you wish to revoke or attending the special meeting and voting your shares in person. You should send all written notices of revocation and other communications with respect to revocation of proxies to: Corporate Secretary, Concorde Career Colleges, Inc., 5800 Foxridge Drive, Suite 500, Mission, Kansas 66202. Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.

Solicitation of Proxies (Page 11)

     The Company will bear the cost of printing and mailing this proxy statement. The Company may supplement the initial solicitation of proxies by mail, telephone, fax, e-mail or personal solicitation by directors, officers or other regular employees of the Company. The Company will request brokers, banks and other fiduciaries holding Company common stock beneficially owned by others to send this proxy statement to, and obtain proxies from, the beneficial owners of the shares. The Company has retained Innisfree M&A Incorporated, a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the special meeting at a cost of approximately $8,500.

Adjournments and Postponements (Page 11)

     Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting. Whether or not a quorum exists, holders of a majority of the shares of the Company’s common stock present in person or represented by proxy at the special meeting may adjourn the special meeting.

When the Merger will be Completed (Page 11)

     We are working to complete the merger as soon as possible. We anticipate completing the merger during the third quarter of 2006 subject to approval and adoption of the merger agreement by the Company’s stockholders and the satisfaction or waiver of the other closing conditions.

Effects of the Merger (Page 11)

     If the merger agreement is approved and adopted by the Company’s stockholders and the other conditions to closing are satisfied or waived, Merger Sub will be merged with and into the Company, with the Company being the surviving corporation. Upon completion of the merger, the Company’s common stock will be converted into the right to receive $19.80 per share, without interest and less any required withholding taxes. In addition, options to purchase Company common stock will be converted into the right to receive an amount per share equal to the excess, if any, of $19.80 over the exercise price of the options. Following the completion of the merger, shares of our common stock will no longer be publicly traded and you will cease to have any ownership interest in the Company and will not participate in any future earnings and growth of the Company.

Board Recommendation (Page 13)

     The Company’s board of directors has unanimously determined that the merger is advisable and in the best interests of the Company’s stockholders and has approved and adopted the merger agreement. The Company’s board of directors therefore unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement.

Opinion of the Company’s Fairness Advisor (Page 16, Annex B)

     Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus”), as fairness advisor to the Company’s board of directors, has delivered its written opinion to the Company’s board of directors dated June 20, 2006 that, based upon and subject to the various qualifications and assumptions described therein, the consideration of $19.80 per share to be received by the Company’s stockholders in the merger is fair from a financial point of view to the Company’s stockholders. The full text of the Stifel Nicolaus opinion of is attached as Annex B to this proxy statement. We encourage you to read the Stifel Nicolaus opinion carefully in its entirety to understand the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Stifel Nicolaus. The opinion of Stifel Nicolaus is directed to the Company’s board of directors and does not constitute a recommendation to any Company stockholder as to how to vote in connection with the merger agreement.

Financing Commitments (Page 35)

     Liberty and Merger Sub have represented and warranted that they have received a letter from Harris N.A. confirming Harris N.A.’s commitment to lend up to $35 million to Merger Sub, subject to the terms and conditions of the commitment letter referenced in Article VII of the merger agreement. Liberty and Merger Sub have received a letter for an aggregate equity contribution by Liberty Capital Partners, Inc. of $76.5 million, subject to the terms and conditions of the commitment letter referenced in Article VII of the merger agreement. In the event committed amounts become unavailable for any reason, Liberty and Merger Sub will use their respective commercially reasonable efforts to arrange alternative financing on terms and conditions that are commercially reasonable.

Treatment of Company Stock Options (Page 27)

     The merger agreement provides, subject to the receipt of a written acknowledgment and termination from each holder of Company stock options fully releasing the Company from any and all claims with respect to their options, all of the Company’s existing stock incentive plans will automatically be cancelled. Accordingly, upon receipt of a written acknowledgment and termination from each holder of Company stock options, all outstanding Company stock options issued pursuant to such plans will be cashed out and canceled in connection with the completion of the merger. Each option holder will be entitled to receive, in exchange for the cancellation of such option holder’s stock options, an amount in cash, less applicable withholding taxes, without interest, equal to:

  the number of shares of our common stock subject to each option as of the effective time of the merger, multiplied by the excess, if any, of $19.80 over the exercise price per share of common stock subject to the option.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 22)

     When you consider the recommendation of the Company’s board of directors that you vote for the approval and adoption of the merger agreement, you should be aware that certain of our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the following:

  The merger agreement provides that Liberty will indemnify and hold harmless the Company’s officers and directors to the same extent as provided in our certificate of incorporation or bylaws and without limiting any additional rights such officer or director has under any contract or agreement with the Company.
  The merger agreement provides that Liberty shall, for a period of six (6) years after the effective time of the merger, maintain in effect the current policies of directors and officers liability insurance maintained by the Company and its subsidiaries.
  Certain executive officers of the Company have entered into employment agreements with the Company which become effective upon the closing of the merger.

Certain Material United States Federal Income Tax Consequences (Page 23)

     If you are a U.S. holder of our common stock, the merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of our common stock generally will cause you to recognize gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares. If you are a non-U.S. holder of our common stock, the merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. You should consult your own tax advisor for a full understanding of how the merger will affect your particular tax consequences.

Regulatory Approvals (Page 25)

     We and Liberty have made filings and taken other actions, and will continue to make filings and take actions, necessary to obtain approvals from all appropriate governmental and educational authorities in connection with the merger. Regulatory approvals required to complete the merger include approval by a number of the state authorizing agencies and accrediting agencies that currently approve or accredit our schools and their educational programs. We are taking actions to obtain such required regulatory approvals, or to obtain confirmation that approvals will not be required, from a number of these state authorizing agencies and accrediting agencies.

     The merger agreement requires that we submit pre-acquisition review applications with the U.S. Department of Education (“DOE”) prior to the completion of the merger. In addition, after closing the merger, we will need to obtain approval from the DOE for each of our schools to continue to participate in the U.S. federal student financial aid programs administered by the DOE. Pre-acquisition review applications have been submitted to the DOE for each of the schools.

Procedure for Receiving Merger Consideration (Page 27)

     As soon as practicable after the effective time of the merger, UMB Bank, n.a., as paying agent (the “paying agent”), will mail a letter of transmittal and instructions to you, our other stockholders and our option holders. The letters of transmittal and instructions will tell you how to surrender your stock certificates, book-entry shares or options in exchange for the merger consideration. You should not return your stock certificates or options with the enclosed proxy card, and you should not forward your stock certificates or options to the paying agent without a letter of transmittal.

No Solicitation of Transactions (Page 33)

     The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the Company. Notwithstanding these restrictions, under certain circumstances, our board of directors may respond to an unsolicited written bona fide proposal for an alternative acquisition or terminate the merger agreement and enter into an agreement with respect to a superior proposal after paying the termination fee specified in the merger agreement.

Conditions to Merger (Page 35)

     Before we can complete the merger, a number of conditions must be satisfied. These include, but are not limited to:

  our receipt of Company stockholder approval;
  the absence of governmental orders that have the effect of making the merger illegal or that otherwise prohibit the closing;
  performance by each of the parties of its obligations under the merger agreement in all material respects;
  the receipt of certain specified educational consents required to be obtained prior to the closing;
  the receipt by us of written responses from the DOE to the pre-acquisition review applications, which shall evidence, in the reasonable judgment of each of the parties, that such applications are materially complete and that there is no material impediment to continued participation, following the merger, in the federal student financial aid programs administered by the DOE;
  no more than two percent (2%) of the issued and outstanding Company Shares being held by persons exercising dissenters’ rights of appraisal under Delaware law; and
  the closing of debt and equity financing by Liberty and Merger Sub.

     It is also a condition to the merger that Liberty and Merger Sub receive assurances from the DOE that such agency’s post-closing approval of the transaction will not include certain non-customary conditions or limitations.

     Other than the conditions pertaining to the Company stockholder approval and the absence of governmental orders, either the Company, on the one hand, or Liberty or Merger Sub, on the other hand, may elect to waive conditions to their respective performance and complete the merger. None of the parties, however, has any intention as of the date of this proxy statement to waive any condition.

Termination of Merger Agreement (Page 37)

     The parties may mutually agree in writing to terminate the merger agreement at any time without completing the merger, even after our stockholders have approved and adopted the merger agreement. The merger agreement may also be terminated at any time prior to the effective time of the merger in certain other circumstances, including:

  by either Liberty or us, if:
  a governmental entity or education department issues a final injunction, order, decree or ruling or takes any other action which has become final and non-appealable and has the effect of making consummation of the merger illegal or otherwise prevents or prohibits consummation of the merger, provided that the terminating party shall have used commercially reasonable efforts to remove such order, decree, ruling or action;
  any law or regulation has been enacted, promulgated or issued and deemed applicable to the merger by any governmental authority which would make consummation of the merger illegal;
  the merger shall not have been consummated on or before December 18, 2006, provided that the right to terminate the merger agreement for this reason will not be available to any party (i) whose failure to fulfill any of its obligations under the merger agreement results in the failure of the merger to occur on or before such date, (ii) if the merger shall not have been consummated because prior to such date a federal governmental antitrust authority has entered or sought an order which would have the effect of making the merger illegal or otherwise prohibiting the consummation of the merger, or (iii) if certain pre-closing educational regulatory approvals required by the merger agreement are not received by such date;
  the merger shall not have been consummated prior to June 21, 2007; or
  our stockholders do not approve and adopt the merger agreement at the special meeting or any postponement or adjournment thereof, provided that the right to terminate the merger agreement for this reason will not be available to any party whose action, failure to act or breach of the merger agreement has been a principal cause of or resulted in the failure of the stockholders to approve and adopt the merger agreement.
  by Liberty if:
  there has been a misrepresentation or breach of warranty in any material respect or a failure to perform in any material respect a covenant on our part with respect to our representations, warranties and covenants of which we have been given written notice, which has not been cured within 30 days of such notice and which would give rise to the failure of any of the conditions to consummating the merger set forth in Article IX of the merger agreement;
  our board of directors:
  withdraws or modifies, in a manner adverse to Liberty or Merger Sub, its recommendation or approval of the merger agreement or the merger, or states publicly its intent to do so, or fails to reconfirm such recommendation within one business day of Liberty’s written request for such reconfirmation;
  approves or recommends a superior proposal to our stockholders;
  fails to recommend against the acceptance of any tender offer or exchange offer that constitutes an acquisition proposal within 10 business days from the commencement thereof (including by means of taking no position with respect to the acceptance thereof by the stockholders); or
  resolves to take any of the foregoing actions.

  by us if:
  there has been a misrepresentation or breach of warranty in any material respect or a failure to perform in any material respect a covenant on the part of Liberty with respect to its representations, warranties and covenants of which Liberty has been given written notice, which has not been cured within 30 days of such notice and which would give rise to the failure of any of the conditions to consummating the merger set forth in Article IX of the merger agreement; or
  prior to the approval and adoption of the merger agreement by our stockholders, our board of directors authorizes us to enter into a definitive acquisition, merger or similar agreement with respect to any superior proposal, provided, however, that the Company may not so terminate the merger agreement unless:
  three business days shall have elapsed after delivery to Liberty of a written notice of such authorization and, during such three business day period, we shall have reasonably cooperated with Liberty, including informing Liberty of the terms and conditions of such superior proposal and the identity of the Person or group making such superior proposal, with the intent of enabling Liberty to agree to a modification of the terms and conditions of the merger agreement so that the merger may be effected;
  at the end of such three business day period, our board of directors shall continue reasonably to believe that such acquisition proposal constitutes a superior proposal and promptly thereafter we enter into a definitive acquisition, merger or similar agreement to effect such superior proposal; and
  we have complied with our obligations under the merger agreement with respect to acquisition proposals and simultaneously paid the fees and expenses payable under Article X of the merger agreement.

Payment of Fees and Expenses (Page 39)

     Under certain circumstances, in connection with the termination of the merger agreement, we will be required to pay to Liberty and Merger Sub an amount equal to the sum of $3,250,000 plus the fees, costs and expenses (including those of legal counsel and other advisors and professionals) incurred by them in connection with or relating to any evaluation, pursuit and consummation of the merger (“covered expenses”) up to $1,500,000. In addition, under certain circumstances, in connection with the termination of the merger agreement, Merger Sub will be required to pay to us $500,000 in respect of our covered expenses.

Market Price of Company’s Common Stock (Page 40)

     Our common stock is listed on the NASDAQ Capital Market (“NASDAQ”) under the trading symbol “CCDC.” On June 21, 2006, which was the last trading day before we announced the merger, the closing price of the Company’s common stock was $14.77 per share. On July 20, 2006, which was the last trading day before this proxy statement was filed with the SEC, the closing price of the Company’s common stock was $19.22 per share.

Dissenters’ Rights (Page 25)

     Company stockholders are entitled to dissenters’ rights of appraisal under Delaware law if they comply strictly with the requirements specified in Section 262 of the DGCL. Generally, you would be required to take the following steps to enforce your dissenters’ rights:

  You must make a written demand for appraisal of your shares to the Company before the vote on the merger agreement is taken at the special meeting. A proxy or vote against the approval and adoption of the merger agreement shall not constitute such demand.
  You must not vote your shares of Company common stock for the approval and adoption of the merger agreement proposal. A failure to vote for the approval and adoption of the merger agreement proposal will not constitute a waiver of your appraisal rights.

  You must continuously hold your shares of Company common stock from the date you make the demand for appraisal through the effective time of the merger.
  If you and the Company cannot agree on the fair cash value of your dissenting shares, then within 120 days after the effective time of the merger, but not after, either the surviving corporation in the merger or any stockholder who has complied with the required conditions of Section 262 of the DGCL and who is otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery demanding that the court determine the value of the shares of Company common stock held by all of the stockholders who are entitled to appraisal rights.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can sometimes be identified by the use of words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “plan” and similar expressions. These statements are based on our management’s current expectations and are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions provide incorrect, actual results may vary materially from those results anticipated, estimated, expected, intended or projected. These risks and uncertainties include the following:

  risks inherent in operating private for-profit post-secondary educational institutions, including the effects of extensive and changing regulations on our business;
  changes in the general economic, political or business conditions in the United States or in financial markets generally;
  the possibility that the merger will be delayed or not occur;
  competitive pressures in the education industry; and
  other factors and risks referred to in the Company’s filings with the Securities and Exchange Commission, which we refer to as the SEC, including the risk factors described under Item 1A of the Company’s annual report on Form 10K filed with the SEC on March 13, 2006. We incorporate by reference such risk factors into this document.

     You should not place undue reliance on forward-looking statements. Except as otherwise specifically required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements contained or incorporated by reference in this proxy statement, whether as a result of new information, future events, changed circumstances or otherwise.

THE PARTIES TO THE MERGER

CONCORDE CAREER COLLEGES, INC.

     Concorde is incorporated in the state of Delaware with its principal executive offices at 5800 Foxridge Drive, Suite 500, Mission, Kansas, 66202. The Company’s telephone number is (913) 831-9977. Concorde owns and operates proprietary, postsecondary institutions that offer career vocational training programs in the allied health field. Concorde serves the segment of population seeking to acquire a career-oriented education and currently owns and operates 12 schools in seven states. Our campuses generally enjoy long operating histories and strong franchise value in their local markets. Our programs of study are intended to provide students with the requisite knowledge and job skills for the positions in their chosen career. The programs are Vocational/Practical Nursing, Respiratory Therapist, Advanced Respiratory Therapist, Surgical Technician, Pharmacy Technician, Radiology Technician, Medical Administrative Assistant, Medical Office Professional, Medical Assistant, Insurance Coding and Billing Specialist, Dental Assistant, Patient Care Technician, and Massage Therapy. In addition, certain campuses offer selected short term courses/programs, including Limited X-Ray, Expanded Duties for Dental Assistants, Patient Care Assistant, and various certification test preparations in allied health occupations. As of June 30, 2006, the Company’s student population was approximately 5,791.

LIBERTY PARTNERS HOLDINGS 28, LLC

     Liberty is a Delaware limited liability company organized as a holding company and sponsored by Liberty Partners, L.P., a New York-based private equity investment firm. Liberty’s principal executive offices are located at c/o Liberty Partners, L.P., 1370 Avenue of the Americas, 34th Floor New York, New York 10019. Liberty’s telephone number is (212) 541-7676.

TEACH ACQUISITION CORPORATION

     Merger Sub is a Delaware corporation with its principal executive offices located at c/o Liberty Partners, L.P., 1370 Avenue of the Americas, 34th Floor, New York, New York 10019. Merger Sub’s telephone number is (212) 541-7676. Merger Sub was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Merger Sub is wholly-owned by Liberty. Merger Sub has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Upon consummation of the merger, Merger Sub will cease to exist.

THE SPECIAL MEETING

PLACE, DATE AND TIME OF THE SPECIAL MEETING

     We are sending this proxy statement to you as part of the solicitation of proxies by the Company’s board of directors for use at the special meeting to be held at the Company’s executive offices located at 5800 Foxridge Drive, Suite 500, Mission, Kansas 66202, on August 24, 2006 starting at 10:00 a.m., Central Time, or any postponement or adjournment of that special meeting. We are first mailing this proxy statement to you on or about July 24, 2006.

PURPOSE

     At the special meeting, the Company’s stockholders will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 21, 2006, among the Company, Liberty and Merger Sub, a wholly-owned subsidiary of Liberty. The merger agreement provides for the merger of Merger Sub with and into the Company, with the Company continuing as a wholly-owned subsidiary of Liberty. At the effective time of the merger, the separate corporate existence of Merger Sub will terminate.

     The Company does not expect any matter to be brought before the special meeting other than the merger. If other matters are properly presented at the special meeting, the persons named in the proxy card will vote in their discretion with respect to those matters. However, if a proposal to adjourn or postpone the meeting is properly presented to permit the Company’s board of directors to further solicit proxies because there are not sufficient votes to approve and adopt the merger agreement at the time of the special meeting, the persons named in the proxy card will not have discretion to vote shares voted against the approval and adoption of the merger agreement in favor of adjournment or postponement to solicit further proxies in favor of the approval and adoption of the merger agreement.

RECORD DATE AND QUORUM

     The holders of record of the Company’s common stock as of the close of business on July 21, 2006, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 5,516,259 shares of the Company’s common stock outstanding.

     The holders of a majority of the outstanding shares of the Company’s common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. For purposes of determining whether a quorum exists, broker non-votes and abstentions will be counted. A quorum is necessary to hold the special meeting. Any shares of the Company’s common stock held in treasury by the Company or by any of its subsidiaries are not considered to be outstanding for purposes of determining a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any postponement or adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

REQUIRED VOTE; ABSTENTIONS AND BROKER NON-VOTES

     Each outstanding share of the Company’s common stock on the record date entitles the holder to one vote at the special meeting. Completion of the merger requires the approval and adoption of the merger agreement by the affirmative vote of a majority of the shares of the Company’s common stock outstanding as of the record date, assuming a quorum is present. In order for your shares of the Company’s common stock to be included in the vote, if you are a stockholder of record, you must submit a proxy by telephone, by the Internet, by returning the enclosed proxy card by mail or by voting in person at the special meeting.

     If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and they can give you directions on how to vote your shares. Your broker will not vote your shares without instruction from you. If you withhold a vote or abstain from voting on the proposal to approve and adopt the merger agreement or if you do not vote at all at the special meeting, it will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement because holders of at least a majority of the shares of the Company’s common stock outstanding as of the record date must vote in favor of that proposal in order for it to be approved and adopted. For the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies to approve and adopt the merger agreement, abstentions will have no effect on the outcome, since an abstention is not a vote cast.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     As of the record date, the directors and current executive officers of the Company beneficially owned in the aggregate (excluding options) approximately 40.6% of the shares of the Company’s common stock entitled to vote at the special meeting.

VOTING AGREEMENTS

     Jack L. Brozman, the Chairman of the Board, President, Chief Executive Officer and Treasurer of the Company, and beneficial owner of 12.5% of the Company’s common stock (excluding, for purposes of the voting agreement described herein, 292,662 shares of common stock held by the Robert F. Brozman Trust, of which he serves as the trustee, and 22,500 shares of common stock held in trust for Mr. Brozman’s children), has entered into a voting agreement with Liberty, pursuant to which he revoked all previous proxies and voting agreements and irrevocably agreed to vote (i) for the approval and adoption of the merger agreement and (ii) against any acquisition proposal, any material change in the capitalization or corporate structure of the Company or any of its subsidiaries, and any other proposal or transaction that could reasonably be expected to interfere with, impede, discourage, adversely affect, prevent or delay the merger. Furthermore, the voting agreement grants to the board of directors of Liberty a proxy to vote all of Mr. Brozman’s shares at the special meeting or at any adjournment, postponement or continuation thereof. Mr. Brozman may not exercise his dissenters’ rights of appraisal under Section 262 of the DGCL.

     Cahill, Warnock Strategic Partners Fund, L.P., Strategic Associates, L.P., and David L. Warnock, a director of the Company, have also entered into a voting agreement that contains terms substantially similar to those in Mr. Brozman’s voting agreement. They collectively beneficially own 23.1% of the Company’s common stock.

PROXIES; REVOCATION

     If you submit a proxy by telephone, by the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method. If no instructions are indicated on your proxy card, your shares of the Company’s common stock will be voted “FOR” the approval and adoption of the merger agreement. The deadline for voting by telephone or the Internet is 11:59 p.m., Eastern Time, on August 23, 2006.

     You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise our corporate secretary in writing, submit a proxy by telephone, the Internet or mail dated after the date of the proxy you wish to revoke or attend the special meeting and vote your shares in person. You should send all written notices of revocation and other communications with respect to revocation of proxies to: Corporate Secretary, Concorde Career Colleges, Inc., 5800 Foxridge Drive, Suite 500, Mission, Kansas 66202. Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy.

     If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.

     The Company does not expect that any matter other than the approval and adoption of the merger agreement will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

     If you receive more than one proxy card, it is because you hold your Company shares in different names. For example, you may hold some of your Company shares individually, some jointly with your spouse and some in trust for your children, in which case you should receive three separate proxy cards to vote. Please vote each of the proxy cards.

SOLICITATION OF PROXIES

     The Company will bear the cost of printing and mailing this proxy statement. The Company may supplement the initial solicitation of proxies by mail, telephone, fax, e-mail or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for these services. The Company will request brokers, banks and other fiduciaries holding Company common stock beneficially owned by others to send this proxy statement to, and obtain proxies from, the beneficial owners of the shares. The Company has retained Innisfree M&A Incorporated, a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the special meeting at a cost of approximately $8,500.

ADJOURNMENTS AND POSTPONEMENTS

     Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting. Whether or not a quorum exists, holders of a majority of the shares of the Company’s common stock present in person or represented by proxy at the special meeting may adjourn the special meeting. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

THE MERGER

STRUCTURE OF THE MERGER

     If the Company’s stockholders approve and adopt the merger agreement and all other conditions to the merger contained in the merger agreement are satisfied or waived, Merger Sub, a wholly-owned subsidiary of Liberty, will merge with and into the Company. As a result, the separate corporate existence of Merger Sub will cease and the Company will continue as a wholly-owned subsidiary of Liberty. We intend to complete the merger on the third business day after obtaining stockholder approval and adoption of the merger agreement at the Company’s special meeting and the satisfaction or waiver of all other conditions contained in the merger agreement, which we hope will be during the third quarter of 2006. We cannot, however, predict exactly when we will complete the merger.

BACKGROUND OF THE MERGER

     As a part of the ongoing evaluation of its business, the Company’s board of directors and management have regularly considered the Company’s long-term strategic alternatives and prospects for continued operations as an independent public company in light of its relatively small market capitalization and limited public float and liquidity. In early 2003, Jack L. Brozman, Chairman, President, Chief Executive Officer and Treasurer of the Company, received an unsolicited indication of interest from a potential strategic acquirer. The board of directors considered the indication of interest and determined that it would be in the best interests of the stockholders to select a financial advisor to consider the various strategic alternatives available to the Company. In April 2003, the Company engaged a financial advisor. With the assistance of the Company, the financial advisor prepared confidential materials regarding the Company and distributed those materials to fifteen potential acquirers which had signed confidentiality agreements.

     During May 2003, Liberty Partners, L.P. (“Liberty Partners”) was one of three potential acquirers who submitted a non-binding indication of interest to acquire the Company. During July 2003, the Company received two offers, subject to further due diligence, one of which was from Liberty Partners. Negotiations with Liberty Partners terminated in late July 2003 because the parties were not able to reach mutually agreeable terms.

     During the period July 2003 through mid-July 2004, the Company engaged in discussions and actively considered certain strategic alternatives, none of which resulted in a transaction. As a result, the Company’s board of directors decided in the summer of 2004 not to actively pursue other transactions involving the entire company. However, Mr. Brozman decided to pursue a possible sale of all, or a substantial part, of the approximately 900,000 shares of common stock held by the Robert F. Brozman Trust. In August 2004, Mr. Brozman had an initial meeting with a potential strategic investor about the sale of the Trust’s shares and discussions continued intermittently over several months, but did not result in a transaction. In October 2005, the Robert F. Brozman Trust sold 600,000 shares of Common Stock to the Company at a price of $15.11 per share, a discount to the then market price, in a transaction that was approved by a special committee of the Company’s board of directors.

     On December 18, 2004, the Company terminated the engagement of its financial advisor and discontinued further discussions with any potential acquirers of the Company at that time. There was a series of discussions in the fall of 2005 with a private company in the education industry regarding a possible merger. Those discussions terminated in late 2005, because the parties could not agree upon certain critical terms concerning the relative values of the two companies and future governance.

     On January 18, 2006, BMO Capital Markets (“BMO”), which later became the financial advisor to the Company, met with representatives of Liberty Partners. During that meeting, BMO and Liberty Partners discussed the feasibility of an acquisition of the Company by Liberty Partners. Liberty Partners suggested a price of $18 to $19 per share prior to its performance of any analysis of the Company and asked that BMO contact the Company regarding a possible transaction. On January 25, 2006, Mr. Brozman met with representatives of BMO and Liberty Partners to discuss the merits of pursuing a transaction with Liberty Partners, and a confidentiality agreement with Liberty Partners was signed.

     On February 10, 2006, Liberty Partners presented a written indication of interest to purchase the Company’s outstanding shares at an all cash price of $18.50 - $19.50, subject to due diligence and other customary conditions. On February 14, 2006, the Company formed a Special Committee of the board of directors to evaluate the merits of Liberty Partners’ offer or to pursue a major acquisition as an alternative to the offer from Liberty Partners. The Special Committee formally engaged BMO to serve as financial advisor to the Company in the consideration of these alternatives.

     On February 24, 2006, Bryan Cave LLP, counsel to the Company and the Special Committee, provided a first draft of a merger agreement to Liberty Partners. The Company had a due diligence session with Liberty Partners on February 28, 2006 for a school-by-school review and participated in discussions with Liberty Partners and its regulatory counsel to review a critical path to closing of a transaction. Following such meeting, representatives of Liberty Partners and the Company, along with each party’s respective counsel, met on several occasions for continued due diligence sessions. On March 9, 2006, the Special Committee held a meeting, during which BMO presented a process update of work completed and a timeline of work that needed to take place with respect to a transaction with Liberty Partners or to pursue the major acquisition. On March 30, 2006, the Special Committee met for an update on the negotiation process and to reach a preliminary conclusion as to whether it would pursue a potential transaction with Liberty Partners or pursue the major acquisition. The Special Committee determined that it was in the best interest of the stockholders to focus on a transaction with Liberty Partners, but directed management to continue some due diligence with respect to the potential major acquisition. On March 31, 2006, Liberty Partners communicated a revised oral offer of $19.10 per share of the Company’s common stock. Negotiation with respect to the draft merger agreement continued between counsel for Liberty and counsel for the Company, including a meeting on April 5, 2006 in Kansas City, Missouri. On April 11, 2006, Liberty submitted a written communication confirming its interest at $19.10 per share and suggested that further discussions regarding purchase price would be held between the Company and Liberty Partners directly. Subsequent discussions occurred between Mr. Brozman and G. Michael Stakias, President of Liberty Partners, regarding a price range of $19.75 to $20.00 per share.

     The Special Committee decided to discontinue its consideration of the major acquisition, and the board of directors dissolved the Special Committee. On May 1, 2006, Liberty Partners and the Company entered into an exclusivity agreement for the period ended June 15, 2006. During that period, the parties continued to negotiate the terms of a merger agreement, including at a meeting on May 23, 2006 in New York, New York, and a subsequent meeting in Las Vegas, Nevada on June 12, 2006. On that later date, the parties agreed to extend the exclusivity deadline from June 15 to June 21, 2006.

     After conducting a competitive process to select a lender to partially fund the transaction, Liberty decided to negotiate a debt financing commitment from Harris N.A., an affiliate of BMO. The Company engaged Stifel Nicolaus to render a fairness opinion to the Company’s board of directors in connection with the proposed acquisition by Liberty Partners. On June 20, 2006, the board of directors of the Company held a special meeting during which it received a detailed review by Bryan Cave LLP of the proposed merger agreement and a report from BMO with regard to the key events that had occurred during the period since January 18, 2006 and a proposed timeline for the completion of the transaction. A representative of Stifel Nicolaus presented information regarding the proposed transaction and indicated orally that firm’s conclusion that the transaction at a proposed price of $19.80 per share for all outstanding shares of common stock of the Company was fair to the Company’s stockholders from a financial point of view. A preliminary report and draft fairness opinion were circulated to the members of the board of directors by Stifel Nicolaus. Representatives of Bryan Cave LLP advised the board of directors on the key legal issues implicated in considering an extraordinary transaction, including the fiduciary duties of the board of directors and other legal duties. The board of directors then adjourned the meeting to 9:30 a.m. on June 21, 2006, pending negotiation of the final purchase price and the final amount of the break-up fee, as well as receipt by Liberty of a final commitment for its debt financing. On June 21, 2006, Liberty received and accepted from Harris N.A. a debt financing commitment to finance the acquisition of the Company.

     At the continuation of the Board meeting on June 21, 2006, the Board received a report from Mr. Brozman as to the negotiated price and other final terms of the merger agreement. The Board also received the final report and signed opinion of Stifel Nicolaus, dated June 20, 2006, which had not changed materially from the drafts presented on June 20, 2006. Following additional discussion and deliberation, the board of directors determined that it is advisable and in the best interests of the Company and its stockholders to consummate the merger, unanimously approved the transactions contemplated by the merger agreement with Liberty and unanimously resolved to recommend that the stockholders of the Company vote to approve and adopt the merger agreement. (See “The Merger – Reasons for the Merger”).

     During the late afternoon of June 21, 2006, the merger agreement was executed by the Company, Merger Sub and Liberty. Prior to commencement of trading on June 22, 2006, the Company issued a press release announcing the execution of the merger agreement.

REASONS FOR THE MERGER

     The Company’s board of directors has unanimously determined that the merger is in the best interests of the Company and its stockholders and approved the merger agreement. The Company’s board of directors therefore unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement.

     In making its recommendation, the Company’s board of directors considered a number of factors, including, without limitation, the factors mentioned in the section entitled “Background of the Merger” above, and the following:

  the challenges that the Company faces in continuing as a publicly owned company, including increasing competition, its relatively small market capitalization and limited public float and liquidity;
  the current and historical market prices of the Company’s common stock, including the market price of the Company’s common stock relative to those of other industry participants and general market indices, and the fact that the merger consideration represents a substantial premium of approximately 34% when compared to recent trading prices for the Company’s common stock, which our board views as favorable to the Company’s stockholders;
  the ongoing evaluation by the board of directors of the Company’s strategic plan, as well as the execution risks related to achieving that plan, compared to the risks and benefits of the merger;
  the board’s good faith belief that the merger was more favorable to the Company’s stockholders than any other alternative reasonably available to the Company and its stockholders because of the uncertain returns to such stockholders in light of the Company’s business, operations, financial condition, strategy and prospects, as well as the risks involved in achieving those prospects, the nature of the education industry and regulatory environment on which the Company’s business and growth largely depends, and general industry, economic, and market conditions, both on an historical and on a prospective basis;
  the potential value to the Company’s stockholders that might result from other alternatives available to the Company, including, among other things, the alternatives of remaining a stand-alone, independent company or effecting a strategic “merger of equals” transaction, stock repurchase, or other similar transaction, as well as the risks and uncertainties associated with those alternatives;
  the extensive efforts made by the Company and its advisors to negotiate and execute a merger agreement favorable to the Company, the financial and other terms and conditions of the merger agreement, as reviewed by the board of directors, and the fact that such terms and conditions were the product of extensive arm’s-length negotiations between the parties;
  the fact that the merger consideration is all cash, which will allow the Company’s stockholders to immediately realize a fair value for their investment and will provide such stockholders certainty of value for their shares of common stock;
  the fact that, subject to compliance with the terms and conditions of the merger agreement, the Company is permitted to terminate the merger agreement, prior to the approval and adoption of the merger agreement by the Company’s stockholders, in order to approve or recommend an alternative transaction proposed by a third party that is a “superior proposal” (as defined in the merger agreement) upon the payment to Merger Sub of a termination fee of $3.25 million plus certain expenses of Liberty and Merger Sub up to $1.5 million, which amount was viewed by the board of directors as reasonable in light of the benefits of the merger to the Company’s stockholders, the sale process previously conducted by the Company and its former financial adviser, and customary practice in similar precedent transactions;
  the limited number and nature of the conditions to Merger Sub’s obligation to consummate the merger and the limited risk of non-satisfaction of such conditions;
  the fact that Liberty and Merger Sub has received a financing commitment from Harris N.A. and is obligated under the merger agreement to use commercially reasonable efforts to arrange alternative financing on terms and conditions that are commercially reasonable to consummate the merger; and
  the advice of the Company’s fairness advisor, including, without limitation, the extensive and detailed financial presentations of Stifel Nicolaus and its opinion that, as of the date of such opinion and subject to the assumptions made, matters considered, and qualifications and limitations on the review undertaken, the merger consideration to be received by the holders of the Company’s common stock was fair, from a financial point of view, to such holders (see “The Merger-Opinion of the Company’s Fairness Advisor” and Annex B to this proxy statement).

     The Company’s board of directors also considered potential detriments involved in the merger, including the following:

  the fact that an all cash transaction would be taxable to the Company’s stockholders for U.S. federal income tax purposes (see “The Merger-Certain Material United States Federal Income Tax Consequences”);
  the risks and costs to the Company if the merger does not close at all or in a timely manner, including the diversion of management and employee attention, potential management, faculty, employee, and student attrition, and the potential negative effect on business and student relationships, including current and future enrollment;
  the fact that the Company’s stockholders (other than certain members of management who may participate in equity incentive plans that we expect to be established by Merger Sub following the merger) will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company;
  the restrictions contained in the merger agreement on the conduct of the Company’s business prior to the completion of the merger, including requiring the Company to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger;
  the restriction contained in the merger agreement on the Company’s ability to actively solicit alternative proposals to acquire the Company;
  the interests of certain of the Company’s executive officers and directors in the merger (see “The Merger-Interests of the Company’s Directors and Executive Officers in the Merger”);
  the fact that, under the merger agreement, the Company is required to pay a termination fee of $3.25 million plus certain expenses of up to $1.5 million to Liberty and Merger Sub in certain circumstances (including a change of recommendation or the acceptance of a superior proposal) may discourage a third party from making a competitive alternative proposal to acquire the Company;
  the fact that the Company does not have the ability to seek specific performance or recover damages from Merger Sub in excess of the $500,000 payable by Merger Sub in respect of the Company’s covered expenses under the merger agreement;
  the fact that the DOE may not provide adequate responses to the pre-acquisition review applications related to the merger and other risks associated with the merger from education related regulatory and accrediting bodies; and
  other potential regulatory risks related to the merger.

     The foregoing discussion of the information and factors considered and given weight by the Company’s board of directors is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation and approval and adoption of the merger agreement and the complexity of those matters, the Company’s board of directors did not find it useful or practical to, and did not, quantify or otherwise assign relative or specific weights to the specific factors considered in reaching its determination. In addition, individual members of the Company’s board of directors may have assigned different weights to different factors. Overall, the Company’s board of directors determined that the positive factors of the merger to the Company and its stockholders outweighed the negative factors and risks of the merger and, therefore, unanimously approved the transactions contemplated by the merger agreement and recommended that the merger agreement be approved and adopted by the Company’s stockholders.

OPINION OF THE COMPANY’S FAIRNESS ADVISOR

     In June 2006, the board of directors of the Company engaged Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus”) to provide an opinion as to the fairness, from a financial point of view, of the consideration to be received by the Company’s stockholders. On June 20, 2006, Stifel Nicolaus rendered its oral opinion, which was subsequently confirmed in writing, to the board of directors of the Company that, as of such date, the per share consideration to be received by the holders of shares of the Company’s common stock (with the exception of Dissenting Shares (as defined in the merger agreement), shares owned by Liberty or any direct or indirect wholly-owned Subsidiary (as defined in the merger agreement) of Liberty, or treasury shares) in the merger pursuant to the merger agreement was fair to such holders, from a financial point of view.

     The full text of Stifel Nicolaus’ written opinion dated June 20, 2006, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. Holders of the Company’s common stock are urged to, and should, read this opinion carefully and in its entirety in connection with this proxy statement. The summary of the opinion of Stifel Nicolaus set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The opinion of Stifel Nicolaus will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger. Stifel Nicolaus has no obligation to update, revise or reaffirm its opinion, and the Company does not currently expect that it will request an updated opinion from Stifel Nicolaus.

     No limitations were imposed by the Company’s board of directors on the scope of Stifel Nicolaus’ investigation or the procedures to be followed by Stifel Nicolaus in rendering its opinion. Stifel Nicolaus was not requested to and did not make any recommendation to the Company’s board of directors as to the form or amount of the consideration to be paid to the Company or its stockholders, which was determined through arm’s length negotiations between the parties. In arriving at its opinion, Stifel Nicolaus did not ascribe a specific range of values to the Company. Its opinion is based on the financial and comparative analyses described below. Stifel Nicolaus’ opinion was directed solely to the Company’s board of directors for its use in connection with its consideration of the merger. Stifel Nicolaus’ opinion addressed only the fairness of the per share consideration to the holders of the Company’s common stock from a financial point of view and did not address any other aspect of the merger. Stifel Nicolaus’ opinion was not intended to be and did not constitute a recommendation to the Company’s board of directors as to how the board should vote on the merger or to any stockholder of the Company as to how such stockholder should vote at any stockholders’ meeting at which the merger is considered or whether or not any stockholder should enter into a voting or stockholders’ agreement with respect to the merger. Additionally, Stifel Nicolaus’ opinion does not compare the relative merits of the merger with any alternative transaction or business strategy which may have been available to the Company and does not address the underlying business decision of the Company or its board of directors to proceed with or effect the merger. Stifel Nicolaus’ opinion also does not address or opine on the tax consequences of the merger to the holders of shares of the Company’s common stock. Stifel Nicolaus was not involved in structuring or negotiating the merger, the merger agreement or any related agreements and was not requested to explore alternatives to the merger or solicit the interest of any other parties in pursuing transactions with the Company.

     In connection with its opinion, Stifel Nicolaus had, among other things:

  reviewed and analyzed a draft copy of the merger agreement dated June 20, 2006;
  reviewed and analyzed the audited consolidated financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2005 and the unaudited consolidated financial statements of the Company included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;
  reviewed the reported prices and trading activity of the publicly traded common equity securities of the Company;
  reviewed and analyzed certain other publicly available information concerning the Company;

  reviewed certain non-publicly available information concerning the Company, including internal financial analyses and forecasts prepared by its management and held discussion with the Company’s senior management regarding recent developments;

  reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that Stifel Nicolaus considered relevant to its analysis;

  reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that Stifel Nicolaus deemed relevant to its analysis;

  conducted such other financial studies, analyses and investigations and considered such other information as Stifel Nicolaus deemed necessary or appropriate for purposes of its opinion; and

  incorporated its assessment of general economic, market and financial conditions and Stifel Nicolaus’ experience in other transactions, as well as its experience in securities valuations and knowledge of the education services industry generally.

     In rendering its opinion, Stifel Nicolaus relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel Nicolaus by or on behalf of the Company, or that was otherwise reviewed by Stifel Nicolaus, and did not assume any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to Stifel Nicolaus by the Company, Stifel Nicolaus assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company, and that they provided a reasonable basis upon which Stifel Nicolaus could form its opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel Nicolaus has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

     Stifel Nicolaus also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the last financial statements made available to it. Stifel Nicolaus discussed the Company’s accreditation and regulatory standing with the Company’s management but did not review any documentation related thereto. Stifel Nicolaus did not make or obtain any independent evaluation, appraisal or physical inspection of the Company’s assets or liabilities. Stifel Nicolaus relied on advice of the Company’s counsel as to certain legal matters with respect to the Company, the merger agreement and the transactions and other matters contained or contemplated therein. Stifel Nicolaus assumed, with the Company’s consent, that there were no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the merger will be satisfied and not waived. In addition, Stifel Nicolaus assumed that the definitive merger agreement did not differ materially from the draft it reviewed. Stifel Nicolaus also assumed that the merger will be consummated substantially on the terms and conditions described in the merger agreement, without any waiver of material terms or conditions by the Company, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the merger would not have an adverse effect on the Company.

     Stifel Nicolaus’ opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to it as of, the date of its opinion. It is understood that subsequent developments may affect the conclusions reached in its opinion and that Stifel Nicolaus does not have any obligation to update, revise or reaffirm its opinion.

     In connection with rendering its opinion, Stifel Nicolaus performed a variety of financial analyses that are summarized below. Such summary does not purport to be a complete description of such analyses. Stifel Nicolaus believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Stifel Nicolaus considered the results of all of its analyses as a whole and did not attribute any particular weight to any analyses or factors considered by it. The range of valuations resulting from any particular analysis described below should not be taken to be Stifel Nicolaus’ view of the actual value of the Company. In its analyses, Stifel Nicolaus made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of the Company or Liberty. Any estimates contained in Stifel Nicolaus’ analyses are not necessarily indicative of actual future values or results, which may be significantly more or less favorable than suggested by such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the actual prices at which companies or their securities actually may be sold. No company or transaction utilized in Stifel Nicolaus’ analyses was identical to the Company or Liberty or the merger. Accordingly, an analysis of the results described below is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared.

     None of the analyses performed by Stifel Nicolaus was assigned a greater significance by Stifel Nicolaus than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Stifel Nicolaus. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which the Company’s common stock or Liberty common stock may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

     In accordance with customary investment banking practice, Stifel Nicolaus employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that Stifel Nicolaus used in providing its opinion on June 20, 2006. Some of the summaries of financial analyses are presented in tabular format. In order to understand the financial analyses used by Stifel Nicolaus more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of Stifel Nicolaus’ financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Stifel Nicolaus. The summary data set forth below do not represent and should not be viewed by anyone as constituting conclusions reached by Stifel Nicolaus with respect to any of the analyses performed by it in connection with its opinion. Rather, Stifel Nicolaus made its determination as to the fairness to the stockholders of the Company of the per share merger consideration, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses performed. Accordingly, the data included in the summary tables and the corresponding imputed ranges of value for the Company should be considered as a whole and in the context of the full narrative description of all of the financial analyses set forth in the following pages, including the assumptions underlying these analyses. Considering the data included in the summary table without considering the full narrative description of all of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the financial analyses performed by Stifel Nicolaus.

SUMMARY OF STIFEL NICOLAUS’ ANALYSES

Methodologies

     Stifel Nicolaus utilized several methodologies in connection with its analyses of the Company. The methodologies that Stifel Nicolaus utilized included (a) comparable companies analysis, (b) premiums paid analysis, (c) comparable transactions analysis, and (d) discounted cash flow (“DCF”) analysis. In the analyses that follow, please note that all dollar amounts are in thousands except per share data. In each analysis, Stifel Nicolaus calculated the implied equity value per share of the Company’s common stock. Stifel Nicolaus then compared the implied equity values that it calculated to the $19.80 per share price offered by Liberty.

Comparable Companies Analysis

     Stifel Nicolaus compared the Company’s relevant historical, current, and projected financial and operating results with the operating results of selected publicly traded companies that are engaged in post-secondary education (collectively the “Comparable Companies”). The Comparable Companies were chosen by Stifel Nicolaus based on general business, operating, and financial characteristics representative of companies in the industry in which we operate. No company or business used in the Comparable Companies analysis is identical or substantially identical to the Company.

     In conducting this analysis, Stifel Nicolaus initially reviewed nine publicly traded postsecondary companies and eliminated two of these: Apollo Group, Inc. because it has a much larger market capitalization than the Company, and therefore more liquidity and different valuation characteristics, and Strayer Education, Inc. because its EBIT, EBITDA and net income margins are all, on average, three times that of the Company.

     In performing its analysis, Stifel Nicolaus calculated multiples of, among other things, each Comparable Company’s projected EBITDA, and projected EPS, for 2006 and 2007, and EBITDA and EPS for the trailing twelve months ended March 31, 2006 (“TTM”).

     In using the Comparable Companies analysis to estimate the value of the Company before giving effect to the merger, Stifel Nicolaus analyzed financial information, which included, among other things:

  operating performance;

  growth rates;

  ratios of per share prices to TTM, 2006 projected and 2007 projected earnings per share; and

  ratios of enterprise value to TTM, 2006 projected and 2007 projected EBITDA.

     For the purposes of this analysis, the Comparable Companies selected by Stifel Nicolaus were seven companies that operate in the education industry as listed below:

  Career Education Corp.;

  Corinthian Colleges, Inc.;

  DeVry, Inc.;

  ITT Educational Services, Inc.;

  Laureate Educational Services, Inc.;

  Lincoln Educational Services, Inc.; and

  Universal Technical Institute, Inc.

     Using the above-referenced information, Stifel Nicolaus derived a range of estimated values by applying the above-referenced mean and median valuation multiples of the Comparable Companies to the Company’s appropriate financial statistics. Stifel Nicolaus ultimately derived an equity value per share for each multiple after taking into account the Company’s cash of $15.6 million as of March 31, 2006 and the number of diluted shares outstanding as of June 20, 2006.

Public Comparable
Companies
		Multiples		Company Implied:
TTM	Company	Median	Mean	Enterprise Value
EBITDA	$ 8,070	13.1x	11.1x	$ 89,334	—	$ 106,069
EPS	$ 0.70	29.0x	27.6x

	Company Implied:
TTM	Equity Value			Equity Value per Share
EBITDA	$ 104,981	—	$ 121,716	$18.16	—	$21.05
EPS				$19.34	—	$20.29
	Average Valuation			$18.75	—	$20.67

Public Comparable
Companies
		Multiples		Company Implied:
2006P	Company	Median	Mean	Enterprise Value
EBITDA	$ 10,012	10.2x	9.7x	$ 97,596	—	$ 101,699
EPS	$ 0.95	23.2x	22.0x

	Company Implied:
2006P	Equity Value			Equity Value per Share
EBITDA	$ 113,243	—	$ 117,346	$19.59	—	$20.30
EPS				$20.80	—	$21.94
	Average Valuation			$20.20	—	$21.12

Public Comparable
Companies
		Multiples		Company Implied:
2007P	Company	Median	Mean	Enterprise Value
EBITDA	$ 12,091	8.3x	8.2x	$ 99,496	—	$ 100,160
EPS	$ 1.11	18.6x	18.3x

	Company Implied:
2007P	Value Equity			Equity Value per Share
EBITDA	$ 115,143	—	$ 115,807	$19.92	—	$20.03
EPS				$20.20	—	$20.53
	Average Valuation			$20.06	—	$20.28
	Valuation Range			$18.75	—	$21.12

     This analysis resulted in a range of imputed values for the Company’s common stock of $18.75 to $21.12 based on the mean and median multiples for such Comparable Companies.

Analysis of Premium to Market Price for Merger Transactions

     Stifel Nicolaus analyzed the premiums paid to the then current market price one day, one week and one month prior to the date of announcement of a transaction for U.S. transactions announced between June 16, 2005 through June 20, 2006 and with transaction values of between $50 and $250 million. In addition, the $3.3 billion acquisition of Education Management Corporation was included due to its direct industry relevance. Stifel Nicolaus calculated the following ratios with respect to the merger transactions:

	OneMonth	One Week	One Day
	Prior	Prior	Prior
	5/22/2006	6/12/2006	6/19/2006
Company Share Price	$15.93	$14.27	$14.63
Comparable Premium%
Mean	27.09%	19.77%	16.89%
Median	27.67%	20.52%	16.34%
Implied Company Share Price
Mean	$20.25	$17.09	$17.10
Median	$20.34	$17.20	$17.02
Offer Price	$19.80
Company Share Premium%	24.29%	38.75%	35.34%

     This analysis resulted in a range of imputed values for the Company’s common stock of $17.02 to $20.34 based on the mean and median premiums for such transactions.

Comparable Transactions Analysis

     Stifel Nicolaus conducted an analysis of merger and acquisition transactions involving post-secondary education companies as a method of valuing the Company. A Comparable Transactions Analysis reviews and analyzes transactions, and the resulting implied multiples, involving companies in the same or similar industries as the company under review. No acquired company or business used in the Comparable Transactions Analysis is identical or substantially identical to the Company.

     For the purposes of this analysis, Stifel Nicolaus identified 39 postsecondary transactions announced and closed between January 1, 2005 and June 20, 2006. Of those, the following five publicly disclosed certain financial terms of the transactions. The Comparable Transactions selected by Stifel Nicolaus were the following acquisitions of education companies:

  Lincoln Educational Services, Inc.’s acquisition of New England Institute of Technology at Palm Beach Inc.

  GS Capital Partners’ and Providence Equity Partners’ acquisition of Education Management Corporation

  Steiner Leisure’s acquisition of Utah College of Massage Therapy

  Polar Bear Corporate Education Solutions’ acquisition of CDI Education Corporation

  EVCI’s acquisition of Technical Career Institutes

     In performing this analysis, Stifel Nicolaus analyzed the acquisition of publicly traded and privately held education companies for the Company. Stifel Nicolaus then calculated the acquisition multiples paid for these companies. The range of multiples of these transactions was then applied to the Company’s financial results. These multiples included enterprise value to TTM Revenues and enterprise value to TTM EBITDA. Stifel Nicolaus calculated the mean and median multiples for each of these categories based on these Comparable Transactions.

Comparable
Transactions Valuation
		Multiples		Company Implied:
TTM	Company	Median	Mean	Enterprise Value
Revenue	$ 90,894	1.1x	1.3x	$ 103,879	—	$ 117,553
EBITDA	$ 8,070	9.1x	9.5x	$ 73,783	—	$ 76,521

	Company Implied:
TTM	Equity Value			Equity Value per Share
Revenue	$ 119,526	—	$ 133,200	$20.68	—	$23.04
EBITDA	$ 89,430	—	$ 92,168	$15.47	—	$15.94
	Valuation Range			$15.47	—	$23.04

     Using the above-mentioned information, Stifel Nicolaus derived a range of estimated values based upon mean and median implied enterprise values of the Comparable Transactions Analysis to the Company’s appropriate financial statistics. This analysis resulted in a range of imputed values for the Company’s common stock of $15.47 to $23.04.

Discounted Cash Flow Analysis

     Stifel Nicolaus performed a discounted cash flow analysis on the Company premised upon the assumptions summarized below. The discounted cash flow analysis was based upon the financial and operating information relating to the Company’s business, operations and prospects supplied by the Company’s management and covering calendar years 2006 through 2008.

     Using discount rates ranging from 13.8% to 15.8%, Stifel Nicolaus calculated the present value of the projected stream of Net Unlevered Cash Flow (as defined below) for calendar years 2006 through 2008 and the present cash value of the Company’s terminal value (the “Terminal Value”) at December 31, 2008. Stifel Nicolaus

applied discount rates derived from the Company’s implied Capital Asset Pricing Model and developed a range of rates which reflected the risk implied by the Company’s recent and projected operating performance. “Net Unleveraged Cash Flow,” as used in the analysis, is defined, for each period, as projected EBIT, less taxes at an estimated rate of 39.0%, plus projected depreciation and amortization, less projected capital expenditures, plus or minus projected changes in non-cash working capital. The Terminal Value was computed by multiplying the Company’s projected EBITDA by terminal multiples of 7.0x to 9.0x. Stifel Nicolaus adjusted the calculated present value of the Net Unleveraged Cash Flow and Terminal Value by adding the Company’s cash and cash equivalents, to calculate a range of equity values for the Company.

     Based on the range of discount rates and terminal multiples referred to above, Stifel Nicolaus calculated a range of equity values for the Company of $98.0 million to $122.1 million, after adding the Company’s cash of $15.6 million as of March 31, 2006. Stifel Nicolaus then derived the implied equity value per share range of $16.95 to $21.11.

Other Factors

     As described above, Stifel Nicolaus’ opinion was among the many factors taken into consideration by the Company’s board of directors in making its determination to approve the merger.

     Pursuant to the terms of Stifel Nicolaus’ engagement, the Company paid Stifel Nicolaus a nonrefundable cash fee upon the delivery of its fairness opinion that was not contingent upon consummation of the merger, agreed to reimburse Stifel for certain out-of-pocket expenses and has agreed to indemnify Stifel, its affiliates and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws. In the past, the prior owner of part of the Stifel Nicolaus Capital Markets business, Legg Mason Wood Walker Incorporated, provided investment banking services to the Company for which it received customary fees and Stifel Nicolaus may provide investment banking and other brokerage services to the Company or Liberty in the future.

     Stifel Nicolaus is a nationally recognized investment banking firm that has substantial experience in, among other things, the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes. In the ordinary course of its business, Stifel Nicolaus makes a market in the Company’s common stock and actively trades in the Company’s securities for its own account and the accounts of its customers, and accordingly, may at any time hold a long or short position in the Company’s securities.

INTERESTS OF THE COMPANY’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

     In considering the recommendation of our board of directors with respect to the merger, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. These interests may provide them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The Company’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

     The merger agreement provides that, from and after the effective time of the merger, Liberty will, and will cause the Company to, indemnify and hold harmless the Company’s officers and directors against all losses, claims, damages, costs, expenses, liabilities, judgments or settlement amounts incurred in connection with any claim arising out of actions taken by them in their capacity as officers or directors prior to the effective time of the merger to the same extent as provided in our certificate of incorporation or bylaws and without limiting any additional rights such officer or director has under any contract or agreement with the Company. The merger agreement also provides that Liberty shall, for a period of six (6) years after the effective time of the merger, maintain in effect the current policies of directors and officers liability insurance maintained by the Company and its subsidiaries, with respect to claims arising from facts or events which occurred before the effective time. (See “Indemnification and Insurance,” beginning on page 37.)

     On June 21, 2006, the Company entered into employment agreements, which become effective upon the closing of the merger agreement, with each of the following individuals: Jack L. Brozman, the Company’s Chairman, President, Chief Executive Officer and Treasurer; Paul R. Gardner, Vice President and Chief Financial

Officer of the Company; and Patrick J. Debold, Vice President of Academic Affairs of the Company. Mr. Brozman’s employment agreement provides that he will be employed by the Company as its President for one year following the closing at a base salary of $292,500. Mr. Gardner’s employment agreement provides that he will be employed by the Company as its Vice President and Chief Financial Officer for three years following the closing at a base salary of not less than $155,000 with the opportunity to receive a bonus equivalent to 30% of his base salary. Mr. Debold’s employment agreement provides that he will be employed by the Company as its Vice President of Academic Affairs for three years following the Closing at a base salary of not less than $205,000 with the opportunity to receive a bonus equivalent to 30% of his base salary.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a general discussion of certain material U.S. federal income tax consequences to a holder of the Company’s common stock relating to the merger. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special treatment under the U.S. federal income tax laws (including, without limitation, insurance companies, dealers in securities or currencies, traders in securities who elect the mark-to-market method of accounting for their securities, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations, holders subject to the U.S. federal alternative minimum tax, financial institutions, regulated investment companies, mutual funds, partnerships, S corporations or other pass through entities, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, holders who hold shares of the Company’s common stock as part of a hedge, straddle, constructive sale or conversion transaction, or holders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements).

     The U.S. federal income tax consequences set forth below are based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations, court decisions, and rulings and pronouncements of the Internal Revenue Service (the “IRS”) all as in effect on the date hereof and, all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

     As used herein, the term “U.S. holder” means a beneficial owner of common stock that is for U.S. federal income tax purposes:

  an individual who is a citizen or resident of the United States;

  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;

  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

  an estate the income of which is subject to U.S. federal income taxation regardless of its source.

     As used herein, the term “non-U.S. holder” means a beneficial owner of the Company’s common stock that is neither a U.S. holder nor a partnership or an entity treated as a partnership for U.S. federal income tax purposes.

     If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the Company’s common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the merger.

     This discussion assumes that a holder holds the shares of the Company’s common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address any tax consequences under any state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to holders.

     Holders are urged to consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

U.S. Holders

Merger Consideration

     The receipt of cash in the merger by U.S. holders of the Company’s common stock will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign tax laws). In general, for U.S. federal income tax purposes, a U.S. holder of the Company’s common stock will recognize capital gain or loss equal to the difference between:

  the amount of cash received in exchange for such common stock, and the U.S. holder’s adjusted tax basis in such common stock.

     If the U.S. Holder’s holding period in the Company’s common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. If a U.S. holder acquired different blocks of the Company’s common stock at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of the Company’s common stock.

Backup Withholding and Information Reporting

     Generally, U.S. holders will be subject to information reporting on the cash received in the merger unless such U.S. holder is a corporation or other exempt recipient. In addition, unless a U.S. holder is a corporation or other exempt recipient, backup withholding (currently at a rate of 28%) may apply with respect to the amount of cash received if the U.S. holder:

  fails to furnish a taxpayer identification number (“TIN”) within a reasonable time after a request therefore;

  furnishes an incorrect TIN;

  is notified by the IRS that it failed to report interest or dividends properly; or

  fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct and that such U.S. holder is not subject to backup withholding.

     Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. holder under these rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Non-U.S. Holders

Merger Consideration

     Non-U.S. holders generally will not be subject to U.S. federal income tax on any gain realized on the disposition of the Company’s common stock pursuant to the merger unless:

  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of the Company’s common stock at any time during the shorter of the non-U.S. holder’s holding period in such common stock and the five years preceding the merger.

     We believe we are not, have not been and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

     An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger as if it were a U.S. holder. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a U.S. person (as defined under the Code) and, in addition, may be subject to the “branch profits tax” on its earnings that are effectively connected with its United States trade or business, including earnings from the Company’s common stock. The “branch profits tax” is 30% but may be reduced or eliminated by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

Backup Withholding and Information Reporting

     The payment of the merger proceeds to a non-U.S. holder is generally not subject to information reporting if the beneficial owner certifies the owner’s non-U.S. status under penalties of perjury (i.e., by providing a properly executed IRS Form W-8BEN), or otherwise establishes an exemption. Backup withholding (currently at a rate of 28%) is required only on payments that are subject to the information reporting requirements, discussed above, and only if other requirements are satisfied. Backup withholding is not an additional tax. Any amount withheld from a payment to a non-U.S. holder under these rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished timely to the IRS.

REGULATORY APPROVALS

     Education Regulation. The Company and Merger Sub have made filings and taken other actions, and will continue to make filings and take actions, necessary to obtain approvals from all appropriate governmental and educational authorities in connection with the merger.

     Regulatory approvals required to complete the merger include approval by a number of the state authorizing agencies and accrediting agencies that currently approve or accredit the Company’s schools and their educational programs. We are taking actions to obtain such required regulatory approvals, or to obtain confirmation that approvals will not be required, from a number of these state authorizing agencies and accrediting agencies.

     The merger agreement requires that we submit pre-acquisition review applications with the DOE prior to the completion of the merger. Pre-acquisition review applications have been submitted to the DOE for each of the schools.

     Except as noted above with respect to the required educational filings and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

DISSENTERS’ RIGHTS

     Company stockholders are entitled to dissenters’ rights of appraisal under Delaware law if they comply strictly with the requirements specified in Section 262 of the DGCL. We have attached a copy of Section 262 of the DGCL to this proxy statement as Annex C. Generally, you would be required take the following steps to enforce your dissenters’ rights:

  You must make a written demand for appraisal of your shares to the Company before the vote on the merger agreement is taken at the special meeting. A proxy or vote against the approval and adoption of the merger agreement shall not constitute such demand.

  You must not vote your shares of Company common stock for the approval and adoption of the merger agreement proposal. A failure to vote for the approval and adoption of the merger agreement proposal will not constitute a waiver of your appraisal rights.

  You must continuously hold your shares of Company common stock from the date you make the demand for appraisal through the effective time of the merger.

  If you and the Company cannot agree on the fair cash value of your dissenting shares, then within 120 days after the effective time of the merger, but not after, either the surviving corporation, or any stockholder who has complied with the required conditions of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding that the court determine the value of the shares of the Company common stock held by all of the stockholders who are entitled to appraisal rights.

THE MERGER AGREEMENT

     The following summarizes material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

     The description of the merger agreement in this proxy statement has been included to provide you with information regarding its terms. The merger agreement contains representations, warranties, covenants and agreements made by the Company, Liberty and Merger Sub as of specific dates that were made for purposes of that contract between the parties and are subject to qualifications and limitations, including by information in disclosure schedules that the parties exchanged in connection with the execution of the merger agreement. In addition, certain representations and warranties may be subject to contractual standards of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. Stockholders are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries.

EFFECTIVE TIME

     The effective time of the merger will occur at the time that we file a Certificate of Merger with the Secretary of State of the State of Delaware on the closing date of the merger or such later time as provided in the Certificate of Merger and agreed to by the parties. The closing will occur on the third business day following the satisfaction or waiver of all of the conditions set forth in Article IX of the merger agreement.

STRUCTURE

     At the effective time of the merger, Merger Sub will merge with and into the Company. Concord Career Colleges, Inc. will survive the merger and continue as the surviving corporation of the merger. All of the properties, assets, rights, privileges, immunities, powers and franchises of the Company and Merger Sub, and all of their debts, liabilities, and duties, will become those of the surviving corporation. Following the completion of the merger, there will be no public market for shares of the Company’s common stock and the Company’s current stockholders will cease to have any ownership interest in the Company or rights as Company stockholders. Therefore, such current stockholders of the Company will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company.

MERGER CONSIDERATION

Company Common Stock

     At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be canceled, will cease to exist and will be converted into the right to receive $19.80 in cash, without interest and less any required withholding taxes, other than shares of our common stock:

  held in treasury immediately prior to the effective time of the merger, which shares will be canceled without consideration therefor;

  owned by subsidiaries of the Company, which shares will be canceled without consideration therefor; and

  owned by Merger Sub immediately prior to the effective time of the merger, which shares will be canceled without consideration therefor.

     After the effective time of the merger, each of our outstanding stock certificates or book-entry shares representing shares of common stock converted in the merger will represent only the right to receive the merger consideration, and each Stockholder shall cease to have any other rights with respect to such shares. The merger consideration to be paid upon surrender of each certificate or book-entry share will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by that certificate or book-entry share.

     Dissenting shares for which a Company stockholder has properly exercised dissenters’ rights will not be converted into a right to receive merger consideration, but will instead entitle their holders to receive such consideration as shall be determined pursuant to the DGCL. However, if after the effective time of the merger a holder of dissenting shares fails to perfect or withdraws or loses its right to appraisal, such shares will be treated as if they had converted as of the effective time into a right to receive the merger consideration, without interest, and will no longer be dissenting shares. For a more complete summary concerning dissenters’ rights of appraisal under Delaware law, see “Dissenters’ Rights,” beginning on page 25.

Company Stock Options

     At the effective time of the merger each outstanding option to acquire our common stock will be canceled, and the holder of each stock option will be entitled to receive from the surviving corporation an amount in cash, without interest and less applicable withholding taxes, equal to the number of shares of our common stock subject to each option as of the effective time of the merger, multiplied by the excess, if any, of $19.80 over the exercise price per share of common stock subject to such option. If the exercise price per share of common stock under a stock option does not exceed $19.80, no payment will be made in respect of the cancellation of that option. Option holders who desire to receive payment for their cancelled options must execute and deliver to the paying agent a written acknowledgment and termination, in a form reasonably satisfactory to Liberty and the surviving corporation, fully releasing the Company from any and all claims with respect to their options.

EXCHANGE AND PAYMENT PROCEDURES

     At the effective time of the merger, the surviving corporation will deposit with the paying agent an amount of cash sufficient to pay the merger consideration to each holder of shares of our common stock. Such cash amount, when deposited with the paying agent, shall be referred to as the Merger Payment Fund. Pursuant to the terms of the paying agent agreement entered into between Liberty and the paying agent, the Merger Payment Fund will be invested by the paying agent, as directed by Liberty, so long as such directions do not impair the rights of the holders of Company common stock or Company options, in (i) direct obligations of the United States, (ii) obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by Moody’s Investors’ Services or Standard & Poor’s Corporation, or (iv) certificates of deposit issued by a commercial bank having at least $1,000,000,000 of positive net worth; and any net earnings with respect thereto shall be paid to the surviving corporation as and when requested by the surviving corporation. The paying agent will pay the merger consideration to the stockholders and option holders out of the Merger Payment Fund.

     We will enter into an escrow agreement with Liberty and Merger Sub providing for the escrow of $76.5 million in cash to be held by Citibank, N.A. (the “escrow agent”) upon receipt of certain approvals and consents from the DOE. The escrow agent will hold and disburse the escrowed funds in accordance with the terms and conditions of the escrow agreement. Any of such funds that are subsequently paid or otherwise transferred by the escrow agent to the paying agent, as contemplated by the escrow agreement, shall be deemed to constitute payments in satisfaction of Merger Sub’s obligations to pay the merger consideration under the merger agreement.

     Promptly after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to you and the other stockholders. The letter of transmittal and instructions will provide details regarding your surrender of your common stock certificates or shares you may hold represented by book entry in exchange for the merger consideration. Similarly, the paying agent will mail to each eligible option holder, not later than five (5) business days after the paying agent receives an electronic copy of the Company’s option records as of the effective time, suitable for the paying agent’s use, a letter of transmittal and instructions specifying how to surrender options in exchange for the merger consideration. To receive payment for cancelled options, you also must execute and deliver to the paying agent a written acknowledgment and termination, in a form reasonably satisfactory to Liberty and the surviving corporation, fully releasing the Company from any and all claims with respect to your options.

     You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

     You will not be entitled to receive the merger consideration until you surrender your stock certificate(s) (or book-entry shares) to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as the paying agent may require. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must either pay any transfer or other applicable taxes or establish to the satisfaction of the surviving corporation that such taxes have been paid or are not applicable.

     No interest will be paid or will accrue on the cash payable upon surrender of your certificate(s) (or book-entry shares). The paying agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes required to be withheld from the merger consideration. Any sum which is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.

     At the effective time of the merger, our stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock.

     Neither the paying agent nor any party to the merger agreement, or any officer, director, employee or agent thereof, will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains unclaimed by holders former stockholders and option holders of the Company for six (6) months after the effective time of the merger, will be delivered, upon demand, to the surviving corporation. Holders of certificates who have not surrendered their certificates prior to the delivery of such funds to the surviving corporation may only look to the surviving corporation for the payment of the merger consideration. Liberty will guarantee the surviving corporation’s obligations to make payment to Company stockholders and option holders from the Merger Payment Fund.

     If you have lost a certificate, or if it has been stolen or destroyed, you will be required to make an affidavit of that fact before you will be entitled to receive the merger consideration. In addition, if required by the surviving corporation, you will have to post a bond in a reasonable amount determined by the surviving corporation indemnifying the surviving corporation against any claims made against it with respect to the lost, stolen or destroyed certificate.

CERTIFICATE OF INCORPORATION AND BYLAWS

     The certificate of incorporation of the Company, as in effect immediately prior to the effective time of the merger, will be amended and restated in its entirety by the adoption of the certificate of incorporation attached to the merger agreement, and shall become the certificate of incorporation of the surviving corporation. The bylaws of Merger Sub, as in effect immediately prior to the effective time of the merger, will be the bylaws of the surviving corporation.

DIRECTORS

     The directors of Merger Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation.

REPRESENTATIONS AND WARRANTIES

     We make various representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications. Our representations and warranties relate to, among other things:

  our organization, valid existence, good standing, qualification to do business, and corporate power and authority to own or lease our properties and to conduct our business in the manner presently being conducted;

  our certificate of incorporation and bylaws;

  our capitalization, including in particular the number of shares of our common stock, preferred stock, stock options and other equity-based interests currently outstanding;

  our outstanding indebtedness for borrowed money;

  our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

  the absence of any violations of or conflicts with our organizational documents, applicable law, certain agreements or permits as a result of entering into the merger agreement and consummating the merger;

  the required consents and approvals of governmental entities, education departments and accrediting bodies in connection with the transactions contemplated by the merger agreement;

  the absence of any rights of any third party, or obligations of the Company or any of its subsidiaries triggered by the execution, delivery and performance of the merger agreement or related agreements;

  our possession of licenses and permits necessary to operate our schools and carry on our business, including those permits issued by education departments or accrediting bodies;

  the operation of our schools in compliance with education permits, accrediting body approvals and applicable laws;

  compliance by us with certain regulations and requirements of (i) the DOE governing our schools’ eligibility to participate in federal student financial assistance programs, or (ii) other governmental entities administering other student financial assistance programs;

  our schools’ official cohort default rates;

  our schools’ qualification, as applicable, as an eligible institution of higher education under DOE guidelines;

  compliance by us with certain requirements and regulations relating to refunds and return of Title IV funds;

  our schools’ accreditation, good standing, compliance and licensing with certain accrediting bodies and education departments;

  the percentage of Title IV funds received by our schools;

  our schools’ compliance with certain policy guidelines that meet applicable requirements;

  the submission by us and our schools of reports and other information with education departments and accrediting bodies necessary to comply with applicable requirements;

  compliance by our schools with certain education department and accrediting body requirements involving student financial assistance program disbursements;

  the student financial assistance programs in which we participate;

  our lack of control over institutions (other than our schools and certain other entities) that owe liabilities for violations of the requirements of Title IV programs;

  the absence of persons involved with us or our schools having committed certain crimes;

  the absence of any fact or circumstance attributable to us or our schools, which would have a material adverse impact on our or Merger Sub’s ability to obtain any authorization, consent or approval from the DOE or any other education department, government entity, or accrediting body, including without limitation, any such authorization, consent or approval which must be obtained following the closing in order to continue the operations of our schools after the closing;

  our internal controls and compliance with the Sarbanes-Oxley Act of 2002 and other applicable federal securities laws and regulations;

  our SEC filings since January 1, 2003, including the financial statements contained therein;

  the accuracy and completeness of information supplied by us in this proxy statement and other documents filed with the SEC;

  the absence of undisclosed liabilities;

  the absence of a “material adverse effect” and certain other changes or events related to us since December 31, 2005;

  the absence of litigation (pending or threatened) or outstanding court orders against us;

  employment and labor matters affecting us, including matters relating to our employee benefit plans;

  real property owned and leased by us and title to properties and assets;

  our intellectual property;

  taxes, environmental matters;

  certain specified types of contracts;

  our insurance policies;

  the approval and recommendation by our board of directors of the merger agreement and the merger;

  the required vote of our stockholders in connection with the adoption of the merger agreement;

  the inapplicability of anti-takeover statutes to the merger;

  affiliate transactions;

  the receipt by us of a fairness opinion from Stifel Nicolaus & Company, Incorporated; and

  the absence of undisclosed broker’s fees.

     For the purposes of the merger agreement, “material adverse effect” means any change, event, occurrence of state of facts that would reasonably be expected to materially and adversely affect:

  the ability of the Company to consummate the merger and the transactions contemplated thereby;

  the ability of the surviving corporation to participate in Title IV programs following the closing date; or

  the results of operations, financial condition, assets, liabilities, properties or business of the Company and its subsidiaries, taken as a whole, other than any change of effect:

  to the extent due to changes in the U.S. economy or financial markets generally; or

  to the extent due to changes in the industry in which the Company operates that affect all persons active in such industry substantially the same; or

  arising out of as a result of the public announcement of the Transactions.

     You should be aware that these representations and warranties are made by the Company to Liberty and Merger Sub, may be subject to important limitations and qualifications agreed to by each of them, may or may not be accurate as of the date they were made and do not purport to be accurate as of the date of this proxy statement.

     The merger agreement also contains various representations and warranties made by Liberty and Merger Sub that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

  their organization, valid existence, good standing, qualification, and power and authority to own or lease their respective properties and to conduct their business in the manner presently being conducted;

  their certificate of incorporation and bylaws (or equivalent organizational documents);

  their power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

  the absence of any violation of or conflict with their organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

  the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement and as a result of the merger;

  the accuracy and completeness of information they have supplied for inclusion in this proxy statement;

  the absence of litigation (pending or threatened) or outstanding court orders against them;

  the debt and equity commitment letters received by Liberty and Merger Sub;

  the absence of undisclosed broker’s fees;

  the absence of Liberty’s or its equity investors’ ownership or control of institutions that owe liabilities for Title IV programs;

  the absence of certain crimes committed by Liberty or its equity investors; and

  the absence of any fact or circumstance attributable to Liberty or any of its equity investors or subsidiaries which would reasonably be expected to cause DOE or any other education department, government entity, or accrediting body to refuse to deliver any authorization consent or similar approval required for the consummation of the merger and the transactions contemplated by the merger.

     The representations and warranties of each of the parties to the merger agreement will expire at the effective time of the merger.

CONDUCT OF OUR BUSINESS PENDING THE MERGER

     Under the merger agreement, we have agreed that, subject to certain exceptions and unless Liberty gives its prior written consent, between the date of the merger agreement and the completion of the merger we and our subsidiaries will use commercially reasonable efforts consistent with past practice to preserve our business organization, to preserve any material business relationships, in each case, in the ordinary course of business, and to keep available the services of our present officers and key employees.

     We have also agreed that during the same time period, and again subject to certain exceptions or unless Liberty gives its prior written consent, we will not:

  except (i) upon the exercise of options granted prior to the date of the merger agreement and (ii) up to 1,500 shares of Company common stock to be issued pursuant to the Company’s 2003 Restated Employee Stock Purchase Plan (the “Stock Plan”) in respect of elections made prior to the date of the merger agreement, authorize for issuance, issue, deliver, sell or dispose of, pledge or otherwise encumber (A) any additional shares of capital stock of any class, or (B) any of our securities or rights convertible into, exchangeable for or creating the right to subscribe for any of our securities, or any other agreement of any kind to purchase or acquire any of our securities including, in the case of (A) and (B), under the Stock Plan, it being understood that from and after the date hereof, no such shares or securities in excess of 1,500 shares of Company common stock shall be issued under the Stock Plan;

  except pursuant to existing employee benefit plans, redeem, purchase or otherwise acquire any of our outstanding capital stock;

  split, combine, subdivide or reclassify any share of our capital stock, or declare, set aside or pay any dividend, or make any distribution, on our capital stock;

  amend our certificate of incorporation or bylaws;

  adopt a plan of liquidation, dissolution, merger (other than the merger), consolidation, restructuring, or other reorganization of us, or any of our subsidiaries, or alter in any manner the corporate structure or ownership of the Company or any subsidiary;

  make any acquisition, through merger, consolidation or otherwise, except acquisitions that are not individually or in the aggregate material to us or any of our subsidiaries and in the ordinary course of business, consistent with past practice;

  incur, assume, modify or prepay any indebtedness, obligations or liabilities for borrowed money;

  incur, assume, modify or prepay any other obligations or liabilities which exceed $250,000 individually or $1,000,000 in the aggregate;

  assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person other than a subsidiary of ours;

  make any loans, advances or capital contributions to, or investments in, any other person, other than to any subsidiary of ours;

  transfer, lease, license, sell, mortgage, pledge, dispose of, encumber or subject to any lien, any assets outside the ordinary course of business and consistent with past practice, other than any dispositions that are not individually or in the aggregate material to us or any subsidiary of ours;

  take any action which would render, or which reasonably may be expected to render, any representation or warranty made by us in the merger agreement untrue in any material respect at the effective time of the merger;

  take any action that would, or that would reasonably be expected to, cause any condition to closing, as set forth in Article IX of the merger agreement, to not be satisfied, except for the taking of actions by our board of directors consistent with the fulfillment of its fiduciary duties;

  pay, satisfy, discharge or, except as required by law, settle any material claim, liabilities or obligations (absolute, accrued, contingent or otherwise), other than in the ordinary course of business and consistent with past practice or pursuant to mandatory terms of any material contract in effect on the date of the merger agreement;

  modify or amend, or waive any material benefit under any material contract;

  permit any material insurance policy naming us or any of our subsidiaries as a beneficiary or a loss payee to be canceled or terminated other than in the ordinary course of business and consistent with past practice;

  adopt, enter into, terminate or, except as required by law, amend any employee plan, agreement, contract, arrangement or other of our benefit plans (provided that such restriction is not intended to prevent us or any of our subsidiaries from hiring or firing employees in the ordinary course of business and consistent with past practice);

  increase in any material manner the compensation or fringe benefits of, or pay any material bonus to, any director, officer or employee of ours or of any of our subsidiaries;

  except for the cancellation of options and the payment of merger consideration to certain option holders, take any action to fund or in any other way secure, or to accelerate or otherwise remove restrictions with respect to, the payment of compensation or benefits under any of our benefit plans;

  make any material change in our accounting or tax policies or procedures, except as required by changes in U.S. generally accepted accounting principles or as required by law;

  settle any proceeding that results in payments to or by us and our subsidiaries in excess of $75,000 individually or $100,000 in the aggregate;

  except in the ordinary course of business, incur any costs or make any expenditures relating to or in connection with advertising and promotion, research and development or any capital expenditures relating to our business;

  make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended tax return, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, or take any other similar action relating to the filing of any tax return or the payment of any tax, if the taking of any such action or any other action would increase our tax liability or the tax liability for subsidiaries for any period ending after the effective time, or decrease any tax attribute of ours or our subsidiaries existing at the effective time of the merger; or

  authorize, propose or announce an intention to do any of the foregoing, or enter into any contract or agreement to do any of the foregoing.

STOCKHOLDER APPROVAL

     The merger agreement requires us, as soon as reasonably practicable after the date on which the SEC clears this proxy statement, to solicit from our stockholders proxies in favor of the merger and the merger agreement. Except as otherwise required to comply with certain fiduciary duties, our board of directors is required to recommend that our stockholders vote in favor of adoption of the merger agreement and use its reasonable best efforts to have the merger agreement adopted by our stockholders. Under the merger agreement, regardless of whether our board of directors has changed our recommendation that our stockholders vote in favor of adoption of the merger agreement, we are required to submit the merger agreement to our stockholders for adoption.

NO SOLICITATION OF TRANSACTIONS

     We have agreed that we will not, and will not allow our subsidiaries or respective representatives to, directly or indirectly:

  initiate, solicit, encourage or otherwise take any action to facilitate any inquiries or the making of any proposal or offer with respect to an acquisition proposal; or

  engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, or afford access to any of the properties, assets or books and records of ours or any of our subsidiaries to, or enter into any agreement, commitment or arrangement with, any person relating to an acquisition proposal.

     Prior to the adoption of the merger agreement by our stockholders, however, we (acting at the direction of our board of directors) are permitted to:

  (i) provide information in response to a request by a third party who has made an unsolicited written bona fide acquisition proposal to acquire all of the issued and outstanding shares of the Company’s common stock, or all or substantially all of our assets, if our board of directors receives from the third party so requesting such information an executed confidentiality agreement and contemporaneously provides such information to Liberty, and (ii) engage in any negotiations or discussions with any third party who has made such an acquisition proposal, if, in each case, our board of directors determines in good faith (after consultation with outside legal counsel) that taking such action is required in order to comply with its fiduciary duties under applicable law; and

  withdraw or modify in a manner adverse to Liberty or Merger Sub our board of directors’ recommendation in favor of the merger and the merger agreement or recommend such an acquisition proposal to our stockholders if our board of directors determines in good faith (after consultation with outside legal counsel) that (i) taking such action is required in order to comply with the fiduciary duties of our board members under applicable law, and (ii) such acquisition proposal constitutes a superior proposal.

     For purposes of this merger agreement:

  “acquisition proposal” means any proposal or offer with respect to a merger, reorganization, recapitalization, share exchange, consolidation, sale, purchase, tender offer, exchange offer or similar transaction involving any class of equity securities (or any securities exercisable or exchangeable for or convertible into such equity securities) issued by the Company or any of its subsidiaries, or any of the Company’s or any such subsidiary’s assets; and

  “superior proposal” means any unsolicited written bona fide acquisition proposal made by a third party to acquire all of our issued and outstanding capital stock, or all or substantially all of our assets, on terms which our board of directors determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to us and our stockholders (including taking into account the financing thereof) than the merger.

     We have agreed to notify Liberty within 24 hours of our receipt of any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any acquisition proposal. Such notice shall identify the material terms and conditions of the acquisition proposal and the identity of the third party making the inquiry, proposal, offer or request. Likewise, we have agreed to keep Liberty reasonably informed of any changes, modifications and amendments to such inquiries, proposals or offers. Under the merger agreement, we may not terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which we or our subsidiaries are a party. We also have agreed to terminate immediately any discussions or negotiations regarding acquisition proposals that were being conducted before the merger agreement was signed.

EMPLOYEE BENEFITS

2003 Restated Employee Stock Purchase Plan

     We maintain an employee stock purchase plan for our employees. The merger agreement provides that the Company’s board of directors has adopted resolutions to discontinue the purchase of Company shares under the Stock Plan after the date of the merger agreement.

AGREEMENT TO TAKE FURTHER ACTION TO OBTAIN REGULATORY AND OTHER CONSENTS AND TO USE COMMERCIALLY REASONABLE EFFORTS TO COMPLETE THE MERGER

     Subject to the terms and conditions of the merger agreement, each party has agreed to use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to complete and to consummate the merger. Among other things, each party has committed to use such efforts to obtain all necessary or appropriate consents, waivers and approvals, effect all necessary registrations, filings and submissions, including required approvals of federal and state educational agencies and under applicable state laws, and to lift any injunction or other legal impediment to the merger. Each party has also agreed to (i) provide such information and communications to governmental authorities as they may reasonably request, and (ii) execute and deliver any additional certificates, agreements, instruments, reports, schedules, statements, consents, documents and information necessary to consummate the merger, and fully carry out the purposes of, the merger agreement.

     The parties have also agreed to cooperate with each other, take all commercially reasonable steps, and proceed diligently and in good faith to submit in a timely manner pre-acquisition review applications with the DOE and other notices, applications and submissions with the DOE and other education departments and accrediting bodies which must be filed prior to the closing in order for us to obtain all specified pre-closing and post-closing education consents so that the surviving corporation will be able to operate our schools after the merger as they are currently operated and for our schools to participate in the student financial assistance programs, including the Title IV programs.

     Furthermore, the parties will promptly and regularly advise each other concerning the occurrence and status of any material discussions or other communications, whether oral or written, with any education department, accrediting body, or other third party with respect to any pre-closing or post-closing education consents, including any difficulties or delays experienced in obtaining any such consent, and of any conditions proposed, considered, or requested with respect to any such consent. Liberty has agreed to cooperate fully with us in our efforts to obtain any such consent, including the timely submission of any information and materials requested by an education department or accrediting body with respect to obtaining such consents.

FINANCING COMMITMENTS

     Liberty and Merger Sub have represented and warranted that they have received a commitment from Harris N.A. to lend up to $35 million to Merger Sub, subject to the terms and conditions of the commitment letter referenced in Article VII of the merger agreement. Liberty and Merger Sub have received a letter for an aggregate equity contribution by Liberty Capital Partners, Inc. of $76.5 million.

     In the event committed amounts become unavailable for any reason, Liberty and Merger Sub will use their respective commercially reasonable efforts to arrange alternative financing on terms and conditions that are commercially reasonable.

     We are not required to pay any commitment or other similar fee or incur any other liability in connection with the equity or debt financing under the commitments prior to the effective time of the merger.

CONDITIONS TO THE MERGER

     The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions:

  Stockholder Approval. The adoption of the merger agreement by our stockholders.

  No Law or Orders. The absence of any governmental injunctions, orders, decrees or rulings that prohibit or otherwise restrict consummation of the merger or would have the effect of making the merger illegal.

  DOE Pre-Acquisition Review. The receipt by us of written responses from the DOE to the pre-closing review applications filed with respect to our schools, which in our reasonable judgment and the reasonable judgment of Liberty, evidence that (i) such applications are materially complete and (ii)there is no material impediment to the issuance of a temporary provisional program participation agreement to each institution following the closing date of the merger.

  DOE Assurances Regarding Post-Merger Treatment. The receipt from the DOE of reasonable assurances regarding the issuance of a TPPPA or a provisional program participation agreement to our institutions, including assurances with respect to (i) the absence of certain restrictions on the institutions’ operations, (ii) required letters of credit and (iii) required personal guaranties.

  Educational Approvals. The receipt by us of certain other specified educational consents required to be obtained prior to the closing.

     The obligations of Liberty and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following additional conditions:
  Representations and Warranties. The truth and correctness of our representations and warranties in all material respects as of the effective time of the merger other than representations and warranties (i) made as of a particular date, which shall be true and correct as of such date, and (ii) qualified by reference to materiality or material adverse effect, which shall be true and correct in all respects.

  Compliance with Obligations. Our performance of all of our obligations required to be performed under the merger agreement prior to the effective time of the merger.

  No Material Adverse Effect. The absence of any change, event, occurrence or state of facts that individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on the Company.

  Consents and Approvals. The receipt from all governmental entities of all consents, approvals and authorizations required to be obtained or made prior to the consummation of the merger by us, except for certain pre-closing education related consents described above.

  Limitation on Dissenting Shares. No more than 2% of the shares of Company common stock outstanding immediately prior to the effective time shall have exercised dissenters’ rights of appraisal.

  Certain Actions. There shall not have been instituted or be pending any suit, claim, action or proceeding by or before any governmental authority as a result of this merger agreement or the merger that would reasonably be expected to make consummation of the merger illegal or to materially impair the surviving corporation’s ability to conduct its business.

  Financing. Liberty shall have obtained, pursuant to the financing commitments or otherwise, the funds necessary to consummate the merger on the terms set forth in the merger agreement, including amounts sufficient to pay the merger consideration and certain expenses.

  Ratio. We shall have sufficient cash (without borrowing) so that our Acid Test Ratio (as defined in the merger agreement) at the close of business on the day immediately preceding the date of closing is greater than 1.0.

  Cash on Hand. We shall have immediately prior to the effective time of the merger cash on hand (which for these purposes shall include amounts in respect of certain expenses incurred and paid by us in an amount up to $1,000,000) in an amount of not less than $6,500,000 in excess of the amount required to satisfy the Acid Test Ratio, and we shall have furnished to Liberty a certificate of our Chief Financial Officer, in form and substance satisfactory to Liberty, certifying the fulfillment of this condition.

  Termination of Agreements. Certain security holder agreements shall have been terminated.

  Liens. We shall have obtained releases, in form and substance reasonably satisfactory to Liberty, of all liens on our or on our subsidiaries’ assets and properties, including those set forth in the disclosure schedules provided with the merger agreement.

  Option Waiver. We shall have obtained duly executed waivers, in form and substance reasonably satisfactory to Liberty, from each of the holders of options entitled to receive merger consideration.

  Officer’s Certificate. Our delivery to Liberty at closing of a certificate with respect to the satisfaction of the conditions relating to our representations, warranties and obligations, and with respect to our receipt of stockholder approval.

     Our obligation to complete the merger is also subject to the satisfaction or waiver of the following additional conditions:

  Representations and Warranties. The truth and correctness of our representations and warranties in all material respects as of the effective time of the merger other than representation and warranties (i) made as of a particular date, which shall be true and correct as of such date, and(ii) qualified by reference to materiality or material adverse effect, which shall be true and correct in all respects.

  Compliance with Agreements and Covenants. The performance, in all material respects, by Liberty and Merger Sub of all the obligations required by the merger agreement.

  Officer’s Certificates. The delivery by Liberty and Merger Sub to us at closing of certificates of their President or any Vice President with respect to their satisfaction of the conditions relating to our representations, warranties and obligations.

  Paying Agent Agreement. Receipt of an executed copy of the Paying Agent Agreement.

INDEMNIFICATION AND INSURANCE

     The merger agreement provides that, from and after the effective time of the merger, Liberty will, and will cause the Company to, indemnify and hold harmless each of our and our subsidiaries’ former and present (as of the effective time of the merger) officers or directors against all losses, claims, damages, costs, expenses, liabilities, judgments or settlement amounts incurred in connection with any claim arising out of actions taken by them in their capacity as officers or directors prior to the effective time of the merger to the same extent as provided in our certificate of incorporation or bylaws and without limiting any additional rights such officer or director has under any contract or agreement with the Company. In this regard, the surviving corporation may be required to advance expenses to an indemnified officer or director, provided that the person to whom expenses are advanced provides an undertaking, to the extent required by applicable law, to repay such advances if it is ultimately determined that this person is not entitled to indemnification.

     The merger agreement provides that for a period of six (6) years after the effective time of the merger, Liberty shall maintain in effect the current policies of directors and officers liability insurance maintained by the Company and its subsidiaries, with respect to claims arising from facts or events which occurred before the effective time. However, Liberty may substitute policies from a financially capable insurer of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous, or, in the event such coverage is provided through Liberty’s insurer, on terms and conditions (other than coverage and amounts) consistent with its current coverage, or, in lieu thereof, obtain single limit tail coverage for such period (which shall be purchased by the Company immediately prior to closing upon the written request of Liberty). Liberty shall not be required to pay an annual premium for such insurance in excess of 150% of the last annual premium we paid for such insurance prior to the date of the merger agreement.

TERMINATION

     The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained, as follows:

  by mutual written consent of Liberty and us.

  by either Liberty or us, if:
  any court of competent jurisdiction in the U.S. or some other governmental entity issues a final injunction, order, decree or ruling or takes any other action which has become final and non-appealable and has the effect of making consummation of the merger illegal or otherwise prevents or prohibits consummation of the merger, provided that the terminating party shall have used commercially reasonable efforts to remove such order, decree, ruling or action;

  any law or regulation has been enacted, promulgated or issued and deemed applicable to the merger by any governmental authority which would make consummation of the merger illegal;

  the merger shall not have been consummated on or before December 18, 2006, provided that the right to terminate the merger agreement for this reason will not be available to any party (i) whose failure to fulfill any of its obligations under the merger agreement results in the failure of the merger to occur on or before such date, (ii) if the merger shall not have been consummated because prior to such date a federal governmental antitrust authority has entered or sought an order which would have the effect of making the merger illegal or otherwise prohibiting the consummation of the merger, or (iii)if certain pre-closing educational regulatory approvals required by the merger agreement are not received by such date;

  the merger shall not have been consummated prior to June 21, 2007; or

  our stockholders do not approve and adopt the merger and the merger agreement at the special meeting or any postponement or adjournment thereof, provided that the right to terminate the merger agreement for this reason will not be available to any party whose action, failure to act or breach of the merger agreement has been a principal cause of or resulted in the failure of the stockholders to adopt and approve the merger and the merger agreement.
  by Liberty if:
  there has been a misrepresentation or breach of warranty in any material respect or a failure to perform in any material respect a covenant on our part with respect to our representations, warranties and covenants of which we have been given written notice, which has not been cured within 30 days of such notice and which would give rise to the failure of any of the conditions to consummating the merger set forth in Article IX of the merger agreement; or

  our board of directors:
  withdraws or modifies, in a manner adverse to Liberty or Merger Sub, its recommendation or approval of the merger agreement or the merger, or states publicly its intent to do so, or fails to reconfirm such recommendation within one business day of Liberty’ written request for such reconfirmation;

  approves or recommends a superior proposal to our stockholders;

  fails to recommend against the acceptance of any tender offer or exchange offer that constitutes an acquisition proposal within 10 business days from the commencement thereof (including by means of taking no position with respect to the acceptance thereof by the stockholders); or

  resolves to take any of the foregoing actions.
  by us if:
  there has been a misrepresentation or breach of warranty in any material respect or a failure to perform in any material respect a covenant on the part of Liberty with respect to its representations, warranties and covenants of which Liberty has been given written notice, which has not been cured within 30 days of such notice and which would give rise to the failure of any of the conditions to consummating the merger set forth in Article IX of the merger agreement; or

  prior to the approval and adoption of the merger agreement and the merger by our stockholders, our board of directors authorizes us to enter into a definitive acquisition, merger or similar agreement with respect to any superior proposal, provided, however, that the Company may not so terminate the merger agreement unless:
  three business days shall have elapsed after delivery to Liberty of a written notice of such authorization and, during such three business day period, we shall have reasonably cooperated with Liberty, including informing Liberty of the terms and conditions of such superior proposal and the identity of the person or group making such superior proposal, with the intent of enabling Liberty to agree to a modification of the terms and conditions of the merger agreement so that the merger may be effected;

  at the end of such three business day period, the board of directors shall continue reasonably to believe that such acquisition proposal constitutes a superior proposal and promptly thereafter we enter into a definitive acquisition, merger or similar agreement to effect such superior proposal; and

  we have complied with our obligations under the merger agreement with respect to acquisition proposals and simultaneously paid the fees and expenses payable under Article X of the merger agreement.

PAYMENT OF FEES AND EXPENSES

Payable by the Company

     We have agreed to pay to Liberty, not later than two business days following the termination event (depending on the circumstance), an amount equal to $3,250,000 plus the amount of covered expenses incurred by Liberty up to $1,500,000 if:

  we have terminated the merger agreement due to our board of directors authorizing us to enter into a definitive acquisition, merger or similar agreement with respect to any superior proposal prior to the approval and adoption of the merger agreement and the merger by our stockholders;

  we have terminated the merger agreement because the merger shall not have been consummated on or before December 18, 2006, and such failure was not due to (i) the failure by us to fulfill any of our obligations under the merger agreement, (ii) the failure to receive the necessary regulatory approvals, (iii)the fact that a federal governmental antitrust authority has entered or sought an order which would have effect of making the merger illegal or otherwise prohibiting the consummation of the merger;

  we have terminated the merger agreement because the merger shall not have been consummated prior to June 21, 2007;

  we have terminated the merger agreement due to the failure of our stockholders to adopt the merger and the merger agreement at the special meeting of stockholders called for that purpose or any postponement or adjournment thereof; or

  Liberty has terminated the merger agreement because our board of directors has:
  withdrawn or modified, in a manner adverse to Liberty or Merger Sub, its recommendation or approval of the merger agreement or the merger, or stated publicly its intent to do so, or failed to reconfirm such recommendation within one business day of Liberty’s written request for such reconfirmation;

  approved or recommended any superior proposal to our stockholders;

  failed to recommend against the acceptance of any tender offer or exchange offer that constitutes an acquisition proposal within 10 business days from the commencement thereof (including by means of taking no position with respect to the acceptance thereof by the stockholders); or

  resolved to take any of the foregoing actions; and

  at the time of the foregoing actions by our board of directors, (i) there exists an acquisition proposal from a third party and (ii) within 12 months of the termination of the merger agreement, we enter into a definitive agreement or consummate a transaction with a third party with respect to an acquisition proposal.

Payable by Merger Sub

     Merger Sub has agreed to pay us $500,000 with respect to our covered expenses, if we terminate the merger agreement due to a material breach by Merger Sub of its representations, warranties and covenants such that the closing conditions would not be satisfied and such breach has not been cured within 30 days. In such event, Merger Sub is required to pay the $500,000 within five (5) business days.

Amendment and Waiver

     The merger agreement may be amended prior to the effective time of the merger by mutual agreement of the parties. However, after the merger agreement has been approved and adopted by our Stockholders, no amendment will be made to the merger agreement except as permitted under applicable law.

MARKET PRICE OF THE COMPANY’S COMMON STOCK

     Our common stock is traded on the NASDAQ Capital Market under the symbol “CCDC.” The following table sets forth the high and low closing price reported at the end of the trading day, for the periods indicated as reported by NASDAQ.

2006	High	Low
First Quarter	$16.93	$13.76
Second Quarter (1)	$16.40	$14.24

2005	High	Low
First Quarter	$19.84	$16.95
Second Quarter	$16.99	$13.65
Third Quarter	$17.06	$14.10
Fourth Quarter	$16.67	$13.45

2004	High	Low
First Quarter	$27.75	$21.75
Second Quarter	$25.70	$14.60
Third Quarter	$17.39	$13.42
Fourth Quarter	$20.27	$14.87
____________________

(1)	The range of prices is from 4/1/06 through 6/21/06, the date on which the Company announced the signing of the merger agreement after the market had closed.

     The closing sale price of our common stock on the NASDAQ Capital Market on June 21, 2006, which was the last trading day before we announced the merger, was $14.77 per share. On June 22, 2006, the market price of the Company’s common stock on the NASDAQ Capital Market increased to a high of $19.28 per share. On July 20, 2006, the last trading day before this proxy statement was filed with the SEC, the closing price for the Company’s common stock on the NASDAQ Capital Market was $19.22. You are encouraged to obtain current market quotations for the Company’s common stock in connection with voting your shares.

     We have not paid any cash dividends on our common stock. Our board of directors periodically reviews whether to pay dividends and any decision to pay dividends will depend upon our earnings, financial condition and other factors. The merger agreement provides, among other things, that we may not pay any dividends on our common stock without the consent of Liberty.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number of shares of common stock of the Company beneficially owned, as of July 18, 2006 by (i) any person (including any “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”)) known by management to own beneficially more than 5% of the outstanding shares of the Company’s common stock, (ii) each of our directors, (iii) our chief executive officer and the next four most highly compensated executive officers, and (iv) all directors and executive officers as a group.

	Common Stock
Name of Beneficial Owner	Amount (2)		% of Class (3)
Robert F. Brozman Trust (1)(**)	292,662		5.3%
Cahill, Warnock Strategic (1)	1,300,099	(4)	23.5
Partners Fund, L.P.
Jack L. Brozman (1)(**)	1,014,525	(5)	18.1
Harry T. Wilkins (1)	300	(6)		*
Thomas K. Sight (1)	13,334	(7)		*
Janet M. Stallmeyer (1)	5,000	(8)		*
David L. Warnock (1)	1,300,099	(4)	23.5

	Common Stock
Name of Beneficial Owner	Amount (2)		% of Class (3)
Patrick J. Debold (1)	65,000	(9)	*
Paul R. Gardner (1)	88,356	(10)	*
Diana D. Hawkins-Jenks (1)	78,950	(11)	*
Asa E. Johnson (1)	71,500	(12)	*
Gamco Investors, Inc. (1)	426,604	(13)	7.7
Stadium Capital Management LLC (1)	589,909	(14)	10.7
All Directors and Executive Officers as a Group (9 persons)	2,637,064	(15)	44.6%
____________________

*	Less than one percent (1%)

(1)	Addresses: Robert F. Brozman Trust, Jack L. Brozman, Harry T. Wilkins, Thomas K. Sight, Janet W. Stallmeyer Patrick J. Debold, Paul R. Gardner, Diana D. Hawkins-Jenks and Asa E. Johnson, 5800 Foxridge, Suite 500, Mission, Kansas 66202; David Warnock, Cahill, Warnock Strategic Partners Fund, L.P., One South Street, Suite 2150, Baltimore, Maryland 21202; Gamco Investors, Inc., One Corporate Center, Rye, NY 10580-143; Stadium Capital Management LLC, 19875 Village Office Court Suite 101, Bend, OR 97702-1922 US.

(2)	Unless otherwise indicated by footnote, nature of beneficial ownership of securities is direct, and beneficial ownership as shown in the table arises from sole voting and investment power.

(3)	The percentage of class is calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934 (“Exchange Act”).

(4)	Includes 1,219,210 shares of Common Stock owned by Cahill, Warnock Strategic Partners Fund, L.P., 67,555 shares of Common Stock owned by Strategic Associates, L.P. and 13,334 shares of Common Stock exercisable pursuant to options held by David L. Warnock. Cahill, Warnock Strategic Partners Fund, L.P., Strategic Associates, L.P., David L. Warnock and Liberty entered into a Stock Voting Agreement on June 21, 2006 relating to these shares. Liberty and its affiliates filed a Form 13D with the Securities and Exchange Commission on June 29, 2006.

(5)	Includes 292,662 shares of Common Stock held by the Robert F. Brozman Trust, of which Jack L. Brozman is trustee, 611,363 shares of Common Stock held directly, 88,000 shares of Common Stock exercisable pursuant to options and 22,500 shares of Common Stock held in trust for his children. Fran Brozman, Mr. Brozman’s spouse, is the trustee of such trust.

(6)	Includes 300 shares of Common Stock.

(7)	Includes 13,334 shares of Common Stock exercisable pursuant to options.

(8)	Includes 5,000 shares of Common Stock exercisable pursuant to options.

(9)	Includes 65,000 shares of Common Stock exercisable pursuant to options.

(10)	Includes 63,000 shares of Common Stock exercisable pursuant to options.

(11)	Includes 75,750 shares of Common Stock exercisable pursuant to options.

(12)	Includes 71,500 shares of Common Stock exercisable pursuant to options.

(13)	Common Stock amount reported as of June 26, 2006. Source of information, Form 13D filed with the Securities and Exchange Commission.

(14)	Common Stock amount reported as of March 31, 2006. Source of information, Form 13F filed with the Securities and Exchange Commission.

(15)	Includes 394,918 shares of Common Stock, which are exercisable pursuant to options. For purpose of this table and pursuant to Rule 13d-3(d) of the Exchange Act, shares underlying options are deemed beneficially owned if such options are exercisable within 60 days of June 26, 2006.

(**)	Jack L. Brozman and Liberty entered into a Stock Voting Agreement on June 21, 2006, which relates only to the 611,363 shares of the Company’s common stock and 88,000 options to purchase shares of the Company’s common stock owned directly by Mr. Brozman which represents approximately 12.5% of the Company’s common stock. The voting agreement does not relate to any of the 292,662 shares of Company’s common stock held by the Robert F. Brozman Trust, of which Mr. Brozman serves as the trustee, or to any of the 22,500 shares of the Company’s common stock held in trust for Mr. Brozman’s children. Liberty and its affiliates filed a Form 13D with the Securities and Exchange Commission on June 29, 2006.

FUTURE STOCKHOLDER PROPOSALS

     Due to the contemplated consummation of the merger, the Company does not currently expect to hold a 2007 annual meeting of stockholders because, following the merger, the Company will not be a publicly traded company. If the merger is not consummated, stockholders wishing to present proposals to be considered at the Company’s 2007 annual meeting of stockholders must notify the Company, in writing, on or before December 10, 2006, to be considered for inclusion in the Company’s next proxy statement for such meeting.

OTHER MATTERS

     We are not aware of any business or matter other than as indicated above, which may be properly presented at the special meeting. If, however, any other matter properly comes before the special meeting, the persons named as proxies in the accompanying proxy will, in their discretion, vote thereon in accordance with their best judgment.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

     The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

     Public Reference Room
     100 F Street, N.E.
     Washington, D.C. 20549

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

     Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Concorde Career Colleges, Inc., 5800 Foxridge Drive, Suite 500, Mission, Kansas, Attention: Investor Relations, telephone (913) 831-9977. If you would like to request documents, please do so by August 17, 2006, in order to receive them before the special meeting.

     The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We will provide, without charge, a copy of any and all of the information that has been incorporated by reference into this document, upon a written request from any person to whom this proxy statement was delivered. Please mail your request to Corporate Secretary, Concorde Career Colleges, Inc., 5800 Foxridge Drive, Suite 500, Mission, Kansas 66202. You may also access documents we file with the SEC under the “Corporate Information” link at www.concordecareercolleges.com. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting.

Company Filing:	Period:

Item 1A, Annual Report on	Fiscal year ended December 31, 2005
Form 10K

     Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and the Company is not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this proxy statement.

     No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated July 21, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

By and Among

Liberty Partners Holdings 28 LLC,

Teach Acquisition Corporation

and

Concorde Career Colleges, Inc.

June 21, 2006

i

6.21	Regulatory Matters	22
6.22	Student Financial Assistance Programs	25
6.23	Takeover Statutes and Provisions	26
6.24	Labor Matters	26
6.25	Affiliate Transactions	26
6.26	Broker’s Fees	26
6.27	Opinions of Financial Advisors	27
ARTICLE VII	REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB	27
7.1	Corporate Organization, Qualification and Power	27
7.2	Authorization of Agreement and Merger	27
7.3	Enforceable Agreement	27
7.4	No Conflicts, Violations, Breaches or Defaults	27
7.5	Status of Buyer; Control Matters	28
7.6	Proxy Statement	28
7.7	Financing	28
7.8	Broker’s Fees	28
ARTICLE VIII	CONDUCT PENDING THE CLOSING AND COVENANTS	29
8.1	Conduct of Business by Company	29
8.2	Acquisition Proposals	30
8.3	Stockholders’ Approval	31
8.4	All Reasonable Efforts	32
8.5	Access to/Confidentiality of Information	32
8.6	Publicity	33
8.7	Indemnification	33
8.8	Certain Benefit Plans	34
8.9	Regulatory and Other Approvals	34
8.10	Stockholder Litigation	35
8.11	Supplemental Disclosure	35
8.12	Waiver	35
ARTICLE IX	CONDITIONS	35
9.1	Conditions to Each Party’s Obligation to Close	35
9.2	Additional Conditions to the Obligations of Buyer and Merger Sub to Close	36
9.3	Deliveries	37
9.4	Additional Conditions to the Company’s Obligation to Close	37
9.5	Deliveries	37
ARTICLE X	TERMINATION AND REMEDIES	38
10.1	Termination	38
10.2	Effect of Termination	39
ARTICLE XI	GENERAL PROVISIONS	39
11.1	Expenses	39
11.2	Nonsurvival	40
11.3	Modification or Amendment	40
11.4	Waiver	40
11.5	Notices	40
11.6	Governing Law	41
11.7	Entire Agreement	41

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11.8	Binding Effect	41
11.9	Assignment	41
11.10	Counterparts	41
11.11	Severability	41
	LIST OF EXHIBITS
Exhibit 1.1	Form of Escrow Agreement
Exhibit 2.2	Form of Certificate of Merger
Exhibit 3.1	Form of Certificate of Incorporation of the Surviving Company
	LIST OF SCHEDULES
Company Disclosure Schedule
Buyer Disclosure Schedule

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AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of June 21, 2006, by and among LIBERTY PARTNERS HOLDINGS 28 LLC, a Delaware limited liability company (the “Buyer”), Teach Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Buyer (the “Merger Sub”), and CONCORDE CAREER COLLEGES, INC., a Delaware corporation (the “Company”).

RECITALS

     A.     The Board of Directors of the Buyer has determined that it is in the best interests of its stockholders that Merger Sub be merged with and into the Company and, to that end, has approved the merger of Merger Sub with and into the Company in accordance with the laws of the State of Delaware and the provisions of this Agreement (as hereinafter defined).

     B.     As a condition and an inducement to Buyer and Merger Sub entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Buyer is simultaneously entering into Stock Voting Agreements with certain stockholders of the Company, who, collectively, hold an aggregate of approximately thirty five percent (35%) of the voting power of the outstanding shares of the Company Stock (as hereinafter defined) (the “Voting Agreements”).

     C.     The Board of Directors of the Company has determined that it is in the best interests of its stockholders that Merger Sub be merged with and into the Company and, to that end, has approved the merger of Merger Sub with and into the Company in accordance with the laws of the State of Delaware and the provisions of this Agreement and the Voting Agreements, including for purposes of rendering the restrictions of Section 203 of the Delaware General Corporation Law inapplicable to this Agreement, the Voting Agreements, the Merger (as hereinafter defined) and the other transactions contemplated hereby and thereby, and has unanimously recommended that this Agreement and the transactions contemplated thereby be approved by the Company’s stockholders.

     D.     Buyer, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with, and establish certain conditions precedent to, the Merger.

AGREEMENT

     In consideration of the mutual agreements, promises and covenants set forth herein and the recitals set forth above, and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties hereto, intending to be legally bound, agree as follows.

ARTICLE I
DEFINITIONS

1.1     Defined Terms. As used herein, the following capitalized terms have the following meanings:

    ABHES: Accrediting Bureau of Health Education Schools.

    ACCSCT: Accrediting Commission of Career Schools and Colleges of Technology.

        Accrediting Body: Any non-governmental entity or organization that has been recognized by the DOE as a reliable authority as to the quality of training offered by “institutions of higher education,” “proprietary institutions of higher education,” or “educational programs”(as those terms are defined by the DOE) under 34 C.F.R. Part 602 as promulgated by the DOE, including the ACCSCT, the COE and the ABHES.

        Acid Test Ratio: A fraction, the numerator of which is the Quick Assets, and the denominator of which is the Current Liabilities.

        Acquisition Proposal: Any proposal or offer with respect to a merger, reorganization, recapitalization, share exchange, consolidation, sale, purchase, tender offer, exchange offer or similar transaction involving any class of equity securities (or any securities exercisable or exchangeable for or convertible into such equity securities) issued by the Company or any of its Subsidiaries, or any of the Company’s or any such Subsidiary’s assets.

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        Additional Agreements: Those agreements listed in this Agreement and attached hereto, either as of the date hereof or, subject to the mutual agreement of the parties, prior to Closing, as exhibits and incorporated herein by reference, including the Paying Agent Agreement and Voting Agreements, as well as all assignments and ancillary agreements necessary to effectuate the Merger.

        Affiliate: Any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise, and in any event and without limitation of the previous sentence, any Person beneficially owning ten percent (10%) or more of the voting securities of a second Person shall be deemed to control that person.

        Agreement: This Agreement and Plan of Merger, including the preamble, recitals, exhibits and schedules hereto, all of which are hereby incorporated herein by reference and made a part hereof.

        Buyer: See the preamble to this Agreement.

        Buyer Disclosure Schedule: That schedule from Buyer to the Company to be delivered upon the execution of this Agreement, and updated, subject to the approval of the Company, and redelivered at Closing, which sets forth certain disclosures concerning Buyer and its business.

        Buyer Material Adverse Effect: Any change, event, occurrence or state of facts which materially and adversely affects, or which would reasonably be expected to materially and adversely affect, the ability of Buyer to consummate the Transactions.

        Certificates: Certificates representing Company Shares.

        Certificate of Merger: The document to be prepared by the parties hereto, in substantially the form attached hereto as Exhibit 2.2, in compliance in all respects with the requirements of the DGCL and the provisions of this Agreement and which shall be filed with the Secretary of State of the State of Delaware.

        Closing: A meeting for the purpose of concluding the Transactions to be held at the place and on the date fixed in accordance with Section 2.3.

        Code: The Internal Revenue Code of 1986, as amended.

        COE: Council on Occupational Education.

        Commercially Reasonable Efforts: Efforts which are reasonably within the contemplation of the Parties at the time of entering into this Agreement and which do not require the performing Party to expend funds other than expenditures which are customary and reasonable in transactions of the kind and nature contemplated by this Agreement in order for the performing Party to satisfy its obligations hereunder.

        Company: See the preamble to this Agreement.

        Company Benefit Plan: Any employee benefit plan as defined in Section 3(3) of ERISA, any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, or “qualified asset account” within the meaning of Section 419A of the Code, and any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, equity compensation, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature, sponsored, maintained, contributed to or to which there is an obligation to contribute by the Company, its Subsidiaries, or any ERISA Affiliate, for the benefit of any current or former employee or director of the Company, or any of its Subsidiaries or any ERISA Affiliate.

        Company Disclosure Schedule: That schedule from the Company to Buyer and the Merger Sub to be delivered upon the execution of this Agreement, and, subject to the prior written approval of Buyer, updated and redelivered at the Closing, which sets forth certain disclosures concerning the Company and its business.

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        Company Material Adverse Effect: Any change, event, occurrence or state of facts which materially and adversely affects, or which would reasonably be expected to materially and adversely affect, (a) the ability of the Company to consummate the Transactions, (b) the ability of the Surviving Company to participate in the Title IV Programs following the date of the Closing, or (c) the results of operations, financial condition, assets, liabilities, properties or business of the Company and its Subsidiaries, taken as a whole, other than any change or effect (i)to the extent due to changes in the U.S. economy or financial markets generally, (ii)to the extent due to changes in the industry in which the Company operates that affect all Persons active in such industry substantially in the same manner and to the same extent or (iii)arising out of or as a result of the public announcement of the Transactions.

        Company SEC Reports: The forms, reports and documents filed by the Company with the SEC since January 1, 2000.

        Company Share Consideration: The aggregate amount of cash consideration to be paid to all holders of Company Shares upon the effectiveness of the Merger, pursuant to Section 5.1(a).

        Company Shares: The Company Stock issued and outstanding immediately prior to the Effective Time.

        Company Stock: The authorized shares of common stock, $.10 par value per share, of the Company.

        Company’s Stockholder Meeting: The meeting of the stockholders of the Company to be held as promptly as reasonably practicable after the date hereof for the purpose of voting upon the approval and adoption of this Agreement and the Transactions.

        Covered Expenses: Fees, costs, expenses (including fees and expenses of legal counsel, accountants, consultants, appraisers, lenders, advisors, and other representatives and third party vendors) incurred by either the Company or Buyer in connection with or relating to any evaluation (including Buyer’s due diligence investigation of the Company), pursuit and consummation of the Transactions, whether or not consummated.

        Current Liabilities: The sum of the Company’s current liabilities, including accrued liabilities, student deposits, prepaid and unearned tuition and fees (current and non-current), in each case determined in accordance with U.S. GAAP.

        DGCL: The General Corporation Law of the State of Delaware, as amended.

        Dissenting Shares: Company Shares which are held by stockholders who have properly exercised and perfected, or are in the process of perfecting, appraisal rights under Section 262 of the DGCL.

        DOE: The U.S. Department of Education.

        Educational Agency: Any Person, whether governmental, government chartered, tribal, private or quasi-private, that engages in granting or withholding Educational Approvals for or otherwise regulates private postsecondary schools in accordance with standards relating to the performance, operation, financial condition, or academic standards of such schools, including any Accrediting Body, the DOE, any State Educational Agency, any student loan guaranty agency, the U.S. Department of Veterans Affairs and any state approving agency for veterans education training benefits.

        Educational Approval: Any license, permit, authorization, certification, accreditation, program participation agreement or similar approval issued by any Educational Agency to the Company, any Institution or any School, including any such approval required for participation in any Student Financial Assistance Program.

        Effective Time: The date and time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other time as is agreed upon by the Parties and specified in the Certificate of Merger.

        Employees: Any and all individuals employed by the Company or any of its Subsidiaries.

        Environmental Claim: Any action, cause of action, claim, investigation, demand or notice by any Person alleging liability or potential liability under, or non-compliance with, any Environmental Law.

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        Environmental Law: All Laws, Permits, Judgments of any Government Authority, and agreements with any Governmental Authority or other Person, including real property leases, in each case, as amended from time to time, (a) relating to pollution or protection of the environment, natural resources or human health and safety (including worker health and safety), including Laws relating to Releases or threatened Releases of Hazardous Substances or otherwise relating to the manufacture, formulation, generation, processing, distribution, use, treatment, storage, disposal, Release (as hereinafter defined), transport, arrangement for transport for disposal or treatment, arrangement for disposal or treatment, remediation, abatement, cleanup or handling, presence of or exposure to Hazardous Substances, (b) with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances and (c) relating to the management, use, restoration, or compensation for lost use of or damage to natural resources.

        ERISA: The Employee Retirement Income Security Act of 1974, as amended.

        ERISA Affiliate: Any trade or business, whether or not incorporated that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414(m) or (o) of the Code.

        Escrow Agent: Citibank, N.A., or such other escrow agent selected by Buyer and reasonably acceptable to the Company.

        Escrow Agreement: The escrow agreement, substantially in the form of Exhibit 1.1, to be entered into pursuant to Section 5.3(f).

        Exchange Act: The Securities Exchange Act of 1934, as amended.

        Governmental Authority: The U.S. or any national, state, county, municipal, local or foreign government, and any governmental court, agency, bureau, commission, authority or executive, legislative or judicial body, but excluding any Educational Agency.

        Hazardous Substance: Any waste, material or substance listed, defined, regulated designated or classified as a “pollutant or contaminant,” hazardous, toxic, radioactive or a special waste under any applicable Environmental Law, including petroleum and any derivative or by-products thereof, asbestos or asbestos-containing materials, PCBs, urea formaldehyde, mold, fungi and similar organisms.

        HSR Act: The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

        Institution: A group of one or more Schools, consisting of a main campus and any additional locations or branches thereof, identified by a single six-digit Office of Postsecondary Education Identification (OPEID) number by the DOE.

        Intangible Assets: Any and all (a)inventions (whether patentable or unpatentable or whether or not reduced to practice), improvements thereto, and U.S. and foreign patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b)trade names, trade dress, logos, slogans, symbols, corporate names, internet domain names, trademarks and service marks and all registration applications, registrations and renewals in connection therewith and all goodwill associated therewith; (c)copyrights and all registration applications, registrations and renewals in connection therewith and all derivatives and combinations thereof; (d) domain name registrations, registrations of Uniform Resource Locators (URLs) or other internet addresses; (e)computer software and databases (including data and related documentation); (f)trade secrets and confidential or proprietary business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (g)curricula, course materials, instructional video tapes, tape recordings and visual aids and (h)copies and tangible embodiments of the foregoing (in whatever form of medium) and all files relating thereto.

        IRS: The U.S. Internal Revenue Service.

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        Judgment: Any judgment, writ, injunction, order or decree of or by any court, judge, justice or magistrate, including any bankruptcy court or judge, having appropriate jurisdiction, and any adjudicative order of or by any Governmental Authority.

        Knowledge: The phrase “to the Knowledge of the Company,” or phrases of similar import, shall mean the actual knowledge of Jack L. Brozman, Patrick J. Debold, Paul R. Gardner, Asa E. Johnson, Diana D. Hawkins-Jenks, Randy Willy and Harry Dotson after due inquiry of individuals responsible for such matters at the Company and its Subsidiaries, including Lois Madsen, the Company’s Campus Presidents and Regional Directors of Operations, and the phrase “to the Knowledge of Buyer,” or phrases of similar import, shall mean the actual knowledge of Timothy Foster, after due inquiry of individuals responsible for such matters at Buyer and its Affiliates set forth in Section 7.5 of the Buyer Disclosure Schedule.

        Law: The common law and any U.S. federal, state, local or foreign statute, law, ordinance, code or other law, rule, regulation, code, Permit, order, judgment, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority.

        Lien: Any mortgage, pledge, security interest, option, charge, claim, lien or encumbrance of any kind, which (a)creates or confers an interest in property to secure payment or performance of a liability, obligation or claim, or which retains or reserves such an interest for such purpose; (b)grants to any Person the right to purchase or otherwise acquire, or obligates any Person to sell or otherwise dispose of, or otherwise results or may result in any Person acquiring, any property or interest in property; (c)restricts the transfer of, or the exercise of any rights in or the enjoyment of any benefits arising by reason of ownership of, any property or (d)otherwise constitutes an interest in, or claim against, property, whether arising pursuant to any Law, including Environmental Law, Judgment or any binding contract.

        Merger: The merger of Merger Sub into and with the Company at Closing, as set forth in Section 2.1.

        Merger Consideration: The aggregate amount of cash consideration to be paid to the holders of Company Shares and Options in an amount that is equal to the sum of the Company Share Consideration plus the Option Settlement Amount.

        Merger Payment Fund: That amount of cash equal to the Merger Consideration, which shall be delivered by Buyer to the Paying Agent pursuant to the Paying Agent Agreement.

        Merger Sub: See the preamble to this Agreement.

        Option: Each option to purchase Company Stock issued pursuant to any of the Company’s Option Plans outstanding immediately prior to the Effective Time.

        Option Cancellation and Termination Acknowledgement: An acknowledgement and release to be delivered by holders of Options, as set forth in Section 5.3(c).

        Option Plans: The Company’s 2003 Long-Term Executive Compensation Plan, the Company’s 2002 Long-Term Executive Compensation Plan, the Company’s 2000 Long-Term Executive Compensation Plan, the Company’s 1998 Long-Term Executive Compensation Plan, the Company’s Second Amended and Restated 1988 Incentive Stock Option Plan and the Company’s Board of Directors Non-Qualified Stock Option Grants listed on Section 6.2 of the Company Disclosure Schedule.

        Option Settlement Amount: The aggregate amount of cash consideration to be paid to directors, officers and Employees of the Company holding Options in exchange for cancellation of such Options, as set forth in Section 5.1(b).

        Party: The Company, Merger Sub or Buyer.

        Paying Agent: UMB Bank, n.a., which shall act as paying agent in connection with payment of the Merger Consideration, or such other paying agent selected by Buyer and reasonably acceptable to the Company for the benefit of the holders of Company Shares and Options.

        Paying Agent Agreement: The agreement between Buyer and the Paying Agent to be entered into for the benefit of the stockholders and holders of Options of the Company to provide for the payment of the Merger Consideration and the management of the Merger Payment Fund, pursuant to Section 5.3.

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        Permit: Any license, certificate, filing, franchise, registration, notice, permit, approval, finding of suitability, consent, clearance, waiver, exemption, order, authorization, application, right or privilege of any nature, required, granted, issued, approved or allowed by any Governmental Authority.

        Person: Any natural person, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, unincorporated entity of any kind, Governmental Authority or other entity of any kind or nature.

        PPPA: A provisional program participation agreement issued by the DOE to any Institution pursuant to Title IV.

        Preferred Stock: The authorized shares of preferred stock, $.10 par value per share, of the Company.

        Proceeding: Any suit, action, litigation, arbitration, administrative hearing or other judicial, administrative or regulatory proceeding.

        Proxy Statement: The proxy statement and form of proxy in connection with the vote of the stockholders of the Company with respect to the Merger and this Agreement together with any amendments thereof or supplements thereto in the form mailed to the Company’s stockholders.

        Quick Assets: An amount equal to the sum of the Company’s cash and cash equivalents plus current accounts receivable net of related allowances and write-offs.

        Representatives: Officers, employees, legal counsel, financial advisors, accountants or other authorized representatives of any of the Parties to be provided access to information pursuant to Section 8.5.

        School: Any school location, including those listed on Section 6.21(b)(iii) of the Company Disclosure Schedule, regulated as such by any Educational Agency and owned or operated by the Company or any of its Subsidiaries or Buyer or any of its Subsidiaries, as applicable.

        SEC: The U.S. Securities and Exchange Commission.

        Securities Act: The Securities Act of 1933, as amended.

        State Educational Agency: Any state educational licensing body that provides any license, permit, certification or other authorization necessary for any Institution or School to provide postsecondary education or any educational program in that state.

        Student Financial Assistance Program: Any program of federal student financial assistance administered pursuant to Title IV and its implementing regulations promulgated by the DOE, as well as any state or other government-sponsored student assistance programs.

        Subsidiary: In reference to any entity, any corporation or other entity, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity.

        Superior Proposal: Any unsolicited written bona fide Acquisition Proposal made by a third party to acquire all of the issued and outstanding Company Stock, or all or substantially all of the Company’s assets, on terms which the Board of Directors of the Company determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to the Company and its stockholders (including taking into account the financing thereof) than the Transactions.

        Surviving Company: The Company, as the survivor of the Merger, as set forth in Section 2.1.

        Tax: (a) Any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, escheat, unclaimed property, payroll, withholding, unemployment compensation, social security, retirement, environmental (including any Taxes imposed under Section 59A of the Code) or other tax of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charges of any nature; or (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.

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        Tax Return: Any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any law relating to any Tax, including any amendment thereto.

        Title IV: Title IV of the Higher Education Act of 1965 (20 U.S.C. 1070 et seq.), as amended, and any amendments or successor statutes thereto.

        Title IV Program: Any program of student financial assistance authorized pursuant to Title IV.

        TPPPA: A temporary provisional program participation agreement issued by the DOE to any Institution pursuant to Title IV.

        Transactions: The transactions contemplated by this Agreement, including the Merger and those contemplated by the Additional Agreements.

        U.S.: United States of America.

        U.S. GAAP: Generally accepted accounting principles as in effect in the U.S.

        Voting Agreements: See the recitals to this Agreement.

     1.2     Additional Terms. Terms not set forth in Section 1.1, but otherwise defined in the body of this Agreement, shall have the specific meanings attributed to them in the text. In construing this Agreement, the following principles shall be followed:

             (a)     the terms “herein,” “hereof,” “hereby,” “hereunder” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed;

             (b)     except as otherwise set forth herein, references to Articles, Sections, schedules, exhibits and other subdivisions, subsections or clauses refer to the Articles, Sections, schedules, exhibits and other subdivisions, subsections or clauses of this Agreement;

             (c)     a reference to any Person shall include such Person’s predecessors;

             (d)     unless otherwise set forth herein, all accounting terms have the meanings assigned to them in accordance with U.S. GAAP;

             (e)     no consideration shall be given to the captions of the Articles, Sections, schedules, exhibits, subdivisions, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

             (f)     the words “includes” and “including” and their syntactical variants mean “includes, but is not limited to” and “including, without limitation,” and corresponding syntactical variant expressions;

             (g)     unless otherwise set forth herein, a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined;

             (h) the plural shall be deemed to include the singular and vice versa; and

             (i) the term “dollars” and the symbol “$” refer to the lawful currency of the U.S.

     ARTICLE II
TERMS OF THE MERGER

     2.1     The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, the Company and Merger Sub shall consummate the Merger in which (a)Merger Sub shall be merged with and into the Company in accordance with the DGCL, (b)the separate existence of Merger Sub shall thereupon cease, (c)the Company shall be the survivor of the Merger and, as the Surviving Company, shall continue its corporate existence

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under the DGCL as a wholly owned subsidiary of Buyer, retaining its corporate name, and its other rights, privileges, immunities, powers and franchises, unaffected by the Merger, and shall assume all the rights and obligations of Merger Sub. The Merger shall have the effects set forth in the DGCL.

     2.2     Effective Time. Subject to the terms and conditions of the Agreement, the Parties shall prepare and execute a Certificate of Merger substantially in the form of Exhibit 2.2, attached hereto. The Certificate of Merger shall be filed on the date of Closing (or such other date as agreed by Buyer and the Company) with the Secretary of State of the State of Delaware in the manner provided in the DGCL and the Merger shall be effective at the Effective Time.

     2.3     Closing. Unless this Agreement shall have been terminated in accordance with Section 10.1, the Closing of the Merger shall occur at the offices of Blank Rome LLP, The Chrysler Building, 42nd Street and Lexington Avenue, New York, New York 10174, commencing at 10:00 A.M., local time, on the third business day following the date on which the last of the conditions set forth in Article IX hereof shall have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing) subject to the terms and conditions of the Agreement, or at such other place, time and date as Buyer and the Company may agree in writing.

ARTICLE III
CERTIFICATE OF INCORPORATION AND
BYLAWS OF THE SURVIVING COMPANY

     3.1     Certificate of Incorporation. At the Effective Time and in accordance with the DGCL, the Certificate of Incorporation of the Company shall be amended and restated in its entirety in the Merger by adoption of the Certificate of Incorporation attached as Exhibit 3.1 hereto, and such Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Company and thereafter may be amended or repealed in accordance with its terms and as provided by applicable Law.

     3.2     The Bylaws. At the Effective Time and without any further action on the part of the Surviving Company, Buyer, or Merger Sub, the Bylaws of Merger Sub in effect prior to the Effective Time shall be the Bylaws of the Surviving Company and thereafter may be amended or repealed in accordance with their terms, the Certificate of Incorporation of the Surviving Company and as provided by applicable Law.

ARTICLE IV
DIRECTORS AND OFFICERS OF
THE SURVIVING COMPANY

     4.1     Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, all in accordance with the Surviving Company’s Certificate of Incorporation and Bylaws.

     4.2     Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, all in accordance with the Surviving Company’s Certificate of Incorporation and Bylaws.

ARTICLE V
     MERGER CONSIDERATION; CONVERSION OR
CANCELLATION OF COMPANY SHARES IN THE MERGER

     5.1     Merger Consideration. The Merger Consideration shall be $114,528,168 (assuming the issuance prior to the Effective Time of 1,500 Company Shares as permitted under Section 8.1(a)), as more particularly described below:

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             (a)     Subject to the terms and conditions of this Agreement, at the Effective Time by virtue of the Merger and without any action on the part of the holder thereof, the Company, Buyer or Merger Sub, each Company Share, other than Dissenting Shares, treasury shares or Company Shares owned by Buyer, or any direct or indirect wholly owned Subsidiary of Buyer, shall be cancelled as set forth in Section 5.2 and shall be converted into the right to receive an amount to be paid in cash equal to Nineteen and 80/100 Dollars ($19.80) per Company Share (“Per Share Company Share Consideration”), without interest thereon, upon surrender of the Certificate representing such Company Share, in accordance with Section 5.3.

             (b)     Subject to the terms and conditions of this Agreement, at the Effective Time each Option shall be cancelled as set forth in Section 5.2 and each Option with respect to each share of Company Stock issuable upon the exercise thereof shall be converted into the right to receive an amount to be paid in cash equal to the amount, if any, by which (i) the Per Share Company Share Consideration exceeds (ii) the applicable exercise price payable upon exercise of such Option with respect to such share of Company Stock.

             (c)     Notwithstanding Section 5.1(b), if it is determined that compliance with any of the foregoing would cause any individual subject to Section 16 of the Exchange Act to become subject to the profit recovery sections thereof, any Options held by such individual shall be repurchased by the Company immediately prior to the Effective Time, as previously authorized by the Board of Directors of the Company, for cash in an amount equal to the amount that such individual would, but for this provision, have been entitled to receive in connection with the Merger pursuant to Section 5.1(b).

      5.2     Cancellation of Company Shares and Options.

             (a)     All Company Shares, by virtue of the Merger and without any action on the part of the holder thereof, the Company, Buyer or Merger Sub, shall cease to be outstanding, be automatically canceled and cease to exist, and each holder of a Certificate shall thereafter cease to have any rights with respect to such Company Shares, except the right to receive for each of the Company Shares, upon the surrender of such Certificate in accordance with Section 5.3, the Per Share Company Share Consideration.

             (b)     At the Effective Time, each Company Share that is held by the Company as treasury stock or held by Buyer or any direct or indirect wholly owned Subsidiary of Buyer, immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, the Company, Buyer or Merger Sub, cease to be outstanding, be automatically canceled and cease to exist without payment of any consideration therefore.

             (c)     As of the Effective Time, the Company shall cause all Option Plans to terminate and any rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the Company Stock, any other capital stock of the Company or the capital stock of any of the Company’s Subsidiaries shall be automatically canceled.

             (d)     At the Effective Time, each Option shall cease to be outstanding, be automatically canceled and cease to exist, and each Option shall only entitle the holder thereof to the payment set forth in Section 5.1(b). Prior to the Effective Time, the Company shall use its Commercially Reasonable Efforts, subject to the terms of the Option Plans, including satisfying any applicable notice requirements, to cancel any outstanding Options effective at and as of the Effective Time, without any payment therefore except as set forth in Section 5.1(b).

             (e)     Stock of Merger Sub. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into and become one duly authorized, validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Company. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of such shares of the Surviving Company.

     5.3     Payment for Company Shares and Options in the Merger. The manner of making payment for Company Shares and Options in the Merger shall be as follows:

             (a)     At the Effective Time, subject to Section 5.3(f), pursuant to the Paying Agent Agreement, Merger Sub shall make available, or shall cause to be made available, to the Paying Agent, (i)the Company Share Consideration payable pursuant to Section 5.1(a), and (ii) the Option Settlement Amount payable pursuant to Section 5.1(b), which cash amount shall constitute the Merger Payment Fund. Pursuant to the terms of the Paying

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Agent Agreement, the Merger Payment Fund shall be invested by the Paying Agent, as directed by the Buyer, so long as such directions do not impair the rights of the holders of Company Shares or Options, in direct obligations of the U.S., obligations for which the full faith and credit of the U.S. is pledged to provide for the payment of principal and interest, commercial paper rated the highest quality by Moody’s Investors’ Services or Standard & Poor’s Corporation, or certificates of deposit issued by a commercial bank having at least $1,000,000,000 of positive net worth; and any net earnings with respect thereto shall be paid to the Surviving Company as and when requested by the Surviving Company. The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in this Section 5.3 out of the Merger Payment Fund. At any time after the Effective Time, upon notice from the Surviving Company that a stockholder has properly dissented, demanded payment of the fair value of his/her/its shares and otherwise properly perfected his/her/its appraisal rights under Section 262 of the DGCL, the Paying Agent shall promptly repay to the Surviving Company from the Merger Payment Fund an amount equal to the product of (A) the number of Dissenting Shares held by such stockholder and (B)the Per Share Company Share Consideration. The Merger Payment Fund shall not be used for any purpose other than as described herein.

             (b)     Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates (i)a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii)instructions for use in effecting the surrender of the Certificates for payment therefore. Upon surrender of Certificates to the Paying Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the Company Shares represented by such Certificates from the Merger Payment Fund an amount equal to the Per Share Company Share Consideration. After the Effective Time and until so surrendered, such Certificates shall represent solely the right to receive an amount equal to the Per Share Company Share Consideration with respect to each of the Company Shares represented thereby. No interest shall be paid or accrue on the amount of the Company Share Consideration payable upon surrender of the Certificates. If any payment of the Company Share Consideration from the Merger Payment Fund is to be made to a Person other than the one in whose name the Certificate surrendered in exchange therefore is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any applicable transfer or other similar Taxes, or shall establish to the satisfaction of the Paying Agent that any such Tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Paying Agent nor any Party, or any employee, officer, director, agent or Affiliate thereof, shall be liable to a holder of Company Shares for any Company Share Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar Law. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond in such reasonable amount as the Surviving Company may require as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificate cash in an aggregate amount equal to the Per Share Company Share Consideration multiplied by the number of Company Shares formerly represented by such Certificate payable pursuant to this Agreement. From and after the Effective Time, holders of Certificates shall cease to have any rights as stockholders of the Company, except as provided herein or by applicable Law.

             (c)     Promptly after the Effective Time, Buyer shall instruct the Paying Agent to mail as soon as reasonably practicable after the Effective Time, but in no event later than five (5) business days after the Paying Agent receives an electronic copy of the Company’s option records as of the Effective Time, suitable for the Paying Agent’s use, to each Option holder who has not previously exercised his or her Option: (i) a form of letter of transmittal reasonably acceptable to the Company, which shall specify that the surrender, cancellation and termination of the Options shall be effected only upon proper delivery of (A) the Option (or a duly executed affidavit of loss in a form reasonably acceptable to Buyer) and (B), if not previously delivered to the Company, the duly authorized and executed Option Cancellation and Termination Acknowledgement to the Paying Agent and shall be in such form and have such other provisions as to which the Buyer and the Company may agree and (ii) instructions reasonably acceptable to the Company for use in effecting the surrender, cancellation and termination of the Option in exchange for such holder’s portion of the Option Settlement Amount in accordance with Section 5.1(b); provided, however, that prior to payment of the applicable portion of the Option Settlement Amount to a

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holder of an Option, such holder must have (Y)delivered such Option to the Company (or a duly executed affidavit of loss in a form reasonably acceptable to Buyer) and (Z) duly authorized, executed and delivered to the Paying Agent the Option Cancellation and Termination Acknowledgement or such other document necessary, or customarily required, in a form which shall be reasonably satisfactory to Buyer and the Surviving Company, indicating such holders acknowledgement that, except for such holders rights to receive a portion of the Option Settlement Amount as set forth in Section 5.1(b), any and all claims with respect to any Option shall be fully released and terminated. Until so surrendered, such Options shall represent solely the right to receive the Option Settlement Amount. No interest shall be paid or accrue on the Option Settlement Amount.

             (d)     Pursuant to the Paying Agent Agreement, any portion of the Merger Payment Fund (including any interest thereon or earnings or profits with respect thereto) which remains unclaimed by the former stockholders or option holders of the Company for six (6) months after the Effective Time shall be delivered to the Surviving Company, upon demand of the Surviving Company, and any former stockholders or option holders of the Company shall thereafter look only to the Surviving Company for payment of their claim for the Company Share Consideration for the Company Shares or the Option Settlement Amount for the Options. The Surviving Company’s obligations to former stockholders and option holders of the Company with respect to the payment of Merger Payment Fund shall be guaranteed by Buyer.

             (e)     The Paying Agent or the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares or Options, such amounts as the Surviving Company or the Paying Agent is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law. To the extent that amounts are so withheld by the Surviving Company or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Shares or Options in respect of which such deduction and withholding was made by the Surviving Company or the Paying Agent, as the case may be.

             (f)     Notwithstanding any provision of this Agreement to the contrary, after due execution and delivery of the Escrow Agreement by the parties thereto, and promptly upon satisfaction of the condition set forth in Section 9.1(c)(i), Merger Sub shall make available, or cause to be made available, to the Escrow Agent $76,500,000 in cash to be held and disbursed by the Escrow Agent in accordance with the terms and conditions set forth in the Escrow Agreement. Any of such funds that are subsequently paid or otherwise transferred by the Escrow Agent to the Paying Agent, as contemplated by the Escrow Agreement, shall be deemed to constitute payments in satisfaction of Merger Sub’s obligations under Section 5.3(a) hereof. Each Party shall use their Commercially Reasonable Efforts to enter into the Escrow Agreement within ten (10) business days after the date hereof.

    5.4     Dissenting Shares.

             (a)     Notwithstanding anything in this Agreement to the contrary, those Company Shares which immediately prior to the Effective Time are Dissenting Shares shall not be converted into the right to receive the Company Share Consideration as provided in Section 5.1 hereof, but the holders of Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that, if any such holder shall have failed to perfect or shall withdraw or lose his right to appraisal and payment under the DGCL, such holder’s shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Per Share Company Share Consideration, without any interest thereon, as provided in Section 5.1 and such shares shall no longer be Dissenting Shares.

             (b)     The Company shall give Buyer and Merger Sub (i)notice of any written demands for appraisal, withdrawals of demands for appraisal, and any other instrument served pursuant to Section 262 of the DGCL, received by the Company within one business day after such receipt, and (ii)the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Buyer, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands.

     5.5     Transfer of Company Shares After the Effective Time. No transfers of Company Shares shall be made on the stock transfer books of the Company after the close of business on the business day preceding the date of the Effective Time.

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     5.6     Additional Actions. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that consistent with the terms of this Agreement any further assignments or assurances in law or any other acts are necessary or desirable to carry out the purposes of this Agreement, then, subject to the terms and conditions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Company an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Company and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Surviving Company are fully authorized in the name of the Company to take any and all such action.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in the Company Disclosure Schedule (each Section of which qualifies the numbered representation and warranty only), the Company hereby represents and warrants to Buyer and Merger Sub as follows:

     6.1     Company Shares. The Company Shares, at the Effective Time, will constitute all of the issued and outstanding capital stock of the Company and all such shares of Company Shares will have been duly authorized, validly issued and shall be fully paid and non-assessable and not subject to any preemptive (or similar) right.

     6.2     Capitalization. The entire authorized capital stock of the Company consists of 19,400,000 shares of Common Stock and 600,000 shares of Preferred Stock. As of the date hereof, 5,515,331 shares of Common Stock were issued and outstanding, 947,366 shares of Common Stock were held in treasury and no shares of Preferred Stock were outstanding. The issued and outstanding shares of Common Stock have been duly authorized, validly issued and are fully paid and nonassessable and not subject to any preemptive (or similar) right. As of the date hereof, the Company has reserved for issuance 884,508 shares of Common Stock, of which 59,273 shares are reserved for issuance under the Company’s 2003 Amended and Restated Employee Stock Purchase Plan, 265,467 shares are reserved for issuance under the Option Plans for options that have not been granted and 559,768 shares are reserved under outstanding options, which have an aggregate exercise price of $6,146,812. Section 6.2 of the Company Disclosure Schedule includes a true and correct list of all the Option Plans and all holders of outstanding options under such Option Plans, including the name of such holder, the number of shares of Company Stock subject to each such option, the date of grant and the exercise price per share of each such option. All outstanding options under such Option Plans, including the Options, are fully vested. All the outstanding shares of capital stock or other equity securities of each Subsidiary of the Company are owned by the Company, or by another wholly owned subsidiary of the Company, free and clear of all Liens, and are duly authorized, validly issued, fully paid and nonassessable and are not subject to any preemptive (or similar) right. Except as set forth in Section 6.2 of the Company Disclosure Schedule, there are not, as of the date hereof, and there will not be at the Effective Time, any stockholder agreements, proxies, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or to which it is bound relating to the voting of any shares of the capital stock of the Company, or the capital stock or securities of any of its Subsidiaries. There are no outstanding or authorized options, warrants, subscriptions, calls, demands or rights of any character relating to the Company’s capital stock, or the capital stock of its Subsidiaries, whether or not issued, which the Company, or any of its Subsidiaries, is a party to, including securities convertible into or evidencing the right to purchase any capital stock or other securities of the Company or any of its Subsidiaries. Other than with respect to the Subsidiaries of the Company, the Company does not own, directly or indirectly, (i) any capital stock or other equity securities of any corporation or (ii) any direct or indirect equity or ownership interest, including interests in partnerships and joint ventures, in any Person. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or that are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. No agreement or other document to which the Company or any of its Subsidiaries is a party grants or imposes on any Company Shares any right, preference, privilege or transfer restriction with respect to the Transactions (including any rights of first refusal). All Company Shares that may be issued upon the exercise of Options will be when issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive (or similar) rights. There are no outstanding obligations of the Company

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or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company, any of its Subsidiaries or any other Person.

     6.3     Corporate Organization, Qualification and Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and is duly qualified to conduct its business in every other jurisdiction in which its business is conducted, except where failure to be so qualified or licensed would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has the corporate power to own or lease its respective properties and to carry on its business as now being conducted, wherever located. The Company’s Subsidiaries are listed on Section 6.3 of the Company Disclosure Schedule, and, except as disclosed on Section 6.3 of the Company Disclosure Schedule, the Company owns no interest in any corporation, partnership, proprietorship or any other business entity. The Company has heretofore made available to Buyer true and correct copies of its Certificate of Incorporation, as amended, and Bylaws, as amended, and the Articles of Incorporation and Bylaws, or other comparable charter or organizational documents, of its Subsidiaries, in each case as amended to the date of this Agreement, and all such documents as so delivered are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of its Certificate or Articles of Incorporation, Bylaws, or other comparable charter or organizational documents.

     6.4     Authorization of Agreement and Merger. The Company has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions (subject to the requisite approval of the Merger by stockholders of the Company holding a majority of the outstanding voting stock of the Company, pursuant to Section 251(c) of the DGCL). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, and the Voting Agreements, have been duly and validly authorized by the Board of Directors of the Company, which has (i) approved this Agreement, the Voting Agreements, the Merger and the Transactions, (ii) determined that the Transactions are advisable and in the best interests of the holders of Company Shares and (iii) determined to recommend this Agreement, the Merger and the Transactions to the Company’s stockholders for approval and adoption, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement, the performance of the Company’s obligations hereunder or to consummate the Transactions (other than the majority vote of the outstanding Company Stock for the adoption of the Merger Agreement, pursuant to Section 251(c) of the DGCL).

     6.5     Enforceable Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Buyer, constitutes a valid and binding obligation of the Company, enforceable against the Company according to its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting the enforceability of contractual obligations and creditor’s rights generally and by the application of equitable principles by courts of competent jurisdiction, sitting at law or in equity.

     6.6     No Conflicts, Violations, Breaches or Defaults.

             (a)     The execution and delivery of this Agreement by the Company and its performance of the obligations hereunder, including its execution, delivery and performance of any Additional Agreements to which it is a party and the consummation of the Transactions, do not (i)conflict with or result in any breach of any provision of the Certificate of Incorporation, as amended, or Bylaws, as amended, of the Company or the comparable charter or organizational documents of any of its Subsidiaries; (ii)except with respect to the Pre-Closing Educational Consents and Post-Closing Educational Consents set forth in Section 6.6(a)(ii) of the Company Disclosure Schedule, require any consent, approval, authorization or permit of, or filing with, or notification to, any Educational Agency, (iii)require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (A)pursuant to the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder; (B)the filing of the Certificate of Merger pursuant to the DGCL and, as set forth in Section 6.6(a)(iii)(B) of the Company Disclosure Schedule, the documents with the relevant authorities of other states in which the Company is authorized to do business; (C)as set forth in Section 6.6(a)(iii)(C) of the Company Disclosure Schedule, such filing or consent as may be required under any environmental, health or safety Law; or (D)as set forth in Section 6.6(a)(iii)(D) of the Company Disclosure

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Schedule, approvals, if any, required of state Governmental Authorities having jurisdiction over the Company; (iv) except as set forth in Section 6.6(a)(iv) of the Company Disclosure Schedule, conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both would become a default) under, or result in (or create in any party the right to cause) any modification, termination, cancellation or acceleration of any performance or payment required by the Company or its Subsidiaries under, (A)any Judgment or Law to which they are subject or bound (subject to any consents, approvals, authorizations, permits, filings or notifications required under clause (ii) or (iii) above), or (B)any mortgage, bond, indenture, agreement, contract, Permit, license or other instrument or obligation to which the Company or its Subsidiaries, or any of their respective properties or assets, are subject or bound; or (v)result in the creation of any Lien on any of the property or assets of the Company or its Subsidiaries; other than, in the case of clauses (ii), (iii) and (iv), where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, or the occurrence of any breach, violation, Judgment, Lien, default or loss would not, individually or in the aggregate, have a Company Material Adverse Effect.

             (b)     Except as set forth in Section 6.6(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company and its performance of the obligations hereunder, including its execution, delivery and performance of any Additional Agreements to which it is a party and the consummation of the Transactions, do not trigger (i) any rights or remedies of any third party or (ii) any obligations of the Company or any of its Subsidiaries to third parties, under any and all agreements, arrangements, contracts and understandings, whether written or otherwise, to or by which the Company or any of its Subsidiaries or any of their respective assets or properties are subject or bound.

     6.7     Company SEC Reports. Except as set forth in Section 6.7 of the Company Disclosure Schedule, since January 1, 2003, the Company has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities Laws, all of which complied as of their respective dates in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. As of their respective dates, the Company SEC Reports did not, and all such documents filed with the SEC after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except as set forth in the Company SEC Reports or Section 6.7 of the Company Disclosure Schedule, the Company has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the related rules and regulations promulgated thereunder with respect to the Company’s filings pursuant to the Exchange Act. The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) designed to ensure that material information relating to the Company, including its Subsidiaries, is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Without limiting the generality of the foregoing, and except as set forth in Section 6.7 of the Company Disclosure Schedule (a) the Company has established and maintains a system of internal accounting control over financial reporting sufficient to comply with all legal and accounting requirements applicable to the Company, (b) the Company has disclosed, based on its most recent evaluation of internal controls, to the Company’s auditors and its audit committee, (i) any significant deficiencies and material weaknesses in the design or operation of its internal accounting controls which are reasonably likely to materially and adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud known to the Company that involves management or other Employees who have a significant role in internal controls, and (c) the Company has not received any complaint, allegation, assertion or claim in writing regarding the accounting practices, procedures, methodologies or methods of the Company or its internal accounting controls over financial reporting, including any such complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

     6.8     Financial Statements; Accounting Matters. The statements of financial position and the related statements of revenues and expenses, stockholders’ equity and cash flows (including the related notes and schedules thereto) of the Company included in or incorporated by reference into the Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. GAAP applied on a basis consistent with prior periods (except as otherwise noted therein or in Section 6.8 of the Company Disclosure Schedule), and present fairly the financial

14

position of the Company and its Subsidiaries as of their respective dates, and the consolidated results of its operations and its cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments in amounts that are not, individually or in the aggregate, material and except that the unaudited interim financial statements do not contain all of the footnote disclosures required by U.S. GAAP). Except as set forth in the Company SEC Reports, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations (including Tax liabilities) (whether absolute, accrued, contingent or otherwise), other than liabilities or obligations incurred in the ordinary course of business since December 31, 2005, liabilities or obligations under this Agreement, or liabilities or obligations, that, individually or in the aggregate, would not reasonably be expected to materially impair the ability of the Surviving Company to conduct the businesses of the Company and its Subsidiaries substantially in the manner conducted on the date hereof.

     6.9     Proxy Statement. None of the information supplied or to be supplied by the Company or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement required to be filed in connection with the Transactions (or any amendment or supplement thereto) will at the time of the mailing of the Proxy Statement and at the time of the Company’s Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will (with respect to the Company and other information supplied by the Company for inclusion therein) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

     6.10     Litigation. Except as set forth in Section 6.10 of the Company Disclosure Schedule, as of the date hereof, there is no Proceeding pending, or, to the Knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries, any of their respective properties, assets or business, or any of their respective current or former officers or directors, in their capacity as such, or any other Person whom the Company or any of its Subsidiaries has agreed to indemnify, which, individually or in the aggregate, would have a Company Material Adverse Effect.

     6.11     Taxes.

              (a)     Except as set forth in Section 6.11(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have timely filed all Tax Returns that were required to be filed. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid. Except as set forth in Section 6.11(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

              (b)     No audits or other administrative proceedings or court proceedings have been conducted during the last five (5) years, are presently pending or, to the Knowledge of the Company, threatened with regard to any Taxes or Tax Return of the Company, any of its Subsidiaries or any affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary of the Company is a member and, to the Knowledge of the Company, no material issues have been raised by any Tax Authority in connection with any Tax or Tax Return.

              (c)     Buyer has received true and correct copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Company and each of its Subsidiaries relating to the taxable periods since January 1, 2003 and (ii) any audit report issued within the last five (5) years relating to any Taxes due from or with respect to the Company and each of its Subsidiaries.

              (d)     Except as set forth in Section 6.11(d) of the Company Disclosure Schedule and except for the affiliated group of which the Company is presently a member, the Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than as a common parent corporation, and each of Company’s Subsidiaries has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, except where the Company was the common parent of such affiliated group.

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              (e)     Neither the Company nor any of its Subsidiaries (i) is a party to, is bound by or has any obligation under any Tax sharing agreement or similar contract (whether or not written) other than one that is solely between the Company and one or more of its Subsidiaries or (ii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar Law, as a transferee or successor, by contract or otherwise.

              (f)     Neither the Company nor any of its Subsidiaries has a contract, agreement plan, or other similar type of arrangement currently in place covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code. The Company is not obligated to make any “gross-up” or similar payment to any Person on account of any Tax under Section 4999 of the Code.

              (g)     Neither the Company nor any of its Subsidiaries is, or has been, a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of the stockholders of the Company is a “foreign person” as such term is defined in Section 1445 of the Code.

              (h)     Neither the Company nor any of its Subsidiaries has been the “distributing company” (within the meaning of Section 355(a)(1) of the Code) nor the “controlled corporation” (within the meaning of Section 355(a)(1) of the Code) (i) within the two-year period ending as of the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement.

              (i)     Neither the Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code (or any similar provision of state, local or foreign law) by reason of a change in accounting method or otherwise, and, the IRS has not proposed any such adjustment or change in accounting method. Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law); (ii) installment sale or open transaction disposition made on or prior to the date of Closing; (iii) prepaid amount received on or prior to the date of Closing; or (iv) intercompany transactions or any excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).

              (j)     Neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable rulings of other Taxing Authorities. No power of attorney currently in force has been granted by the Company or any of its Subsidiaries concerning any Tax matter.

              (k)     Except as set forth in Schedule 6.11(k) of the Disclosure Schedule, each of the Company and its Subsidiaries has complied (and until the Effective Time will comply) with the provisions of the Code relating to the withholding and payment of Taxes including the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other Laws, and have, within the time and in the manner prescribed by Law, withheld from employee wages and paid over to the proper Governmental Authorities all amounts required. Each of the Company and its Subsidiaries has undertaken in good faith to appropriately classify all service providers as either employees or independent contractors for all Tax purposes.

              (l)     Neither the Company nor any of its Subsidiaries has taken any reporting position on a Tax Return, which reporting position (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of U.S. federal income Tax under Section 6662 of the Code (or any predecessor statute or any corresponding provision of any such predecessor statute, or state, local, or foreign Tax law), and (ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or corresponding provision of any such predecessor statute, or state, local, or foreign Tax law).

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              (m)     The Company and each of its Subsidiaries (i) has disclosed to the IRS on the appropriate Tax Returns any Reportable Transaction in which it has participated and (ii) has retained all documents and other records pertaining to any Reportable Transaction in which it has participated, including documents and other records listed in Treasury Regulation Section 1.6011-4(g) and any other documents or other records which are related to any Reportable Transaction in which it has participated but not listed in Treasury Regulation Section 1.6011-4(g). For purposes of this Agreement, the term “Reportable Transaction” shall mean any transaction listed in Treasury Regulation Section 1.6011-4(b).

              (n)     Neither the Company nor any of the Subsidiaries has or has ever had a permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign law and any applicable Tax treaty or convention between the U.S. and such foreign country.

              (o)     Neither the Company, nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency and there is no reasonable basis for any Tax deficiency or adjustment to be assessed against either the Company or any of its Subsidiaries.

     6.12     Environmental Laws and Regulations. Each of the Company and its Subsidiaries and their respective assets, businesses, operations and present and former properties, and to the Knowledge of the Company, any Person for whose conduct any of them has agreed to be liable, have complied with and are currently in compliance in all materials respects with all applicable Environmental Laws. Neither the Company nor any of its current or former Subsidiaries, nor, to the Knowledge of the Company, any Person for whose conduct any of them has agreed to be liable has received any written notices, demand letters, request for information or any other written communication from any Governmental Authority or any third party claiming that the Company, any current or former Subsidiary or any such Person or their businesses, operations or present or former properties is or may be, in violation of, or liable under or, to the Knowledge of the Company, subject to investigation or inquiry with respect to, any Environmental Law, including liability for off-site disposal, personal injuries or property damages, and to the Knowledge of the Company, no such claims are threatened, except with respect to such matters as have been fully resolved with no further liability to the Company or any of its current or former Subsidiaries. None of the Company, its current or former Subsidiaries and their assets, present or former properties, businesses and operations, nor to the Knowledge of the Company, any Person for whose conduct any of them has agreed to be liable, are subject to any material Proceeding or writ, judgment, decree, injunction or other order arising under any Environmental Law, except with respect to such matters as have been fully resolved with no further liability to the Company or any of its current or former Subsidiaries; and no Hazardous Substance has been disposed of, spilled, leaked, discharged, emitted, poured or otherwise released or threatened to be released (collectively, “Release”) into the indoor or outdoor environment, including soils, sediments, groundwater or surface water, at or from, or is otherwise present at, under or about, any of the present or former properties where such Release or presence would be reasonably likely to result in any material Environmental Claim against the Company, any of its current or former Subsidiaries, or any Person for whose conduct any of them has agreed to be liable, and there are no other facts, circumstances, or conditions which would be reasonably likely to result in an Environmental Claim against the Company, any of its current or former Subsidiaries, or any Person for whose conduct any of them has agreed to be liable, including with respect to the off-site disposal of any Hazardous Substance and, to the Knowledge of the Company, the migration of Hazardous Substances to the present or former properties. For purposes of this Section 6.12, the term “present or former properties” shall include any properties owned, operated, leased, occupied or managed at any time by or on behalf of the Company or any of its current or former Subsidiaries.

     6.13     Compliance with Applicable Laws. Each of the Company and its Subsidiaries holds, and is in compliance with the terms of, all Permits necessary for the conduct of its businesses, except for failures to hold or to comply with such Permits, which, individually or in the aggregate, would not have a Company Material Adverse Effect. Other than with respect to environmental matters which are governed by Section 6.12, Taxes which are governed by Section 6.11, DOE and related regulatory matters which are governed by Section 6.21 and 6.22, labor matters which are governed by Section 6.24 and Company Benefit Plans which are governed by Section 6.20, the businesses of each of the Company and its Subsidiaries are not being conducted in violation of any Law or Permit, except for possible violations which, individually or in the aggregate, would not have a Company Material Adverse Effect.

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     6.14     Absence of Certain Changes. Since December 31, 2005, the Company has conducted its business in the ordinary course and in a manner consistent with past practice and there has not been any:

                 (a)     Company Material Adverse Effect;

                 (b)     transactions by the Company or its Subsidiaries outside the ordinary course of business of the Company or its Subsidiaries, except for the Transactions;

                 (c)     declaration or payment of any dividend or any distribution in respect of the capital stock of the Company or its Subsidiaries (other than distributions to the Company) or any direct or indirect redemption, purchase or other acquisition of any such stock by the Company;

                 (d)     payments to any stockholder, except pursuant to arrangements described in the Company SEC Reports filed prior to the date of this Agreement pursuant to Item 404 of Regulation S-K of the SEC or in connection with transactions in the ordinary course of business upon commercially reasonable terms consistent with past practice of the Company;

                 (e)     sale, lease to any third party, transfer or assignment of material assets, tangible or intangible, of the Company or its Subsidiaries other than in the ordinary course of business consistent with past practice upon terms no less favorable to the Company than those that could be obtained in an arm’s-length transaction and other than the disposition of obsolete or unusable property;

                 (f)     material damage, destruction, or loss (whether or not covered by insurance) from fire or other casualty to the tangible property of the Company or its Subsidiaries;

                 (g)     change by the Company or any of its Subsidiaries in their respective accounting methods, principles or practices, except as required by the rules and regulations of the SEC or U.S. GAAP;

                 (h)     revaluation by the Company or any of its Subsidiaries of any of their assets, including writing down the value of deferred tax assets or writing off notes or accounts receivable other than in the ordinary course of business in amounts that are not, individually or in the aggregate, material to the business;

                 (i)     except as set forth in Section 6.14(i) of the Company Disclosure Schedule, material increase in the base salary of any officer or Employee of the Company or its Subsidiaries, or adoption, amendment, modification or termination of any bonus, profit-sharing, incentive, severance, change-of-control or other similar plan for the benefit of the directors, officers or Employees of the Company or its Subsidiaries, except as consistent with past practices; or

                 (j)     event that would breach any of the prohibitions set forth in Section 8.1 if taken after the date hereof.

     6.15     Title to Properties. The Company and each of its Subsidiaries has good and marketable title to, or valid leasehold interests in, all their respective properties and assets except for such as are no longer used or useful in the conduct of their respective businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, encroachments, restrictive covenants and similar encumbrances or impediments as are not material, individually or in the aggregate. All such assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has leasehold interests, are free and clear of all Liens other than those set forth in Section 6.15 of the Company Disclosure Schedule.

     6.16     Real Estate.

                 (a)     Owned Real Estate. Section 6.16(a) of the Company Disclosure Schedule lists all the real property that is owned by the Company or its Subsidiaries (the “Owned Real Estate”). The Company or the Subsidiary set forth in Section 6.16(a) of the Company Disclosure Schedule has good and marketable fee simple title to all of the Owned Real Estate, in each case free and clear of all Liens, other than (i) Liens for current Taxes not yet due and payable, and water, sewer and other assessments not yet due and payable, (ii) ordinary course inchoate mechanics’ and materialmen’s Liens for construction in progress with respect to amounts not yet overdue, (iii) ordinary course workmen’s, repairmen’s, warehousemen’s and carriers’ Liens and (iv) Liens, matters of record, including easements, rights-of-way, covenants, restrictions, conditions, setbacks, encroachments, gaps and gores, and other imperfections of title, that are typical for the applicable property type and locality, none of which,

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individually or in the aggregate, materially impairs the use, value or operations of the affected property or materially interferes with the conduct of the business of the Company and its Subsidiaries as presently conducted. Copies of title insurance policies obtained by the Company for each parcel of Owned Real Estate have been made available to Buyer. The Owned Real Estate is in compliance with all applicable zoning, subdivision, health and safety and other land use Laws (collectively, the “Real Property Laws”), and the current use and occupancy of the Owned Real Estate and operation of the Company’s business thereon does not violate in any material respect any Real Property Laws. Neither the Company nor any of its Subsidiaries has received any notice of violation of any Real Property Law.

                 (b)     Rental Real Estate. Section 6.16(b) of the Company Disclosure Schedule lists all real property that is leased to, used or occupied by the Company or its Subsidiaries in connection with their business but not owned by the Company or its Subsidiaries (the “Rental Real Estate”) and the leases, subleases and agreements pertaining to such Rental Real Estate (the “Leases”), true and correct copies of which, have been made available to the Buyer. The Leases are legal, valid, binding, enforceable and in full force and effect, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles. Except for the Leases, there are no leases, subleases, licenses, concessions, or other agreements to which the Company or its Subsidiaries is a party, whether written or oral, granting to any Person the right of use or occupancy of any portion of the Rental Real Estate. Subject to obtaining the necessary consents set forth in Section 6.6 of the Company Disclosure Schedule, the Transactions will not affect the validity, enforceability or continuity of any of the Leases. With respect to each of the Leases:

(i) Neither the Company nor any of its Subsidiaries or any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with a delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease.

(ii) No security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full.

     6.17     Intangible Assets.

                 (a)     Section 6.17 of the Company Disclosure Schedule contains a list of Intangible Assets of the Company by category. The Company and each of its Subsidiaries own all right, title and interest in, is licensed to use, or otherwise possesses valid licenses or other rights to use, all material Intangible Assets necessary to conduct its business as now conducted, free and clear of any Liens and without obligation to pay any royalties or other fees with respect thereto. There is no impediment at law or in equity relating to the Intangible Assets to the Company’s ability to consummate the Transactions, including the Merger.

                 (b)     There are no claims, demands or Proceedings instituted, pending, or, to the Knowledge of the Company, threatened in writing by any Person contesting or challenging the right of the Company or its Subsidiaries to use any of their material Intangible Assets.

                 (c)     Each Intangible Asset which is owned by the Company or one or more of its Subsidiaries has been maintained in good standing; the Company has taken all necessary steps to protect, preserve and maintain the material Intangible Assets, and any such material Intangible Asset licensed to the Company or its Subsidiaries has, to the Company’s Knowledge, been maintained in good standing.

                 (d)     To the Knowledge of the Company, no Person is infringing, misappropriating, diluting, interfering with or otherwise violating the Intangible Assets of the Company or any of its Subsidiaries.

                 (e)     Neither the Company nor any of its Subsidiaries is using any material Intangible Asset of any other Person without such Person’s license, permission or consent.

                 (f)     Neither the Company nor any of its Subsidiaries has infringed, misappropriated, diluted, or interfered with or otherwise violated, or is infringing, misappropriating, diluting, interfering with or otherwise violating, any Intangible Assets of any other Persons.

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                (g)     The Company and each of its Subsidiaries has taken Commercially Reasonable Efforts to protect the secrecy, confidentiality and value of all Intangible Assets owned, held, or used by any one or more of them.

                (h)     Neither the Company nor any of its Subsidiaries is in material violation or in material default of any license or other agreement granting rights in respect of any Intangible Assets, including any licenses for use of software.

                (i)     The consummation of the Merger and the Transactions in accordance with the terms hereof will not impair materially the validity, enforceability, ownership, or right of the Company or its Subsidiaries to use its Intangible Assets; nor will it result in any termination or any restriction being imposed on any Intangible Assets or infringe the rights, including intellectual property rights, of any Person.

     6.18     Insurance. The Company and each of its Subsidiaries have obtained and currently maintain in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is reasonably prudent, and each is maintaining in full force and effect casualty, general liability, business interruption, product liability and public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with the activities of the Company or its Subsidiaries or any properties owned, occupied or controlled by the Company or its Subsidiaries, in such amount as reasonably deemed necessary by the Company or its Subsidiaries. Such insurance coverages are set forth in Section 6.18 of the Company Disclosure Schedule. Since January 1, 2003, the Company has not been refused any insurance coverage or had any insurance policy canceled.

     6.19     Contract Matters.

                 (a)     Agreements, Contracts and Commitments. Except as set forth in the Exhibits to the Company SEC Reports filed prior to the date of this Agreement or on Section 6.19 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, nor are their properties or assets bound by, any Material Contract. For purposes of this Agreement, “Material Contract” means:

        (i)     any collective bargaining agreements;

        (ii)     any severance, bonus or employee retention agreement, contract, plan or binding commitment;

        (iii)     any employment or consulting agreement, contract or binding commitment providing for future compensation or payments in excess of $75,000 in any year not terminable by the Company or its Subsidiaries on thirty (30) days’ notice without liability, except to the extent general principles of wrongful termination or other employment law may limit the Company’s or Subsidiary’s ability to terminate Employees at will;

        (iv)     any agreement of indemnification or guaranty not entered into in the ordinary course of business with any party in excess of $50,000 individually or in the aggregate, and any agreement of indemnification or guaranty between the Company or its Subsidiaries and any of their officers, directors or Employees, irrespective of the amount of such agreement or guaranty;

        (v)     any agreement, contract or binding commitment, with the exception of the Educational Approvals, containing any covenant directly or indirectly limiting the freedom of the Company or its Subsidiaries to engage in any line of business, compete with any person, or sell any product, or which, following the consummation of the Merger, would so limit Buyer or the Surviving Company;

        (vi)     any agreement, contract or binding commitment relating to the disposition or acquisition of material assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

        (vii)     any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit (other than extensions of credit in the ordinary course of business from vendors);

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        (viii)     any Leases;

        (ix)     other than in connection with the Merger and other transactions contemplated by this Agreement, any other agreement, contract or binding commitment which involves payment by the Company or its Subsidiaries of $75,000 or more in the aggregate which cannot be terminated on thirty (30) days’ notice without cost or expense to the Company or its Subsidiaries;

        (x)     any agreement, contract or binding commitment defining the rights of the security (debt or equity) holders of the Company or any of its Subsidiaries;

        (xi)     any agreement, contract or binding commitment to which the Company or any of its Subsidiaries is a party or to which it is bound relating to the voting of any shares of the capital stock of the Company, or the capital stock or other securities of any of its Subsidiaries;

        (xii)     any agreement, contract or binding commitment to register the Company’s securities; or

        (xiii)     any other agreements, contracts or binding commitments which are material to the Company or any of its Subsidiaries or the operation of their respective businesses.

The Company has provided or made available to Buyer true and correct copies of all Material Contracts as amended to date.

                (b)     Performance of Contracts. Each of the Material Contracts of the Company and its Subsidiaries and all of the student enrollment agreements entered into by or on behalf of any of the Schools are in full force and effect and, assuming that such Material Contracts have been duly and validly executed and delivered by or on behalf of the respective other party thereto, which party has the power to enter into and perform its obligations thereunder, constitute the valid, legal and binding obligation of the Company or its Subsidiaries and constitute the valid, legal and binding obligation of the other parties thereof, enforceable against each such Person in accordance with its terms, in each case except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles. There are, as of the date hereof, no existing material breaches or material defaults by the Company or its Subsidiaries under any such Material Contract or the student enrollment agreements, and, no event has occurred which, with the passage of time or the giving of notice or both, could be expected to constitute such a breach or default and, as of the date of the Closing, there shall not be any breaches or defaults by the Company or its Subsidiaries under any such Material Contract or the student enrollment agreements which, individually or in the aggregate, would have a Company Material Adverse Effect.

      6.20     Employee Benefit Plans.

                   (a)     The Company has made available to Buyer (i) true and correct copies of each Company Benefit Plan (and all amendments thereto) or an accurate description thereof; (ii) a copy of the most recent annual report, if any, with respect to each Company Benefit Plan; (iii) a copy of the most recent actuarial report, if any, with respect to each Company Benefit Plan; (iv) a copy of the most recent summary plan description, together with each summary of material modifications, if either exists, with respect to each Company Benefit Plan; (v) if the Company Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; (vi) the most recent determination letter, if any, received from the IRS with respect to each Company Benefit Plan; and (vii) any other form or filing required to be submitted to any Governmental Authority with regard to any Company Benefit Plan that would reasonably be expected to have a Company Material Adverse Effect.

                   (b)     The Company has no formal plan or commitment to create any additional Company Benefit Plan or to amend or change in any material respect any existing Company Benefit Plan.

                   (c)     The Company has applied for and received a currently effective determination letter from the IRS for each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code stating that it is so qualified, and, to the Knowledge of Company, no event has occurred that could reasonably be expected to cause the loss of such qualification.

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                   (d)     All contributions and premiums required to be paid under the terms of each of the Company Benefit Plans have, to the extent due, been paid in full or properly recorded and accrued on the financial statements or records of Company.

                   (e)     No Company Benefit Plan is subject to Title IV of ERISA. No material liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and, to the Knowledge of the Company, no condition exists that presents a risk to the Company, its Subsidiaries or any ERISA Affiliate of incurring any liability under such Title. No Company Benefit Plan is a Multiple Employer Plan or Multiemployer Plan within the meaning of Section 413(c) or 414(f) of the Code. No Company Benefit Plan provides a self-insured benefit. No Company Benefit Plan promises or provides health, life or other welfare benefits to retirees or former employees, or severance benefits, except as required by Section 4980B of the Code, Sections 601 through 609 of ERISA, or comparable state statutes which provide for continuing health care coverage. No Company Benefit Plan is a “MEWA” as defined in Section 3(40)(A) of ERISA.

                   (f)     Except as set forth in Section 6.20(f) of the Company Disclosure Schedule, all of the Company Benefit Plans are, and have been, operated and administered in compliance with their provisions and in all material respects with all applicable Laws including ERISA and the Code and the regulations and rulings thereunder. The Company and all fiduciaries of the Company Benefit Plans have complied with the provisions of the Company Benefit Plans and in all material respects with all applicable Laws, including ERISA and the Code and the regulations and rulings thereunder.

                   (g)     No Company Benefit Plan is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA.

                   (h)     Neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions will (i) result in any payment (including, severance, unemployment compensation, golden parachute or otherwise) becoming due from the Company under any Company Benefit Plan, (ii) increase in any material respects any benefit otherwise payable under any Company Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefit to any extent.

                   (i)     There are no pending material Proceedings involving any Company Benefit Plan, which have been asserted or instituted against any of the Company Benefit Plans, the assets of any of the trusts under such plans, the plan sponsor, the plan administrator or, to the Knowledge of the Company, against any fiduciary of any of the Company Benefit Plans (other than routine benefit claims) nor, to the Knowledge of the Company, are there facts which could form the basis for any such Proceeding. To the Knowledge of the Company, there are no investigations or audits by any Governmental Authority of any of the Company Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator or, any fiduciary of any of the Company Benefit Plans which have been instituted or notice of which has been received by the Company or any of its Subsidiaries.

      6.21     Regulatory Matters.

                   (a)      Revenue Thresholds. For the fiscal years ended December 31, 2005, December 31, 2004, December 31, 2003 and December 31, 2002, each Institution has derived no more than ninety percent (90%) of its revenues on a cash basis from Title IV Program funds, as such calculation is set forth at 34 C.F.R. § 600.5(d). Section 6.21(a) of the Company Disclosure Schedule sets forth the correct statements of the percentages of revenue from Title IV Program funds for each Institution for each such fiscal year.

                   (b)     Educational Approvals.

(i) Each Institution and School holds, and since January 1, 2002 (the “Compliance Date”) has held, all material Educational Approvals required to conduct the business of such Institution and School as then conducted. Section 6.21(b) of the Company Disclosure lists all such Educational Approvals presently held by each Institution and School, and lists each Educational Agency granting such Educational Approvals. The Company has provided to Buyer correct and complete copies of all Educational Approvals listed on Section 6.21(b) of the Company Disclosure Schedule. The Educational Approvals listed on Section 6.21(b) of the Company Disclosure Schedule are in full force and effect, according to their terms, and no proceeding for the suspension, limitation, revocation, termination or cancellation of any of them is pending or, to the Knowledge of the Company, threatened.

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(ii) Since the Compliance Date, no Institution or School has received written notice from any Educational Agency that it has been placed on probation or ordered to show cause why any Educational Approval for any Institution or any School should not be revoked. Neither the Company, its Subsidiaries, any Institution, nor any School has received any written notice (a) that any Educational Approval will not be renewed, or (b) that any Educational Approval is under investigation, review or audit by any Educational Agency.

(iii) Each Institution is certified by the DOE as an eligible institution of higher education under Title IV and is a party to, and in compliance with, a valid program participation agreement with the DOE. Section 6.21(b)(iii) of the Company Disclosure Schedule contains a complete and correct list of each eligible Institution as defined by the DOE operated by the Company and its Subsidiaries since the Compliance Date, with each School identified as a main campus or additional location, as applicable, and with applicable Office of Postsecondary Education Identification Numbers.

(iv) Since the Compliance Date, each Institution and School has received all material Educational Approvals necessary for operations and receipt of Student Financial Assistance Program funds, including all such approvals required by all applicable Educational Agencies for each of campus, location, and educational and training program offered. Each educational program offered by any Institution or any School for which Title IV Program funds are provided is an eligible program in compliance in all material respects with the requirements of 34 C.F.R. § 668.8.

(v) Each Institution and School has timely reported, in compliance in all material respects with the applicable provisions of 34 C.F.R. Part 600: (i) the addition of any new educational programs or locations; and (ii) any shifts in ownership or control, including any changes in reported ownership levels or percentages.

                   (c)    Cohort Default Rate. Section 6.21(c) of the Company Disclosure Schedule sets forth (i) the official, published cohort default rate (whether final or draft) for Federal Family Education Loan Program loans or Federal Direct Loan Program loans for each Institution, for the federal fiscal years ending December 31, 2001, December 31, 2002, December 31, 2003 and December 31, 2004; and (ii) the official cohort default rates on Federal Perkins Loans for award years 2001-2003 for each Institution which participates in such loan program. Such schedule is materially accurate in all respects.

                   (d)    Student Recruiting. Since the Compliance Date, each Institution and School has complied with the Title IV Program requirements set forth at 20 U.S.C. § 1094(a)(20), and the DOE’s implementing regulations set forth at 34 C.F.R. § 668.14(b)(22), concerning the payment of commissions, bonuses or other incentive payments to admissions representatives, agents, or other persons engaged in any student recruiting, admissions, or other enrollment related activities, or in the making of decisions regarding the awarding of Title IV Program funds for or on behalf of any Institution or School.

                   (e)    Control Matters. No person who exercises substantial control over the Company, its Subsidiaries or any Institution (as the term “substantial control” is defined at 34 C.F.R. §§ 600.30) exercised substantial control over another postsecondary educational institution other than the Company (whether or not participating in the Title IV Programs) or any third-party servicer (as that term is defined at 34 C.F.R. §§ 668.2) or a third-party servicer that owes a liability for a violation of any requirements of the Title IV Programs. No Institution nor any person who exercises substantial control over the Company, its Subsidiaries or any Institution (as the term “substantial control” is defined at 34 C.F.R. §§ 600.30) has pled guilty to, has pled nolo contendere to, or has been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or has been judicially determined to have committed fraud involving funds under the Title IV Programs. To the Knowledge of the Company, neither the Company nor any Institution nor any Affiliate of the Company or any Institution that has the power, by contract or ownership interest, to direct or cause the direction of the management of policies of any Institution, has filed for relief in bankruptcy or has entered against it an order for relief in bankruptcy. Neither the Company nor any Institution knowingly employs, and, since the Compliance Date has knowingly employed, any individual or entity in a capacity that involves the administration or receipt of funds under the Title IV Programs, or knowingly contracted with any institution or third-party servicer, which has been terminated under the Higher Education Act of 1965, as amended, for a reason involving the acquisition, use or expenditure of federal, state or local government funds, or has been convicted of, or has pled nolo contendere or

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guilty to, a crime involving the acquisition, use or expenditure of federal, state or local government funds, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving, federal, state or local government funds.

                   (f)     Recruitment; Admissions Procedures; Attendance Reports.

(i) The Company has made available to Buyer accurate copies of all policy manuals and other material statements of procedures or instructions currently in effect relating to (A) recruitment of students for each School, including procedures for assisting in the application by prospective students for direct or indirect funding under Student Financial Assistance Programs; (B) admissions procedures, including any descriptions of procedures for insuring compliance with applicable Educational Agency requirements; (C) procedures for encouraging and verifying attendance, minimum required attendance policies, and other relevant criteria relating to course performance requirements and completion and (D) procedures for processing, disbursing and returning Student Financial Assistance Program Funds (collectively, the “Policy Guidelines”).

(ii) The operations of the Company, each Institution and each School have been conducted in accordance in all material respects with the Policy Guidelines and all relevant standards and requirements imposed by applicable Educational Agencies and other agencies administering Student Financial Assistance Programs.

(iii) Since the Compliance Date, the Company, its Subsidiaries, each Institution and each School have submitted all reports, audits, and other information, whether periodic in nature or pursuant to specific requests, for the Company and each Institution or School to all Educational Agencies with which such filings are required in order to be in compliance in all material respects with applicable Educational Agency requirements, legal requirements governing programs pursuant to which such School or its students receive student financial assistance and all articulation agreements between the Company or such School and degree granting colleges and universities in effect as of the date hereof.

                   (g)     Educational Agency Consents. To the Knowledge of the Company, there exist no facts or circumstances attributable to the Company, its Subsidiaries, any Institution or any School which would reasonably be expected to cause DOE, or any other Educational Agency whose authorization, consent, or similar approval is required for the consummation of the Transactions or the operation of any Institution or School after the date of Closing, to refuse to deliver such authorization, consent or similar approval. Neither the Company, its Subsidiaries, any Institution or any School, nor the respective employees thereof, have been or are subject to any actions, suits, proceedings, investigations, audits, program reviews or claims that would reasonably be expected to prevent or delay the approval of the change in ownership of the Institutions and Schools by any Educational Agency that is required to approve the change or issue an Educational Approval to the Buyer, the Institutions or the Schools as a result of such a change.

                   (h)     Regulatory Deliveries. The Company has made available to Buyer true and correct copies of all material correspondence received from or sent by or on behalf of the Company, its Subsidiaries, any Institution or any School to any Educational Agency to the extent such correspondence (i) was sent or received since the Compliance Date or prior thereto if such correspondence relates to any issue which remains pending, and (ii) relates to (A) any written notice that any Educational Approval is not in full force and effect according to its terms, or that an event has occurred which constitutes or, with the giving or notice or the passing of time or both, would be expected to result in the revocation of such Educational Approval; (B) any written notice that any Institution or School has violated or is violating any legal requirement, regulation, rule, standard or requirement related to maintaining and retaining in full force and effect any Educational Approval; (C) any audits, program reviews, investigations or site visits conducted by an Educational Agency reviewing compliance by the Company, any Institution or any School with the statutory, regulatory or other requirements of an Educational Agency or an Educational Approval; (D) any written notice of any intent to limit, show cause, suspend, terminate, revoke, cancel, not renew or condition (including any action placing any Institution or any School on probation) the accreditation of any Institution, any School or any location thereof; (E) any written notice of an intent or threatened intent to condition the provision of Title IV Program funds to the Company, any Institution or any School on the posting of a letter of credit or other surety in favor of the DOE or any documentation reflecting that such letter of credit is or was posted; (F) any written notice of an intent to provisionally certify the eligibility of any Institution to participate

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in the Title IV Programs or a copy of such a Provisional Program Participation Agreement; (G) the placement or removal of any Institution or any School on or from the reimbursement or cash monitoring method of payment under the Title IV Programs; and (H) any matter or proceeding disclosed in the Company Disclosure Schedule. The Company has also made available to Buyer true and correct copies of its annual independent compliance audits regarding each Institution’s participation in the Title IV programs, as submitted to the DOE in accordance with 34 C.F.R. § 668.23, since the Compliance Date.

                   (i)     Financial Statements. The Company has provided or made available to Buyer the financial statements submitted to the DOE on behalf of the Institutions and Schools since the Compliance Date.

      6.22    Student Financial Assistance Programs.

                   (a)     Section 6.22(a) of the Company Disclosure Schedule lists each Student Financial Assistance Program pursuant to which student financial assistance, grants or loans are provided to or on behalf of any School’s students.

                   (b)     Since the Compliance Date, the Company, its Subsidiaries and each of Institutions and Schools have been and are in compliance in all material respects with any and all applicable Laws relating to any form of Student Financial Assistance Program funds, including the program participation, financial responsibility and administrative capability requirements defined by DOE at 34 C.F.R. §§ 668.14, 668.15-16, 668.171-175, as well as the student eligibility requirements defined by DOE at 34 C.F.R. §§ 668.31-39, and all other statutory and regulatory provisions related to any Institution’s or any School’s participation in Student Financial Assistance Programs.

                   (c)     Section 6.22(c) of the Company Disclosure Schedule lists the “composite score” for each Institution or School, as applicable, as calculated by the Company’s auditors pursuant to 34 C.F.R. § 668.172 and 34 C.F.R Part 668, Subpart L, Appendix A for the fiscal years ending December 31, 2002; December 31, 2003; December 31, 2004; and December 31, 2005.

                   (d)     Since the Compliance Date, each Institution or School, as applicable, has been in compliance in all material respects with all Educational Agency requirements and regulations, including the DOE requirements at 34 C.F.R. § 668.22, related to (i) fair and equitable refunds policies and (ii) the calculation and timely repayment of federal and nonfederal funds, and any and all refunds required thereunder as of the date of this Agreement have been timely paid by the Company, each Institution and each School, as applicable. For the purposes of DOE requirements and regulations on timely repayment of federal funds as referenced in the preceding sentence, materiality shall be determined in accordance with the compliance thresholds at 34 C.F.R. § 668.173(c).

                   (e)     Since the Compliance Date, neither the Company nor any Institution or School, as applicable, has received notice from any other Educational Agency that either the Company or any School or Institution, as applicable, lacked financial responsibility or administrative capability for any period under the Educational Agency’s Law or standards in effect in such period.

                   (f)     Since the Compliance Date, except as set forth in Schedule 6.22(f) of the Company Disclosure Schedule, neither the Company, any Institution or any School has received any written notice of (i) any alleged violation of any Law related to any Student Financial Assistance Program, or of any standard of any applicable Educational Agency, or of any Law related to maintaining and retaining in full force and effect any and all Educational Approvals necessary for any Institution’s or any School’s existing operations and receipt of Student Financial Assistance Program funds; or (ii) any investigation, audit or review of its operation or administration of any Student Financial Assistance Program.

                   (g)     Since the Compliance Date, all Student Financial Assistance Program funds provided to any student by any Institution or School, as applicable, have been calculated and made by the Company and its Schools in compliance in all material respects with applicable Laws and regulations, and all disbursements and record keeping thereto have been completed by the Company and the Schools, in compliance in all material respects with applicable Law, and there are no material deficiencies in respect thereto.

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                   (h)     Since the Compliance Date, neither the Company nor any Institution or School, as applicable, have received notice of a request by any Educational Agency that any Institution or School post a letter of credit or other form of surety for any reason, including any request for a letter of credit based on late refunds pursuant to 34 C.F.R. § 668.173, nor has the DOE placed any Institution or School, as applicable, on either the cash monitoring or reimbursement payment methods.

      6.23     Takeover Statutes and Provisions. The Company has taken all steps necessary to approve and irrevocably exempt the Transactions from any applicable takeover Law of any jurisdiction. Without limiting the generality of the foregoing, the Board of Directors of the Company has approved this Agreement, the Voting Agreements, the Merger and the Transactions in such manner as is sufficient to render the restrictions of Section 203 of the DGCL inapplicable to this Agreement, the Voting Agreements, the Merger and the Transactions.

      6.24     Labor Matters. Except for any limitations of general application which may be imposed under applicable employment Laws, the Company and each of its Subsidiaries have the right to terminate the employment of each of the Employees and to terminate the engagement of any of its independent contractors without payment to such Employee or independent contractor other than for services rendered through termination and without incurring any penalty or liability. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws relating to employment, including those governing employment practices, the terms and condition of employment, compensation, payment of wages, health and safety, labor relations and plant closings, including the Americans with Disabilities Act, the Age Discrimination in Employment Act, ERISA, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the National Labor Relations Act, the Occupational Safety and Health Act and Title VII of the Civil Rights Act of 1964, as amended (collectively, “Labor Laws”). There is no Proceeding relating to any Employee pending by any Governmental Authority against the Company or any of its Subsidiaries for the enforcement of any such Labor Law; and, to the Knowledge of the Company, there is no other Proceeding, investigation or inquiry pending or threatened by any Governmental Authority against the Company or any of its Subsidiaries for the enforcement of any such Labor Law. Neither the Company nor any of its Subsidiaries is a party to or bound by any union or labor organization collective bargaining agreement, nor is any such agreement currently in effect or being negotiated by or on behalf of the Company or any of its Subsidiaries. There is no notice, activity or Proceeding by any labor union, labor organization or other group seeking to represent Employees of the Company or any of its Subsidiaries or to organize any such Employees. Neither the Company nor any of its Subsidiaries is the subject of any pending, or to the Knowledge of the Company, threatened Proceeding, investigation or inquiry asserting that the Company or any of its Subsidiaries has committed any material unfair labor practice or seeking to compel it to bargain with any labor union, labor organization or other group with respect to the Employees of the Company; nor is there pending, or to the Knowledge of the Company, threatened, any labor strike, material dispute, walk out, work stoppage, slow down or lockout involving any Employees. Except as set forth in Section 6.24 of the Company Disclosure Schedule, to the Knowledge of the Company no Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other agreement that may have an adverse effect on (i) the performance by such Employee of any of his duties or responsibilities as an Employee or (ii) any of the businesses or operations of the Company or any of its Subsidiaries.

      6.25     Affiliate Transactions. Except as set forth in the Company SEC Reports, there is no Material Contract or other contract, agreement, commitment or arrangement (whether written or oral) between (a) the Company or any of its Subsidiaries, on the one hand, and (b) any (i) officer or director of the Company or of any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of any class of the voting securities of the Company or (iii) Affiliate of any such officer, director or beneficial owner, on the other hand. There is no contract, agreement, commitment, arrangement or understanding between (a) the Company or any of its Subsidiaries, on the one hand, and (b) any officer or director of the Company or any of its Subsidiaries, on the other hand, relating to the Transactions.

      6.26     Broker’s Fees. Except for the fees and expenses payable to BMO Capital Markets and Stifel, Nicolaus & Company, Incorporated, the Company’s financial advisors, which are reflected in their agreements with the Company, true and correct copies of which have been furnished to Buyer, neither the Company nor any of its Subsidiaries has employed or retained any investment bank, broker, finder, consultant or other intermediary, which would be entitled to any fee or commission from the Company in connection with the Transactions.

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      6.27     Opinions of Financial Advisors. The Board of Directors of the Company has received an opinion of Stifel, Nicolaus & Company, Incorporated to the effect that the Merger Consideration is fair to the stockholders of the Company from a financial point of view, a true and correct copy of which has been provided to Buyer.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

                Except as disclosed in the Buyer Disclosure Schedule (each Section of which qualifies the numbered representation and warranty only), Buyer and Merger Sub hereby represent and warrant to the Company as follows:

      7.1     Corporate Organization, Qualification and Power. Each of Buyer and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and is duly qualified to conduct its business in every other jurisdiction in which its business is conducted, except where failure to be so qualified or licensed would not, individually or in the aggregate, have a Buyer Material Adverse Effect. Each of Buyer and its Subsidiaries has the corporate power to own or lease its respective properties and to carry on its business as now being conducted, wherever located. Except as disclosed on the Buyer Disclosure Schedule, Buyer does not own any interest in any corporation, partnership, proprietorship or any other business entity. Buyer has heretofore made available to the Company true and correct copies of their respective Certificates/Articles of Incorporation and Bylaws.

      7.2     Authorization of Agreement and Merger. Buyer and Merger Sub have the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the Transactions. This Agreement, and the consummation by Buyer and Merger Sub of the Merger and the other Transactions have been duly and validly authorized by the respective Board of Directors of Buyer and Merger Sub and no other corporate proceedings on the part of Buyer or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions.

      7.3     Enforceable Agreement. This Agreement has been duly and validly executed and delivered by Buyer and Merger Sub and, assuming it constitutes the valid and binding agreement of the Company, constitutes a valid and binding obligation of Buyer and Merger Sub, enforceable against each of them according to its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting the enforceability of contractual obligations and creditor’s rights generally and by the application of equitable principles by courts of competent jurisdiction, sitting at law or in equity.

      7.4     No Conflicts, Violations, Breaches or Defaults. The execution and delivery of this Agreement and the performance of the obligations hereunder by Buyer and Merger Sub, including the execution, delivery and performance of any Additional Agreements to which they are a party and the consummation of the Transactions, do not (a) conflict with or result in any breach of any provision of the Certificate/Articles of Incorporation or Bylaws of Buyer or Merger Sub; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, including under the HSR Act, except (i) as requested by an Educational Agency; (ii) pursuant to the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder; (iii) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which Buyer or any of its Subsidiaries is authorized to do business; or (iv) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, have a Buyer Material Adverse Effect; (c) except as would not, individually or in the aggregate, have a Buyer Material Adverse Effect, conflict with or result in a breach or violation of, or constitute a default under, or result in (or create in any party the right to cause) the acceleration of any performance of Buyer or its Subsidiaries under, (i) any Judgment or Law to which they are subject or bound (subject to any consents, approvals, authorizations, permits, filings or notifications required under (b) above) or (ii) any mortgage, bond, indenture, agreement, contract, license or other instrument or obligations to which Buyer and/or its Subsidiaries are subject or bound or (d) result in the creation of any Lien on any of the assets of Buyer or its Subsidiaries which, individually or in the aggregate, would have a Buyer Material Adverse Effect.

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      7.5     Status of Buyer; Control Matters. To the Knowledge of the Buyer, there exist no facts or circumstances attributable to the Buyer or any of its Subsidiaries or its Affiliates set forth in Section 7.5 of the Buyer Disclosure Schedule which would reasonably be expected to cause DOE, or any other Educational Agency whose authorization, consent, or similar approval is required for the consummation of the Transactions or the operation of any Institution or School after the date of Closing, to refuse to deliver such authorization, consent or similar approval, or to impose a condition on such authorization, consent, or similar approval that would cause a failure of the conditions set forth in Section 9.1(c) to be satisfied. Neither the Buyer nor any of its Subsidiaries or its Affiliates set forth in Section 7.5 of the Buyer Disclosure Schedule, nor the respective employees thereof, have been or are subject to any actions, suits, proceedings, investigations, audits, program reviews or claims that would reasonably be expected to prevent or delay the approval of the change in ownership of the Institutions and Schools by any Educational Agency that is required to approve the change or issue an Educational Approval to the Buyer, the Institutions or the Schools as a result of such a change, or to impose a condition on such authorization, consent, or similar approval that would cause a failure of the conditions set forth in Section 9.1(c) to be satisfied. Except as set forth in Section 7.5 of the Buyer Disclosure Schedule, neither Buyer nor any person who exercises substantial control over Buyer (as the term “substantial control” is defined at 34 C.F.R. §§ 600.30) exercises or has exercised substantial control over a postsecondary educational institution. Neither Buyer nor any person who exercises substantial control over Buyer exercises or has exercised substantial control over a postsecondary educational institution or any third-party servicer (as that term is defined at 34 C.F.R. §§ 668.2) that owes a liability for a violation of any requirements of the Title IV Programs. Neither Buyer nor any person who exercises substantial control over Buyer has pled nolo contendere to, or has been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or has been judicially determined to have committed fraud involving funds under the Title IV Programs. Neither Buyer nor any affiliate of Buyer that has the power, by contract or ownership interest, to direct or cause the direction of the management of policies of Buyer has filed for relief in bankruptcy or has entered against it an order for relief in bankruptcy. Buyer does not, and, since the Compliance Date has not, knowingly employed, any individual or entity in a capacity that involves the administration or receipt of funds under the Title IV Programs, or knowingly contracted with any institution or third-party servicer, which has been terminated under the Higher Education Act of 1965, as amended, for a reason involving the acquisition, use or expenditure of federal, state or local government funds, or has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of federal, state or local government funds, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving, federal, state or local government funds.

      7.6     Proxy Statement. None of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement required to be filed in connection with the Transactions (or any amendment or supplement thereto) will at the time of the mailing of the Proxy Statement and at the time of the Company’s Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      7.7     Financing. Buyer and Merger Sub have received a letter from Harris N.A. (the “Bank Commitment Letter”) confirming its commitment, subject to the terms and conditions thereof, to lend up to $35.0 million to Merger Sub. The proceeds from the financing pursuant to the Bank Commitment Letter may be used by Buyer and Merger Sub for purposes of, among other things, consummating the Transactions and providing working capital to the Surviving Company. Buyer and Merger Sub have received a letter (together with the Bank Commitment Letter, the “Financing Commitments”) providing, subject to the terms and conditions thereof, for an aggregate equity contribution by Liberty Capital Partners, Inc. of $76.5 million. A true and correct copy of the Financing Commitments has been delivered to the Company. In the event that the borrowings or amounts subscribed pursuant to the Financing Commitments in amounts sufficient to permit consummation of the Merger under the terms of this Agreement are unavailable for any reason, Buyer and Merger Sub shall use their respective Commercially Reasonable Efforts to obtain replacement financing from alternative sources on terms and conditions that are commercially reasonable.

      7.8     Broker’s Fees. Buyer has not employed or retained any investment bank, broker, finder, consultant or other intermediary, which would be entitled to any fee or commission from Buyer in connection with the Transactions.

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ARTICLE VIII
CONDUCT PENDING THE CLOSING AND COVENANTS

      8.1     Conduct of Business by Company. The Company covenants and agrees that prior to the Effective Time, unless Buyer agrees in writing or as otherwise contemplated by this Agreement, it will conduct its business and day to day operations (including those of any Subsidiary) in the ordinary and usual course of business, consistent with its past custom and practice, and the Company shall use, and cause each of its Subsidiaries to use, Commercially Reasonable Efforts to preserve intact the present business organization, keep available the services of its present officers and key Employees, and preserve the existing business relationships of the Company and its Subsidiaries. Without limiting the generality of the foregoing, except as set forth in Section 8.1 of the Company Disclosure Schedule, the Company specifically agrees that, prior to the Effective Time, unless Buyer otherwise agrees in writing or as otherwise contemplated by this Agreement, neither the Company nor any of the Company’s Subsidiaries will:

                   (a)     except (i) upon the exercise pursuant to the Option Plans of Options that have been granted prior to the date hereof and are set forth in Section 6.2 of the Company Disclosure Schedule and (ii) up to 1,500 shares of Company Stock to be issued pursuant to the Company’s 2003 Restated Employee Stock Purchase Plan in respect of elections made prior to the date hereof, authorize for issuance, issue, deliver, sell or dispose of, pledge or otherwise encumber (A) any additional shares of capital stock of any class, or any securities or rights convertible into, exchangeable for or creating the right to subscribe for any share of capital stock, or any rights, warrants, options, calls, or any other agreement of any kind to purchase or acquire any share of capital stock or such securities, or (B) any securities exchangeable for, in respect of, or in substitution for Company Stock, including, in the case of clauses (A) and (B), under the Company’s 2003 Restated Employee Stock Purchase Plan, it being understood that from and after the date hereof, no such shares or securities in excess of 1,500 shares of Company Stock shall be issued under the Company’s 2003 Restated Employee Stock Purchase Plan;

                   (b)     except pursuant to existing employee benefit plans, redeem, purchase or otherwise acquire any of its outstanding capital stock;

                   (c)     split, combine, subdivide or reclassify any share of its capital stock, or declare, set aside or pay any dividend, or make any distribution, on its capital stock;

                   (d)     amend the Company’s Certificate of Incorporation or Bylaws;

                   (e)     adopt a plan of liquidation, dissolution, merger (other than the Merger), consolidation, restructuring, or other reorganization of the Company, or any Subsidiary, or alter in any manner the corporate structure or ownership of the Company or any Subsidiary;

                   (f)     except acquisitions that are not individually or in the aggregate material to the Company or any Subsidiary of the Company and in the ordinary course of business, consistent with past practice, make any acquisition, through merger, consolidation or otherwise;

                   (g)     (i) incur, assume, modify or prepay any indebtedness, obligations or liabilities for borrowed money, (ii) incur, assume, modify or prepay any other obligations or liabilities which exceed $250,000 individually or $1,000,000 in the aggregate, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person other than a Subsidiary of the Company or (iv) make any loans, advances or capital contributions to, or investments in, any other Person, other than to any Subsidiary of the Company;

                   (h)     transfer, lease, license, sell, mortgage, pledge, dispose of, encumber or subject to any Lien, any assets outside the ordinary course of business and consistent with past practice, other than any dispositions that are not individually or in the aggregate material to the Company or any Subsidiary of the Company;

                   (i)      take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at the Effective Time;

                   (j)      except as permitted by Section 8.2, take any action that would, or that would reasonably be expected to, cause any condition to Closing, as set forth in Article IX hereof, to not be satisfied;

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                   (k)     pay, satisfy, discharge or, except as required by Law, settle any material claim, liabilities or obligations (absolute, accrued, contingent or otherwise), other than in the ordinary course of business and consistent with past practice or pursuant to mandatory terms of any Material Contract in effect on the date hereof;

                   (l)     modify or amend, or waive any material benefit under any Material Contract;

                   (m)    permit any material insurance policy naming the Company or any Subsidiary of the Company as a beneficiary or a loss payee to be canceled or terminated other than in the ordinary course of business and consistent with past practice;

                   (n)     adopt, enter into, terminate or, except as required by Law, amend any employee plan, agreement, contract, arrangement or other Company Benefit Plan (provided that nothing herein is intended to prevent the Company or any of its Subsidiaries from hiring or firing Employees in the ordinary course of business and consistent with past practice), (ii) increase in any material manner the compensation or fringe benefits of, or pay any material bonus to, any director, officer or Employee of the Company or any of its Subsidiaries, or (iii) except pursuant to Section 5.2 hereof, take any action to fund or in any other way secure, or to accelerate or otherwise remove restrictions with respect to, the payment of compensation or benefits under any Company Benefit Plan;

                   (o)     make any material change in its accounting or Tax policies or procedures, except as required by changes in U.S. GAAP or as required by Law;

                   (p)     settle any Proceeding which such settlement results in payments to or by the Company and its Subsidiaries in excess of $75,000 individually or $100,000 in the aggregate;

                   (q)     except in the ordinary course of business, incur any costs or make any expenditures relating to or in connection with advertising and promotion, research and development or any capital expenditures relating to the business of the Company;

                   (r)     make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Effective Time or decreasing any Tax attribute of the Company or its Subsidiaries existing on the Effective Time; or

                   (s)     authorize, propose or announce an intention to do any of the foregoing, or enter into any contract or agreement to do any of the foregoing.

      8.2     Acquisition Proposals. Neither the Company nor any Subsidiary of the Company nor any of their respective officers, directors or Employees shall, and the Company shall direct and cause its and such Subsidiaries’ officers, directors and Employees not to, directly or indirectly, (a) initiate, solicit, encourage or otherwise take any action to facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal or (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, or afford access to any of the properties, assets or books and records of the Company or any of its Subsidiaries to, or enter into any agreement, commitment or arrangement with, any Person relating to an Acquisition Proposal; provided, however, that, so long as the Company has not breached in any material respect any of its obligations under this Section 8.2 or Section 8.3, nothing contained in this Agreement shall prevent the Company, its directors, officers, or Representatives, prior to the approval and adoption of this Agreement and the transaction contemplated hereby at the Company’s Stockholder Meeting, from (i) providing information in response to a request therefor by a third party who has made an unsolicited written bona fide Acquisition Proposal to acquire all of the issued and outstanding Company Stock, or all or substantially all of the Company’s assets, if the Board of Directors of the Company receives from the third party so requesting such information an executed confidentiality agreement and contemporaneously provides such information to Buyer; (ii) engaging in any negotiations or discussions with any third party who has made an Acquisition Proposal described in clause (i) above; or (iii) withdrawing or modifying in a manner adverse to Buyer or Merger Sub its recommendation in favor

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of the Merger and this Agreement or recommending to the stockholders of the Company an Acquisition Proposal described in clause (i) above if, in each such case referred to in clause (i) or clause (ii) above, the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel) that taking such action is required in order to comply with the fiduciary duties of the members of the Board of Directors of the Company under applicable Law, and in each such case referred to in clause (iii) above, (A) the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel) that taking such action is required in order to comply with the fiduciary duties of the members of the Board of Directors of the Company under applicable Law and (B) the Board of Directors of the Company determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal referred to in clause (iii) above constitutes a Superior Proposal. The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations by the Company or any Subsidiary of the Company, or any of their respective officers, directors or Employees with any parties conducted heretofore with respect to any Acquisition Proposal. The Company shall (y) as promptly as reasonably practicable (but in no event later than the day after receipt) notify Buyer if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any such third party and (z) identify the terms and conditions of any Acquisition Proposal (including any subsequent changes, modifications and amendments thereto) and the identity of the third party making such Acquisition Proposal. Nothing contained in this Agreement shall prohibit the Company or the Board of Directors of the Company from taking and disclosing to the Company’s stockholders a position with respect to a tender offer or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act with respect to any Acquisition Proposal. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party.

      8.3     Stockholders’ Approval.

                  (a)     In accordance with any applicable Law, the Company’s Certificate of Incorporation and Bylaws, the Company shall call and hold the Company’s Stockholder Meeting, and the Company shall hold such Company’s Stockholder Meeting as promptly as reasonably practicable after the date on which the Proxy Statement is cleared by the SEC. The Company shall solicit from the stockholders of the Company proxies in favor of the Merger and shall take all other reasonable action necessary or advisable to secure the vote or consent of the stockholders of the Company required by the DGCL and the Company’s Certificate of Incorporation and Bylaws to approve and adopt this Agreement and the Merger. Except as permitted by and in accordance with the provisions of Section 8.2, the Board of Directors of the Company may not withdraw or modify in a manner adverse to Buyer or Merger Sub its approval or recommendation of this Agreement or the Merger, or state publicly its intent to do so, or approve or recommend any Acquisition Proposal to the stockholders of the Company, or state publicly its intent to do so, or resolve to take any of the foregoing actions. The Board of Directors of the Company shall submit this Agreement to the stockholders of the Company for approval and adoption whether or not the Board of Directors of the Company at any time withdraws or modifies its recommendation in favor of the Merger and this Agreement in compliance with this Agreement.

                  (b)     As promptly as reasonably practicable after the date of this Agreement, the Company shall prepare and file with the SEC, and shall use its Commercially Reasonable Efforts to have cleared by the SEC, the Proxy Statement in connection with the Company’s Stockholder Meeting. The Company, Buyer and Merger Sub each shall promptly and timely provide all information relating to its respective businesses or operations necessary for inclusion in the Proxy Statement to satisfy all requirements of applicable state and U.S. federal securities Laws. The Company and Buyer (with respect to Buyer and Merger Sub) each shall be solely responsible for any statement, information or omission in the Proxy Statement relating to it (and Merger Sub with respect to Buyer) or its Affiliates based upon written information provided by it (or Merger Sub with respect to Buyer) for inclusion in the Proxy Statement. The Company, prior to filing the Proxy Statement or any amendment or supplement thereto, shall have received written approval from Buyer as to any provision which includes any information provided by Buyer pursuant to Section 7.6.

                  (c)     The Company shall notify Buyer of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide a copy of such comments or requests to Buyer promptly after receipt, and shall promptly provide to Buyer copies of all correspondence between the Company or any representative of the

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Company and the SEC. The Company shall give Buyer and its counsel the reasonable opportunity to review and comment on any proposed responses to comments, which review shall be concluded as promptly as possible, but in no event more than three (3) business days after the receipt by Buyer of the Company’s proposed responses to comments or other correspondence to the SEC. If at any time after the date the Proxy Statement is mailed to stockholders and prior to the Company’s Stockholder Meeting any information relating to the Company, Buyer or Merger Sub, or any of their respective Affiliates, officers or directors, is discovered by the Company, Buyer or Merger Sub, which is required to be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and to the extent required by applicable Law, disseminated to the stockholders of the Company. As promptly as reasonably practicable after the Proxy Statement has been cleared by the SEC (or sooner if permitted by applicable Law), the Company shall mail the Proxy Statement to the stockholders of the Company. Unless the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by and in accordance with the provisions of Section 8.2, the Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement.

      8.4     All Reasonable Efforts.

                (a)     Subject to the terms and conditions herein, each of the Parties shall use all Commercially Reasonable Efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective as expeditiously as practicable, the Transactions, including (i) using all Commercially Reasonable Efforts to obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations, filings and submissions, including required approvals by any Educational Agency and under the applicable state Laws and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to the requisite votes of the stockholders of the Company; (ii) providing such information and communications to Governmental Authorities as they may reasonably request and (iii) executing and delivering any additional certificates, agreements, instruments, reports, schedules, statements, consents, documents and information necessary to consummate the Merger, and fully carrying out the purposes of, this Agreement. Each of the Company, Buyer and Merger Sub agrees that, except as otherwise contemplated by this Agreement, it shall not take any action, or fail to take any action, which action or failure to act would reasonably be expected to have a Company Material Adverse Effect or Buyer Material Adverse Effect.

                (b)     In furtherance of and without limitation of the foregoing, each of the Company, Buyer and Merger Sub shall (i) respond as promptly as reasonably practicable to any reasonable inquiries or requests received from any Governmental Authority for additional information or documentation, (ii) promptly notify the other Parties hereto of any written communication to that Party or its Affiliates from any Governmental Authority and, subject to applicable Law, permit the other Parties to review in advance any proposed written communication to any of the foregoing (and consider in good faith the views of the other parties in connection therewith), and (iii) provide the other Parties hereto, subject to applicable Law, with copies of all material correspondence, filings, and communications between them and their Affiliates and their respective Representatives on the one hand, and any Governmental Authority of their respective staffs on the other hand, with respect to this Agreement and the Merger; all with a view towards the prompt completion of the Merger and the other Transactions.

      8.5     Access to/Confidentiality of Information. The Company shall (and shall cause its Subsidiaries and its and their respective officers and directors, and shall direct its Representatives to) afford to Buyer and its Representatives and financing sources, including lenders and potential lenders, access, upon reasonable advance notice and during normal business hours, throughout the period prior to the Effective Time to all of its books, environmental and other correspondence, documents, studies, reports and records and its properties, plants and personnel to do such investigation and assessments as Buyer reasonably deems necessary and, during such period, shall provide promptly to Buyer a copy of each report, schedule and other document filed or received by it pursuant to the requirements of U.S. federal securities Laws and such other documents as Buyer may reasonably request. Unless otherwise required by Law, each Party agrees that it will not, and will cause its Representatives (and in the case of Buyer, its financing sources) not to, use any information obtained pursuant to this Section 8.5 for any

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purpose unrelated to the consummation of the Transactions. No representation or warranty of any Party contained in this Agreement or in any Additional Agreement shall be deemed waived or otherwise affected by any investigation made by any other Party hereto.

      8.6     Publicity. The Parties shall consult with each other and shall mutually agree upon any press releases or public announcement pertaining to the Merger and the other Transactions and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with The NASDAQ Capital Market, in which case the Party proposing to issue such press release or make such public announcement shall use all Commercially Reasonable Efforts to consult in good faith with the other Party before any such issuance or announcement. Notwithstanding any provision hereof to the contrary, Buyer and Merger Sub may disclose any and all information relating to this Agreement and the Transactions, including the Merger, the Company and its Subsidiaries, to their financing sources, including lenders.

      8.7     Indemnification.

              (a)     From and after the Effective Time, Buyer shall, and shall cause the Surviving Company to, indemnify, defend and hold harmless (and advance expenses to the fullest extent permitted under applicable Law provided the Person to whom expenses are advanced provides any undertaking required under applicable Law to repay such advances if it is ultimately determined by a final non-appealable judgment of a court of competent jurisdiction that such Person is not entitled to indemnification) each individual who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company (each individually an “Indemnified Party” and, collectively, the “Indemnified Parties”) to the same extent such Persons are indemnified as of the date of this Agreement by the Company pursuant to any agreements between such Person and the Company and the Company Certificate of Incorporation and Bylaws against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the Indemnified Party (which shall not be unreasonably withheld or delayed) as a result of or in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether criminal, civil or administrative, based on or arising out of the fact that such Person is a director or officer of the Company or any of its Subsidiaries or out of or in connection with activities in such capacity, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or after, the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based on, or arising out of, or pertaining to this Agreement or the Transactions; provided, however, that Buyer and the Surviving Company shall have no obligation hereunder to any Indemnified Party when, as and if a court of competent jurisdiction shall determine in a final non-appealable judgment that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Without limiting the generality or effect of the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought after the Effective Time against any Indemnified Parties (whether arising before or after the Effective Time) and, in the written opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, there may be a conflict of interest between the position of the Surviving Company or Buyer, as applicable, and an Indemnified Party, the Indemnified Parties may retain counsel, which counsel shall be reasonably satisfactory to Buyer and Buyer shall cause the Surviving Company to pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefore are received, provided, however, that (i) the Company and the Indemnified Parties will cooperate in the defense of any such matter and (ii) neither Buyer, the Company nor the Surviving Company shall be liable for any settlement effected without Buyer’s prior written consent (which shall not be unreasonably withheld or delayed). Any Indemnified Party wishing to claim indemnification under this Section 8.7, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify both Buyer and Company (or, after the Effective Time, the Surviving Company) (but the failure to so notify shall not relieve a party from any liability which it may have under this Section 8.7 except and only to the extent such failure materially prejudices such Party). An Indemnified Party shall not be entitled to the indemnification rights provided for in this Section 8.7 with respect to any claim, action, suit, proceeding or investigation against the Company brought by the Indemnified Party (other than a claim against the Company for indemnification for matters brought by a party other than the Indemnified Party and wrongfully denied by the Company).

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                (b)     This Section 8.7 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Company and the Indemnified Parties, shall be binding on all successors and assigns of Buyer and the Surviving Company and shall be enforceable by the Indemnified Parties.

                (c)     For a period of not less than six (6) years from the Effective Time, Buyer shall maintain in effect the current policies of directors and officers liability insurance maintained by the Company and its Subsidiaries (provided that Buyer may substitute therefore policies from a financially capable insurer of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous, or in the event such coverage is provided through Buyer’s insurer it may be on terms and conditions (other than coverage and amounts) consistent with Buyer’s current coverage, or in lieu thereof obtain single limit tail coverage for such period (which shall be purchased by the Company immediately prior to Closing upon the written request of Buyer)), with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that Buyer shall not be required to pay an annual premium for such insurance in excess of one hundred fifty percent (150%) of the last annual premium paid by the Company for such insurance prior to the date hereof (the “Maximum Amount”) (which premium is set forth in Section 8.7(c) of the Company Disclosure Schedule) and if Buyer is unable to obtain the insurance required by this Section 8.7(c), it shall obtain as much comparable insurance as possible for an annual premium equal to the Maximum Amount.

                (d)     The obligations of the Company under this Section 8.7 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section applies without the written consent of such affected Indemnified Party. The rights of each Indemnified Party under this Section 8.7 shall be in addition to any rights such Person may have under the Company Certificate of Incorporation or Bylaws, or under the DGCL or any other applicable Law or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries. All rights to indemnification and all limitations on liability existing in favor of any Indemnified Party as provided in an agreement between any Indemnified Party and the Company or a Subsidiary of the Company as in effect as of the date hereof shall continue in full force and effect in accordance with their terms after the Effective Time.

      8.8     Certain Benefit Plans. The Company’s Board of Directors has adopted resolutions to discontinue the purchase after the date hereof of Company common stock under the Company’s 2003 Restated Employee Stock Purchase Plan.

      8.9     Regulatory and Other Approvals.

                (a)     The Company, with the cooperation of Buyer as and when reasonably requested, shall use Commercially Reasonable Efforts necessary to (i) promptly following the execution of this Agreement, submit a pre-acquisition application to DOE for approval of each Institution to participate in the Title IV Programs following the Merger (“Pre-Closing DOE Review Applications”), (ii) obtain the Pre-Closing Educational Consents set forth in Section 6.6(a)(ii) of the Company Disclosure Schedule, (iii) make any other required pre-closing filings or notifications pertaining to the continuation or renewal of any Educational Approvals following Closing, and (iv) provide such other information and communications to such Governmental Authorities and Educational Agencies or other persons as such Governmental Authorities and Educational Agencies may request in connection with any Education Approval or Pre- or Post-Closing Educational Consent. Each Party will promptly and regularly advise the other Parties concerning the occurrence and status of any material discussions or other communications, whether oral or written, with any Educational Agency, other Governmental Authorities or other third party with respect to any Pre- or Post-Closing Educational Consent, including any difficulties or delays experienced in obtaining any Consent and of any conditions proposed, considered, or requested for any Consent. Buyer shall not contact any Educational Agency or Governmental Authority of the Company prior to Closing with respect to the proposed Merger without the participation and prior consent (which shall not unreasonably be withheld or delayed) of the Company; provided, however, that such prior consent of the Company shall not be required for the Buyer to contact any Educational Agency or Governmental Authority regarding (i) any matters unrelated to the Transactions; or (ii) any matters which pertain solely and exclusively to the Buyer and do not disclose the Transactions. The Company shall provide Buyer, for prior review and comment, each filing proposed to be submitted to any Educational Agency regarding the proposed Merger at least three (3) business days before

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submitting it to the Educational Agency. The Company and Buyer shall use Commercially Reasonable Efforts to ensure that their respective appropriate officers and employees shall be available to attend, as any Educational Agency may reasonably request, any scheduled hearings or meetings in connection with obtaining any Consent.

                (b)     Subject to the terms and conditions herein provided, the Parties shall take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all Commercially Reasonable Efforts to obtain all approvals required by any contract to consummate the Transactions.

      8.10     Stockholder Litigation. The Parties shall cooperate and consult with one another in connection with any litigation against any of them or any of their respective directors, officers or employees relating to this Agreement or the Transactions. In furtherance of and without limiting the generality of the foregoing, (a) each of the Parties shall use its respective reasonable best efforts to prevail in any such litigation so as to permit the consummation of the Transactions in the manner contemplated by this Agreement, (b) the Company shall give Buyer prompt notice and the opportunity to participate in the defense, compromise and settlement of any such litigation, and (c) the Company shall not compromise or settle any such litigation without Buyer’s prior written consent.

      8.11     Supplemental Disclosure. Each Party shall give prompt notice to the other such Parties of, to its Knowledge, (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (i) any representation or warranty of such Party contained in this Agreement to be untrue or incorrect or (ii) any covenant, condition or agreement of such Party contained in this Agreement not to be complied with or satisfied and (b) any failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 8.11 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in Article IX of this Agreement (except as set forth in the next sentence) or otherwise limit or affect the remedies available to any such Party hereunder. The Company shall, from time to time prior to the Closing, promptly supplement or amend Section 6.21 or 6.22 of the Company Disclosure Schedule, or any subsection thereof, with respect to (x) any matter that existed as of the date of this Agreement and should have been set forth in the Company Disclosure Schedule and (y) any matter hereafter arising which, if existing as of the date of this Agreement, would have been required to be set forth in the Company Disclosure Schedule in order to make any representation or warranty set forth in this Agreement true and correct as of such date; provided, however, that, with respect to clause (x) above, any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date of this Agreement for any purpose, unless expressly consented to in writing by Buyer, in Buyer’s sole and absolute discretion; and provided further, that, with respect to clause (y) above, any such supplemental or amended disclosure with respect to any matter that, alone or together with any other matter previously disclosed, has not had and would not reasonably be expected to have a Company Material Adverse Effect shall be deemed to have been disclosed as of the date of this Agreement.

      8.12     Waiver. The Company hereby unconditionally and irrevocably waives all of its rights, remedies and interests in, to and under any and all agreements, arrangements, contracts and understandings, whether written or otherwise, to or by which the Company or its assets or properties are subject or bound, which rights, remedies and interests, whether directly or indirectly, prohibit, restrict or otherwise impair (or would reasonably be expected to prohibit, restrict or impair) the ability of the Company to perform its obligations hereunder or the ability of any party to the Voting Agreements to perform its obligations thereunder or to consummate the transactions contemplated hereby or thereby, including the Merger.

ARTICLE IX
CONDITIONS

      9.1     Conditions to Each Party’s Obligation to Close. The obligations of each of the Parties to consummate the Transactions are subject to satisfaction or, to the extent permitted by Law, mutual waiver, at or prior to the Effective Time of each of the following conditions:

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                (a)     Injunction. There shall not be in effect any Law or any Judgment that prohibits or otherwise restricts consummation of the Transactions; provided, however, that prior to invoking this condition each Party shall use all Commercially Reasonable Efforts to have any such Judgment vacated; and there shall have been no Law enacted or promulgated which would make consummation of the Transactions illegal.

                (b)     Stockholder Approval. This Agreement and the Merger shall have been duly adopted and approved by the stockholders of the Company in accordance with applicable Law and the Company Certificate of Incorporation at the Company’s Stockholder Meeting.

                (c)     Educational Approvals.

                (i)     The Company shall have obtained written responses from DOE to the Pre-Closing DOE Review Applications which responses evidence, in the reasonable judgment of both the Company and Buyer, that (A) the Pre-Closing DOE Review Applications are materially complete; and (B) there is no material impediment to the issuance of a TPPPA to each Institution following the date of Closing; provided, however, subject to Section 9.1(c)(ii), a material impediment shall not include any conditions that may be imposed by DOE concurrently with the issuance of a TPPPA; and provided further that prior to invoking this condition each Party shall use all Commercially Reasonable Efforts to obtain such written responses that include such evidence.

                (ii)     The Buyer shall have received certain reasonable assurances from DOE, as set forth in Section 9.1(c)(ii) of the Buyer Disclosure Schedule, regarding the issuance of a TPPPA or PPPA to any Institution.

                (iii)     The Company and each Institution or School, as appropriate, shall have obtained all Pre-Closing Educational Consents listed on Section 9.1(c)(iii) of the Company Disclosure Schedule.

      9.2     Additional Conditions to the Obligations of Buyer and Merger Sub to Close. The obligations of Buyer and Merger Sub to consummate the Transactions are subject to satisfaction or, to the extent permitted by Law, waiver at or prior to the Effective Time of each of the following conditions:

                (a)     Performance. The Company shall have performed all the obligations required to be performed by it under this Agreement at or prior to the Effective Time.

                (b)     Representations and Warranties. All the representations and warranties made herein by the Company shall have been, and shall be, true and correct in all material respects when made and as of the Effective Time (other than such (i) representations and warranties that are made as of a particular date in which event such representations and warranties shall be true and correct as of such date and (ii) representations and warranties that are qualified by reference to materiality or Material Adverse Effect which shall be true and correct in all respects).

                (c)     Limitation of Dissenting Shares. No more than two percent (2%) of the outstanding Company Shares immediately prior to the Effective Time shall be deemed Dissenting Shares entitled to receive such consideration as determined by Section 5.4.

                (d)     Material Adverse Effect. No change, event, occurrence or state of facts shall exist or shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

                (e)     Certain Actions. There shall not have been instituted or be pending any suit, claim, action or proceeding by or before any Governmental Authority as a result of this Agreement or the Transactions that would reasonably be expected to make consummation of the Transactions illegal or to materially impair the Surviving Company’s ability to conduct its business.

                (f)     Financing. Buyer and Merger Sub shall have obtained, pursuant to the Financing Commitments or otherwise, the funds necessary to consummate the Transactions on the terms set forth herein, including amounts sufficient to pay the Merger Consideration and the Covered Expenses.

                (g)     Ratio. The Company shall have sufficient cash (without borrowing) so that the Acid Test Ratio of the Company at the close of business on the day immediately preceding the date of Closing is greater than 1.0.

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                (h)     Cash on Hand. The Company shall have immediately prior to the Effective Time cash on hand (which for these purposes shall include amounts in respect of Covered Expenses incurred and paid by the Company in an amount up to $1,000,000) in an amount of not less than $6,500,000 in excess of the amount required to satisfy the Acid Test Ratio set forth in Section 9.2(g), and the Company shall have furnished to Buyer a certificate of its Chief Financial Officer, in form and substance satisfactory to Buyer, certifying the fulfillment of the condition set forth in this Section 9.2(h).

                (i)     Termination of Agreements. The following agreements shall have been unconditionally terminated pursuant to an instrument or instruments in form and substance satisfactory to Buyer, without penalty or premium payable by the Company, the Surviving Company, Buyer or Merger Sub: (a) Convertible Preferred Stock Purchase Agreement by and among the Company, James Seward, Cahill, Warnock Strategic Partners Fund, L.P. and Strategic Associates, L.P. dated as of February 25, 1997; (b) Subordinated Debenture and Warrant Purchase Agreements by and among the Company, Cahill, Warnock Strategic Partners Fund, L.P. and Strategic Associates, L.P. dated as of February 25, 1997; (c) Amended and Restated Stockholders’ Agreement between the Company, Cahill Warnock Strategic Partners Fund, L.P, Strategic Associates, L.P., Jack L. Brozman, and Robert F. Brozman Trust Under Agreement Dated December 28, 1989, dated as of November 25, 2002; and (d) Amended and Restated Registration Rights Agreement between the Company, Cahill Warnock Strategic Partners Fund, L.P. and Strategic Associates, L.P., dated January 10, 2003.

                (j)     Consents and Approvals. Other than with respect to Educational Approvals, which are governed by Section 9.1(c), all consents, approvals and authorizations required to be obtained to consummate the Transactions shall have been obtained by the Company from all Governmental Authorities and other third parties, including those set forth in Section 9.2(j) of the Company Disclosure Schedule.

                (k)     Liens. The Company shall have obtained releases, in form and substance reasonably satisfactory to Buyer, of all Liens on its or its Subsidiaries assets and properties, including those set forth in Section 9.2(k) of the Company Disclosure Schedule.

                (l)     Option Waiver. The Company shall have obtained duly executed Option Cancellation and Termination Waivers, in form and substance reasonably satisfactory to Buyer, from each of the holders of Options set forth in Section 9.2(l) of the Company Disclosure Schedule.

      9.3     Deliveries. Buyer shall have received at the Effective Time:

                (a)     a certificate dated the Effective Time and executed by the President or a Vice President of the Company certifying to the fulfillment of the conditions specified in Sections 9.2(a) and (b) and Section 9.1(b); and

                (b)     certified or verified copies of the Articles or Certificate of Incorporation, the Bylaws, and certificates of good standing for the Company and its Subsidiaries, as Buyer may reasonably request.

      9.4     Additional Conditions to the Company’s Obligation to Close. The obligation of the Company to consummate the Transactions is subject to satisfaction or, to the extent permitted by Law, waiver at or prior to the Effective Time of each of the following conditions:

                (a)     Performance. Buyer and Merger Sub shall have performed, in all material respects, all the obligations required to be performed by them under this Agreement at or prior to the Effective Time.

                (b)     Representations and Warranties. All the representations and warranties made herein by Buyer and Merger Sub shall have been, and shall be, true and correct in all material respects when made and as of the Effective Time (other than such (i) representations and warranties that are made as of a particular date in which event such representations and warranties shall be true and correct as of such date and (ii) representations and warranties that are qualified by reference to materiality or Material Adverse Effect which shall be true and correct in all respects).

      9.5      Deliveries. The Company shall have received at or prior to the Effective Time:

                (a)     a certificate dated the Effective Time and executed by the President or a Vice President of Buyer certifying as to Buyer to the fulfillment of the conditions specified in Sections 9.4(a) and (b);

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                (b)     a certificate dated the Effective Time and executed by an authorized officer of Merger Sub certifying as to Merger Sub to the fulfillment of the conditions specified in Sections 9.4(a) and (b); and

                (c)     an executed copy of the Paying Agent Agreement pursuant to Section 5.3.

ARTICLE X
TERMINATION AND REMEDIES

     10.1     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by stockholders of the Company by written notice:

                (a)     by the mutual written consent of Buyer and the Company;

                (b)     by either Buyer or the Company, if:

                (i)     any court of competent jurisdiction in the U.S., or some other Governmental Authority, shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the Party seeking to terminate this Agreement under this Section 10.1(b)(i) shall have used Commercially Reasonable Efforts to remove such, order, decree ruling or action; or

                (ii)     if there shall be any Law enacted, promulgated or issued and deemed applicable to the Merger by any Governmental Authority which would make consummation of the Merger illegal; or

                (iii)     (A)the Merger shall not have been consummated prior to the date that is one hundred eighty (180) days after the date of this Agreement, provided, that the right to terminate this Agreement pursuant to this Section 10.1(b)(iii)(A) shall not be available to any Party whose failure to fulfill any of its obligations under this Agreement results in the failure of the Merger to occur on or before such date; provided further, that neither Party shall have the right to terminate this Agreement under this Section 10.1(b)(iii)(A) if the Merger shall not have been consummated by such date because (y) of the entering prior to such date of an order or any pending action commenced by any applicable federal governmental antitrust authority seeking an order which would have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; or (z) of the failure of the conditions set forth in Section 9.1(c)(iii) to be satisfied by such date; or (B) the Merger shall not have been consummated prior to the first anniversary of the date of this Agreement; or

                (iv)     if the Stockholders of the Company do not adopt and approve this Agreement and Merger at the Company’s Stockholder Meeting (including any adjournment or postponement thereof; provided, however, that the right to terminate the Agreement pursuant to this Section 10.1(b)(iv) shall not be available to any Party whose action, failure to act or breach of this Agreement has been a principal cause of or resulted in the failure of the stockholders of the Company to adopt and approve this Agreement and the Merger).

                (c)     by Buyer, if:

                (i)     there has been a misrepresentation or breach of warranty in any material respect or a failure to perform in any material respect a covenant on the part of the Company with respect to its representations, warranties and covenants set forth in this Agreement (A) of which the Company has been given notice in writing by Buyer, (B) which has not been cured by the Company within thirty (30) days of such notice and (C) which would give rise to the failure of any of the conditions set forth in Article IX of this Agreement; or

                (ii)     the Board of Directors of the Company (w) withdraws or modifies in a manner adverse to Buyer or Merger Sub its approval or recommendation of this Agreement or the Merger, or states publicly its intent to do so, or fails to reconfirm such recommendation within one business day of a written request by Buyer for such reconfirmation, (x) approves or recommends any Superior Proposal to the Stockholders, or states publicly its intent to do so, (y) fails to recommend against the acceptance of any tender offer or exchange offer that constitutes an Acquisition Proposal within ten (10) business days from the commencement thereof (including by means of taking no position with respect to the acceptance thereof by the stockholders), or (z) resolves to take any of the foregoing actions.

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                (d)     by the Company, if:

                (i)     there has been a misrepresentation or breach of warranty in any material respect or a failure to perform in any material respect a covenant on the part of Buyer with respect to its representations, warranties and covenants set forth in this Agreement (A) of which Buyer has been given notice in writing by the Company, (B) which has not been cured by Buyer within thirty (30) days of such notice and (C) which would give rise to the failure of any of the conditions set forth in Article IX of this Agreement; or

                (ii)     prior to the approval and adoption of this Agreement and the Transactions at the Company’s Stockholder Meeting, the Board of Directors of the Company authorizes the Company to enter into a definitive acquisition, merger or similar agreement with respect to any Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 10.1(d)(ii) unless (A) three (3) business days shall have elapsed after delivery to Buyer of a written notice of such authorization by the Board of Directors of the Company and, during such three (3) business day period, the Company shall have reasonably cooperated with Buyer, including informing Buyer of the terms and conditions of such Superior Proposal and the identity of the Person or group making such Superior Proposal, with the intent of enabling Buyer to agree to a modification of the terms and conditions of this Agreement so that the Transactions may be effected, and (B) at the end of such three (3) business day period, the Board of Directors of the Company shall continue reasonably to believe that such Acquisition Proposal constitutes a Superior Proposal and promptly thereafter the Company shall enter into a definitive acquisition, merger or similar agreement to effect such Superior Proposal; and provided, further, that the Company may only exercise its right to terminate this Agreement pursuant to this Section 10.1(d)(ii) only if the Company has complied with its obligations under Section 8.2 and simultaneously paid the amounts payable under Section 10.2(b).

     10.2     Effect of Termination.

                (a)     In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no further effect, without any liability on the part of any Party hereto or its Affiliates, directors, officers or stockholders, provided that, notwithstanding the foregoing, the provisions of Section 8.6, this Section 10.2 and Article XI shall survive such termination and shall continue to be of binding effect. Nothing contained in this Section 10.2 shall relieve any Party from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                (b)     In the event of the termination of this Agreement by (i) the Company pursuant to Section 10.1(d)(ii), (ii) the Company pursuant to Section 10.1(b)(iii) or (iv) due to the failure of the Company’s stockholders to approve and adopt this Agreement or the Merger or (iii) Buyer pursuant to Section 10.1(c)(ii) and, solely with respect to this clause (iii), (A) at such time there exists an Acquisition Proposal from a third party for the Company and (B) within twelve (12) months of the termination of this Agreement, the Company enters into a definitive agreement or consummates a transaction with such third party with respect to an Acquisition Proposal, then the Company shall pay to Buyer an amount equal to the sum of $3,250,000 plus the amount of Covered Expenses (up to $1.5 million) incurred by Buyer and Merger Sub. Any payment required to be paid pursuant to this Section 10.2(b) shall be made: (x) in the case of termination pursuant to Section 10.1(d)(ii), prior to, and as a condition precedent to the effectiveness of the termination of this Agreement; (y) in the case of termination pursuant to any Section 10.1(c)(ii), within one business day after the Company enters into a definitive agreement or consummates a transaction; and (z) in the case of any other termination for which a payment is to be paid pursuant to this Section 10.2(b), within two (2) business days after such termination.

                (c)     In the event of a termination of this Agreement by the Company pursuant to Section 10.1(d)(i), Merger Sub shall pay to the Company, within five (5) business days after such termination, $500,000 in respect of the Covered Expenses incurred by the Company.

     ARTICLE XI
GENERAL PROVISIONS

     11.1     Expenses. Except as otherwise provided in Section 10.2(b), all Covered Expenses shall be paid by the Party incurring such Covered Expenses.

39

     11.2     Nonsurvival. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article XI. Nothing in this Section 11.2 shall relieve any party for any breach of any representation, warranty, covenant or other agreement in this Agreement occurring prior to termination.

     11.3     Modification or Amendment. This Agreement may be amended by an instrument in writing executed and delivered on behalf of each of the parties hereto, at any time prior to the Effective Time, subject to the provisions of the DGCL; provided, however, that after approval of this Agreement by the stockholders of the Company, no amendment shall be made which by Law requires further approval by such stockholders without such further approval.

     11.4     Waiver. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived, at any time prior to the Effective Time, by such party in whole or in part to the extent permitted by Law. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in writing signed on behalf of such party, and shall not be inferred by the failure of any such party to assert any of its rights hereunder. Waiver of any provision of this Agreement or of any breach hereof shall be a waiver of only said specific provision or breach and shall not be deemed a waiver of any other provision or any future breach hereof.

     11.5     Notices. All notices, documents, or other communications to be given hereunder shall be in writing and shall be deemed validly given if delivered by messenger, facsimile transmission (with a confirming copy sent by overnight courier), or express overnight delivery, or sent by certified mail, return receipt requested, as follows:

If to the Company, to

Jack L. Brozman
President and Chief Executive Officer
Concorde Career Colleges, Inc.
5800 Foxridge Drive
Mission, Kansas 66202
Telephone: (913) 831-9977
Telecopier: (913) 831-6460

with a copy to:

Thomas W. Van Dyke, Esquire
Bryan Cave LLP
3500 One Kansas City Place
1200 Main Street
Kansas City, Missouri 64105
Telephone: (816) 374-3200
Telecopier: (816) 374-3300

If to Buyer or Merger Sub, to

Liberty Partners Holdings 28 LLC
c/o Liberty Partners
1177 Avenue of the Americas
34th Floor
New York, New York 10036
Telephone: (212) 541-7676
Telecopier: (212) 649-6076
Attention: G. Michael Stakias

40

with a copy to:

Ronald Fisher, Esquire
Blank Rome LLP
One Logan Square
Philadelphia, Pennsylvania 19103
Telephone: (215) 569-5500
Telecopier: (215) 569-5555

or such other Persons or addresses as may be designated in writing by the party to receive such notice. Any notice delivered by messenger shall be deemed received when such delivery is tendered; notices sent by facsimile transmission shall be deemed received upon faxed confirmation of receipt; notices mailed in the manner provided above, shall be deemed received on the third (3rd) day after such are postmarked; and notices delivered by other methods shall be deemed received when actually received by the addressee or its authorized agent.

     11.6     Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without giving effect to the principles of the conflicts of law thereof.

     11.7     Entire Agreement. This Agreement, including the Additional Agreements, constitute the entire agreement and understanding of the parties with respect to the Transactions and supersedes any and all prior agreements and understandings relating to the subject matter hereof.

     11.8     Binding Effect. This Agreement shall be binding upon and inure solely to the benefit of the Parties, and their respective successors and assigns, to the extent allowed hereby. Nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Section 8.7 shall inure to the benefit of and be enforceable by the Indemnified Parties.

     11.9     Assignment. Neither this Agreement nor any rights, interests, remedies or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties hereto, except that (a) Buyer may assign any or all of its rights, interests, remedies, or obligations hereunder to any of its wholly owned Subsidiaries without the prior written consent of the other Parties hereto and (b) Buyer or Merger Sub may assign any or all of its rights, interests, remedies, or obligations hereunder in connection with the financing contemplated by the Transactions without the prior written consent of the other Parties hereto.

     11.10     Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

     11.11     Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

***************

41

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement and Plan of Merger to be executed and delivered by their respective duly authorized officers as of the date first above written.

COMPANY:
CONCORDE CAREER COLLEGES, INC.

By:	/s/ Jack L. Brozman
Name: Jack L. Brozman
Title: President and Chief Executive Officer

BUYER:
LIBERTY PARTNERS HOLDINGS 28 LLC

By:	Liberty Partners, L.P., its Sole Manager

By: PEB Associates, Inc., its General Partner

	By:	/s/ G. Michael Stakias
Name: G. Michael Stakias
Title: President

MERGER SUB:
TEACH ACQUISITION CORPORATION

By:	/s/ Yvonne V. Marsh
Name: Yvonne V. Marsh
Title: Vice President and Secretary

June 20, 2006

The Board of Directors
Concorde Career Colleges, Inc.
5800 Foxridge Drive
Suite 500
Mission, KS 66202

Members of the Board:

Stifel, Nicolaus & Company, Incorporated (“Stifel” or “we”) has been advised that Concorde Career Colleges, Inc. (“Concorde” or the “Company”) is considering entering into an Agreement and Plan of Merger (the “Merger Agreement”) with Liberty Partners Holdings 28 LLC (“Liberty” or the “Buyer”) and Teach Acquisition Corporation (“Merger Sub”) pursuant to which (a) Merger Sub shall be merged with and into the Company, (b) the separate existence of Merger Sub shall thereupon cease, and (c) the Company shall be the survivor of the Merger and, as the surviving company, shall continue its corporate existence as a wholly owned subsidiary of Buyer, all on such terms and conditions more fully set forth in the Merger Agreement (the “Merger”). Pursuant to the Merger, all shares of the Company’s common stock, $0.10 par value per share (“Common Stock”) shall be automatically canceled and cease to exist, and each holder of shares of Common Stock (with the exception of Dissenting Shares (as defined in the Merger Agreement), shares owned by Buyer or any direct or indirect wholly owned Subsidiary (as defined in the Merger Agreement) of Buyer, or treasury shares, “Shares”) shall thereafter cease to have any rights with respect to such Shares, except the right to receive from Liberty in exchange for such Shares an amount of $19.80 in cash per Share, subject to adjustment and on terms and conditions more fully set forth in the Merger Agreement (the “Per Share Consideration”).

You have requested Stifel’s opinion, as investment bankers, as to the fairness, from a financial point of view, to the holders of Shares of the Per Share Consideration to be received by such holders from Liberty in the Merger pursuant to the Merger Agreement (the “Opinion”).

In rendering our Opinion, we have, among other things:

                (i)     reviewed and analyzed a draft copy of the Merger Agreement dated June 20, 2006;

                (ii)     reviewed and analyzed the audited consolidated financial statements of Concorde included in its Annual Report on Form 10-K for the year ended December 31, 2005 and the unaudited consolidated financial statements of Concorde included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

                (iii)     reviewed the reported prices and trading activity of the publicly traded common equity securities of Concorde;

                (iv)     reviewed and analyzed certain other publicly available information concerning Concorde;

                (v)     reviewed certain non-publicly available information concerning Concorde, including internal financial analyses and forecasts prepared by its management and held discussion with Concorde’s senior management regarding recent developments;

                (vi)     reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we considered relevant to our analysis;

                (vii)     reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis;

                (viii)     conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our opinion; and

                (ix)     took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our knowledge of the education services industry generally.

Board of Directors – Concorde Career Colleges, Inc.
June 20, 2006

In rendering our Opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel, by or on behalf of Concorde, or that was otherwise reviewed by Stifel and have not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to us by Concorde we have assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of Concorde as to the future operating and financial performance of Concorde and that they provided a reasonable basis upon which we could form our opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

We also assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of Concorde since the date of the last financial statements made available to us. We have discussed the Company’s accreditation and regulatory standing with management but have not reviewed documentation related thereto. We did not make or obtain any independent evaluation, appraisal or physical inspection of Concorde’s assets or liabilities. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel assumes no responsibility for their accuracy. We relied on advice of Concorde’s counsel as to certain legal matters with respect to Concorde, the Agreement and the transactions and other matters contained or contemplated therein. We have assumed, with your consent, that there are no factors that would delay or subject to any adverse conditions any necessary governmental approval and that all conditions to the Merger will be satisfied and not waived. In addition, we have assumed that the definitive Merger Agreement will not differ materially from the draft we reviewed. We have also assumed that the Merger will be consummated substantially on the terms and conditions described in the Merger Agreement, without any waiver of material terms or conditions by the Company, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have an adverse effect on the Company.

Our Opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It is understood that subsequent developments may affect the conclusions reached in this Opinion and that Stifel does not have any obligation to update, revise or reaffirm this Opinion. Our Opinion is directed to the Board of Directors of Concorde (the “Board”) for its information and assistance in connection with its consideration of the financial terms of the Merger and does not constitute a recommendation to the Board as to how the Board should vote on the Merger or to any shareholder of Concorde as to how such shareholder should vote at any shareholders’ meeting at which the Merger is considered or whether or not any shareholder should enter into a voting or shareholders’ agreement with respect to the Merger. Additionally, the Opinion does not compare the relative merits of the Merger with any other alternative transaction or business strategy which may have been available to the Company and does not address the underlying business decision of the Board or the Company to proceed with or effect the Merger. The Opinion also does not address or opine on the tax consequences of the Merger to the holders of Shares. Stifel has not been involved in structuring or negotiating the Merger, the Merger Agreement or any related agreements and we were not requested to explore alternatives to the Merger or solicit the interest of any other parties in pursuing transactions with the Company.

Stifel, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board and will receive a fee upon the delivery of this Opinion that is not contingent upon consummation of the Merger. Stifel will not receive any other compensation in connection with the Merger. In addition, Concorde has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of its business, Stifel makes a market in Concorde’s equity securities and actively trades equity securities of Concorde for its own account and for the accounts of its customers and, accordingly, may, at any time, hold a long

Board of Directors – Concorde Career Colleges, Inc.
June 20, 2006

or short position in such securities. In the past, the prior owner of part of the Stifel Nicolaus Capital Markets business has provided investment banking services to Concorde for which it received customary fees and Stifel Nicolaus may provide investment banking and other brokerage services to the Company or the Buyer in the future.

Except as required by applicable law, including without limitation federal securities laws, our Opinion may not be published or otherwise used or referred to, nor shall any public reference to Stifel be made, without our prior written consent; provided that this Opinion may be included in its entirety in any proxy statement or registration statement filed by Concorde with the Securities and Exchange Commission with respect to the Merger in accordance with the terms and conditions of Stifel’s engagement letter agreement with Concorde.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Per Share Consideration to be received by the holders of the Shares from Liberty in the Merger pursuant to the Merger Agreement is fair to such holders, from a financial point of view.

Very truly yours,

STIFEL, NICOLAUS & COMPANY, INCORPORATED

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
RIGHTS OF DISSENTING STOCKHOLDERS

§ 262. Appraisal rights.

           (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

           (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

           (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

           (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

           (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

           (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

           (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

           (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

           (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

           (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

           (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

           (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

CONCORDE CAREER COLLEGES, INC.
MISSION CORPORATE CENTRE
5800 FOXRIDGE - SUITE 500
MISSION, KS 66202-2374

YOUR VOTE IS IMPORTANT !
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by Concorde Career Colleges, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Concorde Career Colleges, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CONCO1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONCORDE CAREER COLLEGES, INC.

Vote on Proposals

The Board of Directors recommends a vote FOR proposals 1 and 2.
			For	Against	Abstain
1.

To approve and adopt the Agreement and Plan of Merger, dated as of June 21, 2006, by and among Concorde Career Colleges, Inc., Liberty Partners Holdings 28, LLC, and Teach Acquisition Corporation, as it may be amended from time to time.

			☐	☐	☐

2.

To adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve and adopt the Agreement and Plan of Merger described in Proposal 1.

The Board of Directors recommends a vote FOR proposals 1 and 2.
Where no voting instructions are given but the proxy card is signed and returned, the shares represented by this proxy will be VOTED FOR proposals 1 and 2.
Each signatory to this proxy card acknowledges receipt from Concorde Career Colleges, Inc. prior to the execution of this proxy card of a Notice of Special Meeting of Stockholders and a Proxy Statement dated July 21, 2006.

NOTE:

Please sign exactly as your name appears on this proxy. When stock is registered jointly, all owners must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign in full corporate name by the President or other authorized officer. If signer is a partnership, please sign in partnership name by an authorized person.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

CONCORDE CAREER COLLEGES, INC.
SPECIAL MEETING OF STOCKHOLDERS
August 24, 2006
THIS PROXY AND EACH OF THE PROPOSALS ARE SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS

     The undersigned hereby appoints Jack L. Brozman and Lisa M. Henak, jointly and individually, as Proxies with full power of substitution, to vote the shares of common stock which the undersigned is entitled to vote at the Special Meeting of Stockholders of Concorde Career Colleges, Inc. to be held August 24, 2006 at 10:00 a.m., Central Time, at the executive offices of Concorde Career Colleges, Inc. located at 5800 Foxiridge Drive, Suite 500, Mission, Kansas 66202-2374 (including adjournments and postponements), with all the powers the undersigned would possess if personally present. The undersigned hereby revokes all proxies previously given by the undersigned with respect to the shares covered hereby.

     This Proxy is solicited on behalf of the Board of Directors. This proxy is revocable and the shares represented by this Proxy will be voted as directed by the undersigned. The Board of Directors of Concorde Career Colleges, Inc. recommends a vote FOR proposals 1 and 2. If this Proxy is signed and returned and does not specify a vote on the proposal, the Proxy will be voted in accordance with the recommendations of the Board of Directors. If any other business is properly presented at the Special Meeting, this Proxy, if properly executed, will be voted by those named in this Proxy at their discretion. As of the date of the Proxy Statement, the Board of Directors did not know of any other business to be presented at the Special Meeting.